     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 18, 1999



                                                      REGISTRATION NO. 333-78165

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ---------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          ---------------------------
                              KINDER MORGAN, INC.
               (Exact Name of Registrant as specified in charter)

           DELAWARE                          4613                         43-1761550
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)       Identification Number)


                           1301 MCKINNEY, SUITE 3400

                              HOUSTON, TEXAS 77010
                                 (713) 844-9500
  (Address, including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               JOSEPH LISTENGART
                              KINDER MORGAN, INC.

                           1301 MCKINNEY, SUITE 3400

                              HOUSTON, TEXAS 77010
                                 (713) 844-9500
  (Name and Address, Including Zip Code, and Telephone Number, Including Area
                          Code, of Agent for Service)

                          ---------------------------
                    Please send copies of communications to:

                DAVID L. RONN                               MICHAEL ROSENWASSER
        BRACEWELL & PATTERSON, L.L.P.                      ANDREWS & KURTH L.L.P.
          SOUTH TOWER PENNZOIL PLACE                          805 THIRD AVENUE
       711 LOUISIANA STREET, SUITE 2900                   NEW YORK, NEW YORK 10022
          HOUSTON, TEXAS 77002-2781                            (212) 850-2800
                (713) 221-1352

                          ---------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                          ---------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  Subject To Completion. Dated June 18, 1999.


[Kinder Morgan LOGO]            7,250,000 Shares

                              KINDER MORGAN, INC.

                                  Common Stock

                          ---------------------------


       This is an initial public offering by Kinder Morgan, Inc. of 7,250,000 shares of common stock. Kinder Morgan, Inc. is the sole stockholder of Kinder Morgan G.P., Inc., the general partner of Kinder Morgan Energy Partners, L.P., a publicly-traded limited partnership that manages a diverse group of assets used in the transportation, storage and processing of energy products.



     Before the offering, there has been no public market for our common stock. We currently estimate that the initial public offering price per share of common stock will be between $18.00 and $20.00. We intend to list our common stock on the New York Stock Exchange under the symbol "KMI".



     SEE "RISK FACTORS" ON PAGE 9 TO READ ABOUT IMPORTANT FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON STOCK.


                          ---------------------------


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                          ---------------------------


                                                              Per Share    Total
                                                              ---------   --------
Initial public offering price...............................  $           $
Underwriting discount.......................................  $           $
Proceeds, before expenses, to us............................  $           $



     The underwriters may, under various circumstances, purchase up to an additional 1,087,500 shares of common stock from us at the initial public offering price less the underwriting discount.




                          ---------------------------


     THE UNDERWRITERS EXPECT TO DELIVER THE SHARES IN NEW YORK, NEW YORK ON
            , 1999.



GOLDMAN, SACHS & CO.                                    PAINEWEBBER INCORPORATED

                          ---------------------------


                      Prospectus dated             , 1999.

                               INSIDE FRONT COVER


 [SCHEMATIC DIAGRAM OF ROLE OF KINDER MORGAN ENERGY PARTNERS IN TRANSPORTATION
                        AND STORAGE OF ENERGY PRODUCTS.]

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements.


     We are the sole stockholder of Kinder Morgan G.P., Inc., the general partner of Kinder Morgan Energy Partners, L.P., a publicly-traded limited partnership that manages a diverse group of assets used in the transportation, storage and processing of energy products. We plan to implement an aggressive growth strategy to pursue strategic acquisitions of those same types of assets and businesses, both on our own and in cooperation with Kinder Morgan Energy Partners. We have had discussions with several potential acquisition candidates and intend to move quickly toward the advancement of our acquisition strategy.



     Our current earnings and cash flow are generated solely from cash distributions received from Kinder Morgan G.P., Inc., which are in turn generated by the operations of Kinder Morgan Energy Partners, its operating limited partnerships and its subsidiaries. We expect those revenues to grow due to Kinder Morgan Energy Partners' growth-oriented strategy and Kinder Morgan G.P., Inc.'s right to an incentive cash distribution under Kinder Morgan Energy Partners' partnership agreement.



     The incentive cash distribution provides Kinder Morgan G.P., Inc. a percentage of the cash distributions made by Kinder Morgan Energy Partners, which percentage increases up to 50%, as distributions to the common unitholders of Kinder Morgan Energy Partners increase. At Kinder Morgan Energy Partners' current per unit distribution, Kinder Morgan G.P., Inc.:



     - receives approximately 29% of the cash distributed by Kinder Morgan Energy Partners to its partners, which percentage consists of 27% from the incentive cash distribution and 2% from the 2% general partner interest in Kinder Morgan Energy Partners and its operating limited partnerships; and



     - pursuant to the incentive cash distribution, shares equally, at the maximum 50% level, with the common units in any increase in Kinder Morgan Energy Partners' per unit cash distribution; each $0.01 increase in the per common quarterly unit distribution of Kinder Morgan Energy Partners results in Kinder Morgan G.P., Inc.'s receipt of an additional $488,157 based on the 48,815,690 common units currently outstanding.



     For a detailed description of the incentive cash distribution, see "Material Provisions of Kinder Morgan Energy Partners' Partnership Agreement -- Cash Distribution Policy," on page 78.



     Our management, in its capacity as the management of Kinder Morgan G.P., Inc., has an established track record of making acquisitions for and efficiently managing the operations of Kinder Morgan Energy Partners. Since our acquisition of Kinder Morgan G.P., Inc. in February 1997, Kinder Morgan Energy Partners has increased the per unit quarterly cash distribution to its common unitholders by over 120%, from $0.315 to $0.70. We intend to implement the same strategy of strategic acquisitions, cost cuts and enhanced utilization of assets.



     Since we are a corporation rather than a partnership, we believe we will have the flexibility to pursue acquisitions which may not be suitable for or available to Kinder Morgan Energy Partners. For example, we may pursue acquisitions of companies that Kinder Morgan Energy Partners could not pursue due to:


     - the nature of the target companies' income jeopardizing Kinder Morgan Energy Partners' partnership tax status; or

     - the target companies' stockholders unwillingness to accept Kinder Morgan

       Energy Partners' limited partnership units as purchase consideration.



     We may divide purchased assets between Kinder Morgan Energy Partners and us as appropriate after we consider each entity's different characteristics and strategies. This enhanced flexibility should permit Kinder Morgan Energy
Partners:


     - to make acquisitions it could not otherwise make; and


     - to increase its asset base to generate additional cash for distributions to its partners including us.



     Kinder Morgan Energy Partners is the largest publicly-traded pipeline limited partnership in the United States and has the second largest products pipeline system based on volumes delivered. As an operator of assets used in the transportation, storage and processing of energy products, Kinder Morgan Energy Partners does not trade or market energy commodities and therefore is not subject to risks relating to fluctuations in prices of these commodities. Kinder Morgan Energy Partners is divided into three reportable business segments:



     - Pacific operations that consist of approximately 3,300 miles of pipelines which transport over one million barrels per day of refined petroleum products to some of the fastest growing population centers in the United States, including Los Angeles, San Diego and Orange County California; the San Francisco Bay area; Las Vegas, Nevada and Tucson and Phoenix, Arizona;



     - Mid-continent operations that consist of:



       - interests in refined petroleum products and natural gas liquids pipelines;



       - interests in carbon dioxide production, transportation and marketing;
         and



       - natural gas processing facilities; and



     - bulk terminals that consist of 24 bulk terminals which handle over 40 million tons of dry and liquid bulk products annually.

     Kinder Morgan Energy Partners' objective is to increase unitholder distributions through:

     - the reduction of operating expenses;

     - better utilization and expansion of its asset base; and


     - selective, strategic acquisitions that help increase distributions to its partners.

                            SUMMARY OF RISK FACTORS



                         RISKS RELATED TO OUR BUSINESS



     - We rely on Kinder Morgan Energy Partners for all of our revenues.



     - The restrictions in our credit facility may prevent us from taking advantage of potentially beneficial transactions or restrict our ability to pay dividends.



     - You will experience immediate and substantial dilution of your shares.



     - Thirty-two million seven hundred fifty thousand shares, or 81.88%, of our total outstanding shares are restricted from immediate resale but may be sold in the future. These sales could cause the market price of our common stock to drop significantly, even if our business is doing well.



     - Our governing documents, other agreements and the presence of controlling stockholders may frustrate beneficial transactions.



                     RISKS RELATED TO CONFLICTS OF INTEREST



     - The fiduciary duties of our officers and directors may conflict with those of Kinder Morgan G.P., Inc.



     - The similarity of our acquisition strategy to the strategy of Kinder Morgan Energy Partners creates conflicts of interest.



     - We may not be fully compensated for the risks of or work done on acquisitions shared with Kinder Morgan Energy Partners.



     - We may not be fully reimbursed for the use of our officers and employees by Kinder Morgan G.P., Inc.



     - Kinder Morgan G.P., Inc. has significant influence over our business.



                         RISKS RELATED TO KINDER MORGAN


                           ENERGY PARTNERS' BUSINESS



     - Pending Federal Energy Regulatory Commission and California Public Utilities Commission proceedings seek substantial refunds and reductions in the tariff rates of Kinder Morgan Energy Partners.



     - Kinder Morgan Energy Partners does not own the land on which its pipelines are constructed and is subject to the possibility of increased costs for its loss of land use.



     - Distributions from Shell CO(2) Company, Ltd. may be limited.



     - Restrictions in Kinder Morgan Energy Partners' debt agreements may prevent it from engaging in some beneficial transactions or paying distributions if it is in default.


                          OUR STRUCTURE AND MANAGEMENT

     We own 100% of Kinder Morgan G.P., Inc. Kinder Morgan G.P., Inc. owns:

     - a 1% general partner interest in Kinder Morgan Energy Partners;

     - 862,000 publicly-traded common units of Kinder Morgan Energy Partners;
       and


     - a 1.0101% general partner interest in each of four subsidiary operating limited partnerships of Kinder Morgan Energy Partners.



     Our two largest stockholders, Richard D. Kinder, Director, Chairman and Chief Executive Officer, and William V. Morgan, Director, Vice Chairman and President, have agreed with the underwriters not to dispose of any of our common stock for two years without first obtaining the written consent of the representatives of the underwriters. First Union Corporation, one of our principal stockholders, and some employees of First Union Corporation have agreed with the underwriters not to dispose of any common stock or securities convertible into or exchangeable for shares of our common stock for one year without first obtaining the written consent of the representatives of the underwriters.

     Kinder Morgan G.P., Inc. has approximately 1,100 employees. Upon completion of the offering and prior to an acquisition, we will have 4 employees, our executives. We may add employees as appropriate, when we acquire operating assets.


     Our principal executive offices are located at 1301 McKinney, Suite 3400, Houston, Texas 77010, and our phone number is (713) 844-9500.


     The following chart depicts the organization and our ownership of our subsidiaries. Kinder Morgan G.P., Inc. holds a 1.0101% general partner interest, and Kinder Morgan Energy Partners holds a 98.9899% limited partnership interest in each entity marked with an asterisk. Santa Fe Pacific Pipelines, Inc. owns a 0.5% special limited partnership interest in SFPP, L.P.

                                    [GRAPH]


         O Plantation Pipe Line       O Cora coal terminal         O 4 coal terminals           O Pacific operations
            Company                   O Painter plant              O 8 petroleum coke terminals
         O North system                                            O 11 other bulk terminals
         O Cypress pipeline
         O Shell CO(2) Company, Ltd.
         O Heartland Pipeline Company
         O Mont Belvieu fractionator

                                  THE OFFERING

Securities offered..................    7,250,000 shares of common stock.

                                        8,337,500 shares of common stock if the
                                        underwriters' over-allotment option is
                                        exercised in full.


Shares of common stock outstanding
after the offering..................    40,000,000 shares which includes
                                        36,523,329 shares of common stock and
                                        3,476,671 shares of non-voting
                                        convertible common stock.


                                        If the underwriters' over-allotment
                                        option is exercised in full:

                                          - 1,087,500 additional shares of
                                            common stock will be issued; and

                                          - 41,087,500 shares of common stock,
                                            including shares of non-voting
                                            convertible common stock, will be
                                            outstanding.


Use of proceeds.....................    We estimate that we will receive
                                        approximately $134 million from the sale of the shares, after the deduction of underwriting discounts and commissions and offering expenses. We intend to use the net proceeds:





                                          - to repay all but approximately $5
                                            million of the term debt outstanding
                                            under our credit facility; and



                                          - for working capital and general
                                            corporate purposes, including to
                                            finance acquisitions of strategic
                                            assets and, when we believe market
                                            conditions to be favorable, to
                                            purchase of limited partnership
                                            units of Kinder Morgan Energy
                                            Partners.



                                        For a more detailed description, see
                                        "Use of Proceeds," on page 15.


New York Stock Exchange listing.....    We have applied and intend to list the
                                        common stock on the New York Stock
                                        Exchange under the symbol "KMI".

               SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF
                              KINDER MORGAN, INC.

     Our summary historical consolidated income statement and balance sheet data shown below are derived from our financial statements and their notes. The selected historical income statement and balance sheet data shown below for the year ended December 31, 1996, and the period from January 1, to February 14, 1997, relate to Enron Liquids Pipeline Company as our predecessor.

     Our summary historical consolidated income statement and balance sheet data shown below as of and for the three months ended March 31, 1998 and March 31, 1999, are derived from our unaudited financial statements that, in our opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The interim results shown below for the three months ended March 31, 1999 may not be indicative of results for the full year.
     Our summary historical consolidated financial data should be read:


     - with the understanding that we acquired Enron Liquids Pipeline Company, the predecessor to Kinder Morgan G.P., Inc., in February 1997 and we were unable to influence its activities prior to that date;


     - together with "Management's Discussion and Analysis of Financial Condition and Results of Operations;"

     - with the understanding that we borrowed and distributed to our existing stockholders $65 million in May 1999 under our existing credit facility; and

     - together with our financial statements and their notes.


                                         PREDECESSOR                         KINDER MORGAN, INC.
                                 ---------------------------   ------------------------------------------------
                                                PERIOD FROM
                                                 JANUARY 1,    PERIOD FROM                      THREE MONTHS
                                  YEAR ENDED      1997 --      FEBRUARY 14,                        ENDED
                                 DECEMBER 31,   FEBRUARY 14,     1997 --       YEAR ENDED        MARCH 31,
                                     1996           1997       DECEMBER 31,   DECEMBER 31,   ------------------
                                 PREDECESSOR    PREDECESSOR        1997           1998        1998       1999
                                 ------------   ------------   ------------   ------------   -------   --------
                                                             (THOUSANDS OF DOLLARS)
INCOME STATEMENT DATA:                   --
Equity in earnings of
  subsidiaries.................    $  1,886       $   234        $ 4,577       $  37,575     $ 5,021   $ 14,220
Operating expenses:
  Depreciation and amortization
    expense....................         182            21             67             603          --        256
  General and administrative
    expenses...................       2,658           332          1,025             877         146        124
                                   --------       -------        -------       ---------     -------   --------
        Total operating
          expenses.............       2,840           353          1,092           1,480         146        380
                                   --------       -------        -------       ---------     -------   --------
Operating income (loss)........        (954)         (119)         3,485          36,095       4,875     13,840
Other income (expense):
  Interest expense.............          --            --           (831)         (4,507)        (99)    (1,965)
  Interest income..............       4,471           740             49             740          10         48
                                   --------       -------        -------       ---------     -------   --------
Income before tax..............       3,517           621          2,703          32,328       4,786     11,923
Income tax expense.............         869         5,002          1,065          11,661       1,760      4,412
                                   --------       -------        -------       ---------     -------   --------
Net income (loss)..............    $  2,648       $(4,381)       $ 1,638       $  20,667     $ 3,026   $  7,511
                                   ========       =======        =======       =========     =======   ========
Earnings (loss) per common
  share -- basic and diluted...    $   2.65       $ (4.38)       $154.70       $1,951.93     $285.80   $ 709.39
BALANCE SHEET DATA
  (AT PERIOD END):
Total assets...................    $109,574       $25,035        $24,347       $  74,282     $41,822   $ 62,567
Total liabilities..............      28,726            --          4,565         116,577      19,030     96,935
Stockholders' equity
  (deficit)....................      80,848        25,035         19,782         (42,295)     22,792    (34,368)

               SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA OF
                         KINDER MORGAN ENERGY PARTNERS


     Kinder Morgan Energy Partners' summary historical consolidated income statement and balance sheet data shown below are derived from its financial statements and their notes.



     Kinder Morgan Energy Partners' summary historical consolidated income statement and balance sheet data shown below as of and for the three months ended March 31, 1998 and March 31, 1999, are derived from its unaudited financial statements that, in our opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The interim results shown below for the three months ended March 31, 1999 may not be indicative of results for the full year.



     Kinder Morgan Energy Partners' summary historical consolidated financial data should be read:



     - with the understanding that we acquired Enron Liquids Pipeline Company, the predecessor to Kinder Morgan G.P., Inc., in February 1997 and we were unable to influence its activities prior to that date;


     - together with "Management's Discussion and Analysis of Financial Condition and Results of Operations;" and

     - together with Kinder Morgan Energy Partners' financial statements and their notes.


     Additions to property, plant and equipment for 1997 exclude the $11,688,000 of assets that Kinder Morgan Energy Partners acquired in its acquisition of Grand Rivers terminal in September 1997. The Pacific operations volumes reflect Kinder Morgan Energy Partners' acquisition of its Pacific operations on March 6, 1998. The Mid-continent operations volumes include only the volumes for the North system and the Cypress pipeline. The bulk terminals transport volumes represent the volumes:



     - of the Cora terminal, excluding ship or pay volumes of 252 thousand tons for 1996;



     - of the Grand Rivers terminal from September 1997;


     - of Kinder Morgan Bulk Terminals, Inc. from July 1, 1998; and


     - of the Pier IX and Shipyard River terminals from December 18, 1998.



     The financial data for both the three months ended March 31, 1998, and the year ended December 31, 1998, include the results of operations for the Pacific operations from March 6, 1998, for Kinder Morgan Bulk Terminals, Inc. from July 1, 1998, and for Plantation Pipe Line Company from September 15, 1998.

                         KINDER MORGAN ENERGY PARTNERS


                                                                      THREE MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,               MARCH 31,
                                 --------------------------------   -----------------------
                                   1996       1997        1998         1998         1999
                                 --------   --------   ----------   ----------   ----------
                                       (THOUSANDS OF DOLLARS, EXCEPT OPERATING DATA)
INCOME AND CASH FLOW DATA:
Revenues.......................  $ 71,250   $ 73,932   $  322,617   $   36,741   $  100,049
Cost of product sold...........     7,874      7,154        5,860          853          569
Operating and maintenance......    22,347     17,982       77,162        7,839       25,437
Fuel and power.................     4,916      5,636       22,385        3,145        7,184
Depreciation and
  amortization.................     9,908     10,067       37,321        4,719       12,054
General and administrative.....     9,132      8,862       39,984        5,094        7,818
                                 --------   --------   ----------   ----------   ----------
Operating income...............    17,073     24,231      139,905       15,091       46,987
Equity in earnings of
  partnerships.................     5,675      5,724       25,732        5,282        7,955
Interest expense...............   (12,634)   (12,605)     (40,856)      (5,903)     (12,160)
Other income (expense), net....     3,129       (353)      (5,992)        (506)        (271)
Income tax (provision)
  benefit......................    (1,343)       740       (1,572)          --       (1,442)
Extraordinary charge on early
  extinguishment of debt.......        --         --      (13,611)     (13,611)          --
                                 --------   --------   ----------   ----------   ----------
Net income.....................  $ 11,900   $ 17,737   $  103,606   $      353   $   41,069
                                 ========   ========   ==========   ==========   ==========
Additions to property, plant
  and equipment................  $  8,575   $  6,884   $   38,407   $    4,359   $   18,347
BALANCE SHEET DATA (AT PERIOD
  END):
Net property, plant and
  equipment....................  $235,994   $244,967   $1,763,386   $1,664,214   $1,770,813
Total assets...................   303,603    312,906    2,152,272    1,911,177    2,169,846
Long-term debt.................   160,211    146,824      611,571      636,652      631,205
Partners' capital..............   118,344    150,224    1,360,663    1,083,636    1,358,536
OPERATING DATA:
Pacific operations volumes
  (thousands of barrels).......        --         --      325,954       29,928       89,267
Mid-continent operations
  volumes (thousands of
  barrels).....................    46,601     46,309       44,783       11,816       11,931
Bulk terminals transport
  volumes (thousands of tons)..     6,090      9,087       24,016        2,964        9,569

                                  RISK FACTORS

     You should consider the following risk factors together with all of the other information included in this prospectus in your evaluation of an investment in our common stock.

     Realization of any of the following risks could have a material adverse effect on our business, financial condition, cash flows and results of operations. In that case, the trading price of our shares could decline and you may lose all or part of your investment.

                         RISKS RELATED TO OUR BUSINESS

WE RELY ON KINDER MORGAN ENERGY PARTNERS FOR ALL OF OUR REVENUES.


     Although we expect to grow our business by the acquisition of strategic assets and businesses that transport, store and process energy products, currently our sole source of earnings and cash flow is cash distributions received from Kinder Morgan G.P., Inc.



     In the event Kinder Morgan Energy Partners decreases its cash distributions to its unitholders, our revenues may decrease substantially, primarily due to the resulting decrease to the cash incentive distribution. Based on Kinder Morgan Energy Partners' current cash distribution, the cash incentive distribution initially would be reduced by 50% of the decrease in the cash distributions to all partners. If the per unit distribution to Kinder Morgan Energy Partners' common unitholders falls below target levels described in its partnership agreement, that percentage would decrease.



THE RESTRICTIONS IN OUR CREDIT FACILITY MAY PREVENT US FROM TAKING ADVANTAGE OF POTENTIALLY BENEFICIAL TRANSACTIONS OR RESTRICT OUR ABILITY TO PAY DIVIDENDS.



     We intend to enter into a new credit facility after the completion of this offering. We expect that the credit facility will require us to obtain the consent of the lenders prior to taking actions outside of the ordinary course of our business and will restrict our activities upon our default of its terms. The failure to obtain those consents may prevent us from engaging in various beneficial transactions and our default under our new credit facility may limit or prohibit us from paying dividends.



YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION OF YOUR SHARES.



     The assumed initial offering price of $20.00 exceeds the estimated tangible net book value of $0.84 per share. You will incur immediate and substantial dilution of $19.16 per share.



THIRTY-TWO MILLION SEVEN HUNDRED FIFTY THOUSAND SHARES, OR 81.88%, OF OUR TOTAL OUTSTANDING SHARES ARE RESTRICTED FROM IMMEDIATE RESALE BUT MAY BE SOLD INTO THE MARKET IN THE NEAR FUTURE. THESE SALES COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL.



     After this offering, we will have outstanding 40,000,000 shares of our common stock, including shares of our non-voting convertible common stock. These shares also include the 7,250,000 shares we are selling in this offering, which may be resold in the public market immediately. The remaining 81.88%, or 32,750,000 shares, of our total outstanding shares will become available for resale in the public market as shown in the chart below.



     As restrictions on resale end, the market price of our common stock could drop significantly if the holders of these restricted shares sell them or if the market perceives they intend to sell them.

NUMBER OF SHARES/% OF   DATE OF AVAILABILITY
  TOTAL OUTSTANDING     FOR RESALE INTO
                        PUBLIC MARKET
6,139,851/15.35%        One year after the
                        date of this
                        prospectus due to an
                        agreement these
                        stockholders have
                        with the
                        underwriters.
                        However, the
                        underwriters can
                        waive this
                        restriction and allow
                        these stockholders to
                        sell their shares at
                        any time.
26,610,149/66.53%       Two years after the
                        date of this
                        prospectus due to an
                        agreement these
                        stockholders have
                        with the
                        underwriters.
                        However, the
                        underwriters can
                        waive this
                        restriction and allow
                        these stockholders to
                        sell their shares at
                        any time.



     Our restated certificate of incorporation allows us to issue up to 200,000,000 shares of common stock, 10,000,000 shares of non-voting convertible common stock and 5,000,000 shares of preferred stock. We may issue additional shares at times and under circumstances as we deem appropriate, including the issuance of shares of preferred stock without stockholder approval. Future sales of substantial amounts of common stock in the open market may adversely affect the market price of your common stock.



     For a more detailed description, see "Shares Eligible for Future Sale," on page 82.



     OUR GOVERNING DOCUMENTS, OTHER AGREEMENTS AND THE PRESENCE OF CONTROLLING STOCKHOLDERS MAY FRUSTRATE BENEFICIAL TRANSACTIONS.


     Our restated certificate of incorporation and restated bylaws contain anti-takeover provisions, including provisions that provide for:

     - a classified board;

     - restrictions on the call of a special meeting of stockholders; and

     - the requirement of a supermajority vote of our stockholders to amend our charter or bylaws.


     In addition we have entered into a rights agreement that generally provides for significant dilution and increased expense to any person who acquires a significant amount of our common stock.



     Upon completion of this offering, Richard D. Kinder and William V. Morgan will beneficially own approximately 67% of our outstanding common stock. Since they, in their capacity as stockholders, do not owe a fiduciary duty to us, they may decide not to accept transactions that may otherwise be beneficial to our other stockholders. Unless other issuances of common stock dilute their interest as stockholders, they will have the voting power to prevent any takeover transaction.



     These factors could discourage or make more difficult a merger, tender offer, proxy contest or acquisition of a significant portion of our common stock even if that event potentially would be favorable to the interests of our stockholders.


                     RISKS RELATED TO CONFLICTS OF INTEREST

THE FIDUCIARY DUTIES OF OUR OFFICERS AND DIRECTORS MAY CONFLICT WITH THOSE OF KINDER MORGAN G.P., INC.


     Conflicts of interest may arise because of the relationships between Kinder Morgan G.P., Inc., Kinder Morgan Energy Partners and us. Our directors and officers have fiduciary duties to manage our business in a manner beneficial to us and our stockholders. Simultaneously, some of our directors and officers are also directors and officers of Kinder Morgan G.P., Inc. and have fiduciary duties to manage the business of Kinder Morgan G.P., Inc. and Kinder Morgan Energy Partners in a manner beneficial to Kinder Morgan G.P., Inc., Kinder Morgan Energy Partners and Kinder Morgan Energy Partners' unitholders. The resolution of these conflicts may not always be in our best interest or that of our stockholders.


THE SIMILARITY OF OUR ACQUISITION STRATEGY TO THE STRATEGY OF KINDER MORGAN ENERGY PARTNERS CREATES CONFLICTS OF INTEREST.


     Since Kinder Morgan Energy Partners and we plan to grow our businesses through acquisitions, conflicts may arise because:


     - individuals who serve on our board of directors also serve on the board of directors of Kinder Morgan G.P., Inc., and this requires the disclosure of information to the board of Kinder Morgan G.P., Inc. of any transaction that could be of interest to that board on behalf of Kinder Morgan G.P., Inc., Kinder Morgan Energy Partners or its subsidiaries;


     - acquisition opportunities may be presented to the interlocking directors or those officers common to Kinder Morgan G.P., Inc. and us that could be in the best interests of both Kinder Morgan Energy Partners and us; and


     - Kinder Morgan Energy Partners' acquisition strategy has been, and we believe it will continue to be, to acquire assets used in the transportation, storage and processing of energy products that generate long-term, steady cash flows and that can be acquired at a price that may increase Kinder Morgan Energy Partners' earnings and cash flow. There is no legal limitation on Kinder Morgan Energy Partners' business that requires Kinder Morgan Energy Partners not to enter into or acquire other businesses, and Kinder Morgan Energy Partners' acquisition interests could conflict with ours.



     Any transaction we effect could have been an opportunity of Kinder Morgan Energy Partners' and vice-versa. The resolution of these conflicts by our board of directors and the board of directors of Kinder Morgan G.P., Inc. may not always be the most beneficial resolution to us.


WE MAY NOT BE FULLY COMPENSATED FOR THE RISKS OF OR WORK DONE ON ACQUISITIONS SHARED
WITH KINDER MORGAN ENERGY PARTNERS.


     There may be transactions in which Kinder Morgan Energy Partners and we combine resources and divide the acquired assets based on various factors, including the benefits to Kinder Morgan Energy Partners of the acquisition of these assets. When making these transactions, it may be necessary for us to act solely on behalf of Kinder Morgan Energy Partners through the acquisition.



     Instead of the transaction being for our entire benefit, we would only benefit to the extent those assets produce distributions by Kinder Morgan Energy Partners and increase the incentive cash distribution to be received by Kinder Morgan G.P., Inc. based on its general partner interest in Kinder Morgan Energy Partners.


WE MAY NOT BE FULLY REIMBURSED FOR THE USE OF OUR OFFICERS AND EMPLOYEES BY KINDER MORGAN G.P., INC.


     In the future, we may share administrative personnel with Kinder Morgan G.P., Inc. to operate both our business and the business of Kinder Morgan Energy Partners. In that case, our officers, who in some cases are also the officers of Kinder Morgan G.P., Inc., will allocate, in their reasonable and sole discretion, the time our employees spend on our behalf and on behalf of Kinder Morgan Energy Partners. These allocations may not necessarily be the result of arms-length negotiations between Kinder Morgan G.P., Inc. and us. Although we intend to be reimbursed for our employees' activities, due to the nature of the allocations, this reimbursement may not exactly match the actual time and overhead spent.

KINDER MORGAN G.P., INC. HAS SIGNIFICANT
INFLUENCE OVER OUR BUSINESS.


     Although we own all of the common stock of Kinder Morgan G.P., Inc., our control over Kinder Morgan G.P., Inc.'s actions is limited. The fiduciary duties owed by Kinder Morgan G.P., Inc. to Kinder Morgan Energy Partners and its unitholders prevent us from influencing Kinder Morgan G.P., Inc. to take any action that would benefit us to the detriment of Kinder Morgan Energy Partners or its unitholders. Therefore, our control over Kinder Morgan G.P., Inc. is limited to our ability to elect its board of directors.



     - KINDER MORGAN G.P., INC.'S DECISIONS ON BEHALF OF KINDER MORGAN ENERGY PARTNERS MAY LIMIT CASH DISTRIBUTIONS TO US. Kinder Morgan G.P., Inc. determines for Kinder Morgan Energy Partners the amount and timing of asset purchases and sales, capital expenditures, borrowings and reserves. All of these decisions can impact the amount of cash distributed by Kinder Morgan Energy Partners to its unitholders and to Kinder Morgan G.P., Inc. as the general partner of Kinder Morgan Energy Partners, which in turn, affects the amount of dividends Kinder Morgan G.P., Inc. can pay to us.



       Kinder Morgan G.P., Inc. also determines the amount of distributions to the unitholders of Kinder Morgan Energy Partners. This determination affects the amount of the cash incentive distribution to Kinder Morgan G.P., Inc., which in turn affects the amount of dividends Kinder Morgan G.P., Inc. can make to us.



     - OUR CORPORATE PURPOSE WILL ALLOW KINDER MORGAN G.P., INC. TO POTENTIALLY RESTRICT OUR BUSINESS ACTIVITIES. Our corporate purpose excludes any purchase, sale, investment, divestment or any other transaction if the completion of that transaction by Kinder Morgan G.P., Inc., Kinder Morgan Energy Partners or its subsidiaries is determined by the board of directors of Kinder Morgan G.P., Inc. to be fair and reasonable to those entities. That determination may be made for transactions first offered to us or in which we will participate to some degree. Kinder Morgan G.P., Inc. may consider factors outside of our best interests when it makes that determination. If Kinder Morgan G.P., Inc.'s directors make that determination, those transactions will not be within our corporate power and our officers and directors who are also officers and directors of Kinder Morgan G.P., Inc. may not act on our behalf for those transactions.



       By your purchase of common stock, you effectively consent to this limitation on our corporate purpose and agree that we do not have the power to enter into transactions to be completed by Kinder Morgan G.P., Inc., Kinder Morgan Energy Partners or its subsidiaries.



                     RISKS RELATED TO KINDER MORGAN ENERGY

                               PARTNERS' BUSINESS

PENDING FEDERAL ENERGY REGULATORY COMMISSION AND CALIFORNIA PUBLIC UTILITIES COMMISSION PROCEEDINGS SEEK SUBSTANTIAL REFUNDS AND REDUCTIONS IN THE TARIFF RATES OF KINDER MORGAN ENERGY PARTNERS.


     Some shippers on Kinder Morgan Energy Partners' pipelines have filed complaints with the Federal Energy Regulatory Commission and the California Public Utilities Commission that seek substantial refunds and reductions in the tariff rates on Kinder Morgan Energy Partners' Pacific operations. The Federal Energy Regulatory Commission has issued an opinion that may require payments for past actions and future tariff reductions on the Pacific operations' East line. For the five year period from 1994 to 1998, Kinder Morgan Energy Partners has reserved approximately $29 million on its balance sheet for the potential impact of the opinion relating to past activities relating to the East Line. The opinion with respect to the East line also had the following impacts on Kinder Morgan Energy Partners. On April 1, 1999, Kinder Morgan Energy Partners filed with the Federal Energy Regulatory Commission new East line tariff rates consistent with the opinion. We believe that these tariff reductions will reduce Kinder Morgan Energy Partners' revenues on the East Line by approximately $5.5 million annually. In addition, Kinder Morgan Energy Partners ceased the $8 million annual accrual of an expense as an addition to reserves for the potential impact of these claims. The California Public Utilities Commission affirmed the dismissal of the complaint before it. Nonetheless, an adverse ruling on appeal of these decisions could negatively impact revenues, results of operations, financial condition, liquidity, and funds available for distribution to unitholders and to Kinder Morgan G.P., Inc. As a result, Kinder Morgan Energy Partners would have fewer funds available for distribution to Kinder Morgan G.P., Inc. and Kinder Morgan G.P., Inc. would have fewer funds to dividend to us. For a more detailed discussion of these matters, see "Business of Kinder Morgan Energy Partners -- Regulation" on page 52 and "Litigation and Other Contingencies -- Kinder Morgan Energy Partners -- Federal Energy Regulatory Commission" on page 54



KINDER MORGAN ENERGY PARTNERS DOES NOT OWN THE LAND ON WHICH ITS PIPELINES ARE CONSTRUCTED AND IS SUBJECT TO THE POSSIBILITY OF INCREASED COSTS FOR ITS LOSS OF LAND USE.



     Kinder Morgan Energy Partners generally does not own the land on which its pipelines are constructed. Instead, Kinder Morgan Energy Partners obtains by contract the right to construct and operate the pipelines on other people's land for a period of time. If a court were to hold that Kinder Morgan Energy Partners was not entitled to use a substantial part of these lands, its results of operations and its ability to pay distributions to Kinder Morgan G.P., Inc. and Kinder Morgan G.P., Inc.'s ability to pay dividends to us would be affected negatively. For a more detailed discussion of easements, see "Business of Kinder Morgan Energy Partners -- Litigation and Other Contingencies -- Kinder Morgan Energy Partners -- Easements" on page 55.



DISTRIBUTIONS FROM SHELL CO(2) COMPANY, LTD. MAY BE LIMITED.



     It is possible that Kinder Morgan Energy Partners would not receive any distributions from Shell CO(2) Company, Ltd. during 2002 and 2003. During 1999-2001, Kinder Morgan Energy Partners will receive a fixed, quarterly priority distribution from Shell CO(2) Company, Ltd. of approximately $3.6 million, or $14.5 million per year. These distributions are accounted for as equity earnings. If the distributions through 2001 result in an overpayment to Kinder Morgan Energy Partners, Shell Oil Company will receive a priority distribution during 2002 and 2003 equal to the amount of the overpayment. This priority distribution could limit Kinder Morgan Energy Partners' earnings from Shell CO(2) Company, Ltd. during that period.



     If the priority distribution through 2003 does not make up any prior overpayment, Kinder Morgan Energy Partners will be required to make a capital contribution to Shell CO(2) Company, Ltd. for that difference. After 2003, Kinder Morgan Energy Partners will participate in distributions according to its ownership percentage.



RESTRICTIONS IN KINDER MORGAN ENERGY PARTNERS' DEBT AGREEMENTS MAY PREVENT IT FROM ENGAGING IN SOME BENEFICIAL TRANSACTIONS OR PAYING DISTRIBUTIONS IF IT IS IN DEFAULT.



     DEBT INSTRUMENTS MAY LIMIT FINANCIAL FLEXIBILITY. Kinder Morgan Energy Partners' debt agreements contain restrictions that may prevent it from engaging in various beneficial transactions. The debt agreements prohibit Kinder Morgan Energy Partners from:



     - distributing cash to unitholders more often than quarterly;



     - distributing amounts in excess of 100% of available cash for the immediately preceding calendar quarter; and



     - making any distribution to unitholders if Kinder Morgan Energy Partners is in default or would be in default because of the distribution.

     The restrictions relate to:



     - specific financial ratios;


     - the incurrence of additional debt;

     - the entrance into mergers, consolidations and sales of assets;

     - investment activity; and

     - the grant of liens.


     RESTRICTIONS ON THE ABILITY TO PREPAY SFPP, L.P.'S DEBT MAY LIMIT KINDER MORGAN ENERGY PARTNERS' FINANCIAL FLEXIBILITY. SFPP, L.P. is subject to some restrictions on its debt that may limit Kinder Morgan Energy Partners' flexibility to structure or refinance existing or future debt. These restrictions include the following:



     - Kinder Morgan Energy Partners may not prepay SFPP, L.P.'s first mortgage notes before December 15, 1999;



     - after December 15, 1999, and before December 15, 2002, Kinder Morgan Energy Partners may prepay the SFPP, L.P. first mortgage notes with a penalty; and



     - Kinder Morgan Energy Partners agreed as part of the acquisition of the Pacific operations to not take specific actions related to the $190 million of the SFPP, L.P. first mortgage notes that would cause adverse tax consequences for the preceding general partner of SFPP, L.P.

                                USE OF PROCEEDS


     The net proceeds to us from the sale of the shares of common stock offered in this prospectus are estimated to be $134 million, after deducting the underwriting discount and estimated offering expenses payable by us. If the underwriters' over-allotment option is exercised in full, we estimate that net proceeds will be $154 million.



     We intend to use at least $130 million of the net proceeds of this offering to pay all but approximately $5 million of the existing term loan debt under our credit facility. The interest rate as of June 1, 1999 on the term loan debt to be repaid was 8.18%, and the maturity date is May 31, 2000. Since June 1998, we used the term loan debt under our credit facility to pay aggregate dividends of $147 million to our stockholders.



     The balance of the net proceeds from this offering will be used for working capital and general corporate purposes, including to finance acquisitions of strategic assets and, when we believe market conditions to be favorable, purchases of limited partnership units of Kinder Morgan Energy Partners. Although we have begun to internally review potential strategic acquisitions and have had discussions with several potential acquisition candidates, we currently have no agreements or understandings concerning specific acquisitions.

                                 CAPITALIZATION

     The following table shows our capitalization as of March 31, 1999:

     - on an actual basis;


     - on an "as adjusted" basis to reflect the additional borrowing in May 1999 of $65,000,000 under our credit facility, the dividend of that amount to our shareholders and the repayment in May 1999 of $7,000,000 of credit facility debt; and


     - on a pro forma basis to reflect the estimated net proceeds from the sale of the common stock offered by us after deducting the underwriting discount and estimated offering expenses payable by us and the repayment of debt with the estimated net proceeds and available working capital cash.
In each case, the table assumes that the underwriters' over-allotment option is not exercised. You should read this information together with our historical financial statements and the notes to those statements appearing elsewhere in this prospectus. An asterisk in the table indicates the number rounds to zero.


                                                                 MARCH 31, 1999
                                                      ------------------------------------
                                                       ACTUAL    AS ADJUSTED    PRO FORMA
                                                      --------   -----------   -----------
                                                           (IN THOUSANDS OF DOLLARS,
                                                               EXCEPT SHARE DATA)
Long-term liabilities...............................  $ 81,705    $139,705      $  5,705
                                                      --------    --------      --------
Stockholders' equity:
Series A Common Stock, par value $0.01; 25,000
  shares authorized, 8,047 shares issued and
  outstanding.......................................         *       *                --
Series B Common Stock, par value $0.01; 25,000
  shares authorized, 2,541 shares issued and
  outstanding.......................................         *       *                --
Common stock, par value $0.01; 200,000,000 shares
  authorized, 29,273,329 issued and outstanding, as
  adjusted; 36,523,329 issued and outstanding, pro
  forma.............................................        --         293           365
Non-voting convertible common stock, par value
  $0.01, 10,000,000 shares authorized, 3,476,671
  shares issued and outstanding, as adjusted and pro
  forma
Preferred stock, par value $0.01, 5,000,000
  shares............................................                    35            35
  authorized, 200,000 shares designated as Series A
     Junior Participating Preferred Stock and 10,000
     shares designated as Series B Junior
     Participating Preferred Stock, no shares issued
     and outstanding................................        --          --            --
Additional paid-in capital..........................        --          --       132,631
Retained earnings (deficit).........................   (34,368)    (99,368)      (99,368)
                                                      --------    --------      --------
          Total stockholders' equity................  $(34,368)   $(99,040)     $ 33,663
                                                      --------    --------      --------
          Total capitalization......................  $ 47,337    $ 40,665      $ 39,368
                                                      ========    ========      ========

                                    DILUTION


     On a pro forma basis as of March 31, 1999 after giving effect to the offering, the tangible net book value of our assets would have been approximately $33.7 million or $0.84 per share, assuming an initial public offering price of $20.00 per share. Purchasers of common stock in the offering will experience substantial and immediate dilution in tangible net book value per share of common stock for financial accounting purposes, as illustrated in the following table. The pro forma tangible net book value per share of common stock after the offering is determined by dividing the 40,000,000 shares of common stock to be outstanding after the offering into our pro forma tangible net book value, after giving effect to the application of the net proceeds of the offering.



Assumed initial public offering price per share of common
  stock.....................................................           $20.00
  Net tangible book value (deficit) per common share before
     the offering...........................................   (3.24)
  Increase in net tangible book value per common share
     attributable to new investors..........................    4.08
Less: Pro forma tangible net book value per share of common
  stock after the offering..................................              .84
                                                                       ------
Immediate dilution in tangible net book value per share of
  common stock to new investors.............................           $19.16
                                                                       ======


     The following table summarizes as of March 31, 1999, the number of shares of common stock, including non-voting convertible common stock, we have issued and the total consideration provided to us giving effect to the sale of shares in this offering. The calculation below is based on an initial public offering price of $20 per share, before deducting the underwriting discount and estimated offering expenses payable by us.


                                          SHARES ISSUED            TOTAL CONSIDERATION
                                     ------------------------   -------------------------
                                       NUMBER      PERCENTAGE      AMOUNT      PERCENTAGE
                                     -----------   ----------   ------------   ----------
Existing Stockholders..............   32,750,000     81.88%
New Investors......................    7,250,000     18.12%      145,000,000      100
                                     -----------     -----      ------------      ---
          Total....................   40,000,000       100%      145,000,000      100%
                                     ===========     =====      ============      ===


                         ------------------------------


     This discussion and table assumes no exercise of options that, simultaneously with the completion of the offering, will be outstanding under Kinder Morgan, Inc.'s 1999 Stock Awards Plan. At that time, there will be 1,815,000 options outstanding to purchase shares of common stock at a price equal to the initial public offering price per share.

                                DIVIDEND POLICY

     We currently intend to pay to our stockholders quarterly dividends on the common stock and non-voting convertible common stock. We intend to pay a dividend for the third quarter of 1999. That dividend is expected to be $ per share. We cannot assure you, however, that this dividend, or any future dividend, will be declared or paid.


     The determination of the amount of cash dividends, including the quarterly dividend referred to above, if any, to be declared and paid will depend upon our financial condition, results of operations, cash flow, the level of our capital expenditures, future business prospects and any other matters that our board of directors deems relevant. Our credit facility will prohibit us from paying dividends if we are in default. Kinder Morgan Energy Partners' debt agreements contain restrictions on the payment of distributions and prohibit the payment of distributions if Kinder Morgan Energy Partners is in default. If Kinder Morgan Energy Partners cannot make incentive distributions to Kinder Morgan, G.P., Inc., Kinder Morgan, G.P., Inc. cannot pay dividends to us, and we may be unable to pay dividends on our common stock.

               SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF
                              KINDER MORGAN, INC.

     Our selected historical consolidated income statement and balance sheet data shown below are derived from our financial statements and their notes. Our selected historical consolidated income statement and balance sheet data shown below for the years ended December 31, 1994, December 31, 1995, December 31, 1996 and the period from January 1, to February 14, 1997 relate to Enron Liquids Pipeline Company as our predecessor.

     Our selected historical consolidated income statement and balance sheet data shown below as of and for the three months ended March 31, 1998 and March 31, 1999, are derived from our unaudited financial statements that, in our opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The interim results shown below for the three months ended March 31, 1999 may not be indicative of results for the full year.

     Our selected historical consolidated income statement and balance sheet data shown below for the years ended December 31, 1994 and December 31, 1995 are derived from unaudited financial statements of our predecessor company not included in this prospectus.
     Our selected historical consolidated financial data should be read:


     - with the understanding that we acquired Enron Liquids Pipeline Company, the predecessor to Kinder Morgan G.P., Inc., in February 1997 and we were unable to influence its activities prior to that date;


     - together with "Management's Discussion and Analysis of Financial Condition and Results of Operations;"

     - with the understanding that we borrowed and distributed to our existing shareholders $65 million in May 1999 under our existing credit facility; and


     - together with our financial statements and their notes.


                                                  PREDECESSOR                                  KINDER MORGAN, INC.
                                 ---------------------------------------------   ------------------------------------------------
                                                                  PERIOD FROM    PERIOD FROM                      THREE MONTHS
                                                                   JANUARY 1,    FEBRUARY 14,                        ENDED
                                    YEAR ENDED DECEMBER 31,          1997 -         1997 -       YEAR ENDED        MARCH 31,
                                 ------------------------------   FEBRUARY 14,   DECEMBER 31,   DECEMBER 31,   ------------------
                                   1994       1995       1996         1997           1997           1998        1998       1999
                                 --------   --------   --------   ------------   ------------   ------------   -------   --------
                                                                      (THOUSANDS OF DOLLARS)
INCOME STATEMENT DATA:
Partnership income.............  $    868   $  1,921   $  1,886     $   234        $ 4,577       $  37,575     $ 5,021   $ 14,220
Operating expense:
 Depreciation and amortization
   expense.....................       106        122        182          21             67             603          --        256
 General and administrative
   expenses....................     2,824      4,042      2,658         332          1,025             877         146        124
                                 --------   --------   --------     -------        -------       ---------     -------   --------
       Total operating
        expenses...............     2,930      4,164      2,840         353          1,092           1,480         146        380
                                 --------   --------   --------     -------        -------       ---------     -------   --------
Operating income (loss)........    (2,062)    (2,243)      (954)       (119)         3,485          36,095       4,875     13,840
Other income (expense):
 Interest expense..............        --         --         --          --           (831)         (4,507)        (99)    (1,965)
 Interest income...............     1,696      4,433      4,471         740             49             740          10         48
                                 --------   --------   --------     -------        -------       ---------     -------   --------
Income before tax..............      (366)     2,190      3,517         621          2,703          32,328       4,786     11,923
Income tax expense (benefit)...      (633)       555        869       5,002          1,065          11,661       1,760      4,412
                                 --------   --------   --------     -------        -------       ---------     -------   --------
Net income (loss)..............  $    267   $  1,635   $  2,648     $(4,381)       $ 1,638       $  20,667     $ 3,026   $  7,511
                                 ========   ========   ========     =======        =======       =========     =======   ========
Earnings (loss) per common
 share -- basic and diluted....  $   0.27   $   1.64   $   2.65     $ (4.38)       $154.70       $1,951.93     $285.80   $ 709.39
BALANCE SHEET DATA (AT PERIOD
 END):
Current assets.................  $  1,086   $  1,351   $    937     $    93        $   958       $  28,644     $ 6,370   $ 13,625
Non-current assets.............   106,857    106,939    108,637      24,942         23,389          45,638      35,452     48,942
Total assets...................   107,943    108,290    109,574      25,035         24,347          74,282      41,822     62,567
Current liabilities............        92        259        248          --          1,880          16,577       6,148     15,230
Non-current liabilities........    31,285     29,831     28,478          --          2,685         100,000      12,882     81,705
Total liabilities..............    31,377     30,090     28,726          --          4,565         116,577      19,030     96,935
Stockholders' equity
 (deficit).....................    76,566     78,200     80,848      25,035         19,782         (42,295)     22,792    (34,368)

        SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF
                         KINDER MORGAN ENERGY PARTNERS


     Kinder Morgan Energy Partners' selected historical consolidated income statement and balance sheet data shown below are derived from its financial statements and their notes.



     Kinder Morgan Energy Partners' selected historical consolidated income statement and balance sheet data shown below as of and for the three months ended March 31, 1998 and March 31, 1999, are derived from its unaudited financial statements that, in our opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The interim results shown below for the three months ended March 31, 1999 may not be indicative of results for the full year.


     Our selected historical consolidated income statement and balance sheet data shown below for the years ended December 31, 1994 and December 31, 1995 are derived from unaudited financial statements of Kinder Morgan Energy Partners not included in this prospectus.


     Kinder Morgan Energy Partners' selected historical consolidated financial data should be read:



     - with the understanding that we acquired Enron Liquids Pipeline Company, the predecessor to Kinder Morgan G.P., Inc. in February 1997 and we were unable to influence its activities prior to that date;


     - together with "Management's Discussion and Analysis of Financial Condition and Results of Operations;" and

     - together with Kinder Morgan Energy Partners' financial statements and their notes.


     Additions to property, plant and equipment for 1994 and 1997 exclude the $12,825,000 and $11,688,000 of assets that Kinder Morgan Energy Partners acquired in its acquisition of the Painter gas processing plant in June 1994 and of Grand Rivers terminal in September 1997. The Pacific operations volumes reflect Kinder Morgan Energy Partners' acquisition of its Pacific operations on March 6, 1998. The Mid-continent operations volumes include only the volumes for the North system and the Cypress pipeline systems. The bulk terminals transport volumes represent the volumes:



     - of the Cora terminal, excluding ship or pay volumes of 252 thousand tons for 1996;



     - of the Grand Rivers terminal from September 1997;


     - of the Kinder Morgan Bulk Terminals, Inc. from July 1, 1998; and


     - of the Pier IX and Shipyard River terminals from December 18, 1998.



     The financial data for both the three months ended March 31, 1998, and the year ended December 31, 1998, includes the results of operations for the Pacific operations from March 1998, for the bulk terminals from July 1, 1998, and for Plantation Pipe Line Company from September 15, 1998.

                         KINDER MORGAN ENERGY PARTNERS


                                                                                                      THREE MONTHS
                                                                                                          ENDED
                                                       YEAR ENDED DECEMBER 31,                          MARCH 31,
                                        ------------------------------------------------------   -----------------------
                                          1994       1995       1996       1997        1998         1998         1999
                                        --------   --------   --------   --------   ----------   ----------   ----------
                                                        (THOUSANDS OF DOLLARS, EXCEPT OPERATING DATA)
INCOME AND CASH FLOW DATA:
Revenues..............................  $ 54,904   $ 64,304   $ 71,250   $ 73,932   $  322,617   $   36,741   $  100,049
Cost of product sold..................       940      8,020      7,874      7,154        5,860          853          569
Operating and maintenance.............    13,644     15,928     22,347     17,982       77,162        7,839       25,437
Fuel and power........................     5,481      3,934      4,916      5,636       22,385        3,145        7,184
Depreciation and
  amortization........................     8,539      9,548      9,908     10,067       37,321        4,719       12,054
General and administrative............     8,196      8,739      9,132      8,862       39,984        5,094        7,818
                                        --------   --------   --------   --------   ----------   ----------   ----------
Operating income......................    18,104     18,135     17,073     24,231      139,905       15,091       46,987
Equity in earnings of partnerships....     5,867      5,755      5,675      5,724       25,732        5,282        7,955
Interest expense......................   (11,989)   (12,455)   (12,634)   (12,605)     (40,856)      (5,903)     (12,160)
Other income (expense),
  net.................................       509      1,311      3,129       (353)      (5,992)        (506)        (271)
Income tax (provision)
  benefit.............................    (1,389)    (1,432)    (1,343)       740       (1,572)          --       (1,442)
Extraordinary charge on early
  extinguishment of debt..............        --         --         --         --      (13,611)     (13,611)          --
                                        --------   --------   --------   --------   ----------   ----------   ----------
        Net income....................  $ 11,102   $ 11,314   $ 11,900   $ 17,737   $  103,606   $      353   $   41,069
                                        ========   ========   ========   ========   ==========   ==========   ==========
Additions to property, plant and
  equipment...........................  $  5,195   $  7,826   $  8,575   $  6,884   $   38,407   $    4,359   $   18,347
BALANCE SHEET DATA (AT PERIOD END):
Net property, plant and equipment.....  $238,850   $236,854   $235,994   $244,967   $1,763,386   $1,664,214   $1,770,813
Total assets..........................   299,271    303,664    303,603    312,906    2,152,272    1,911,177    2,169,846
Long-term debt........................   150,219    156,938    160,211    146,824      611,571      636,652      631,205
Partners' capital.....................   128,474    123,116    118,344    150,224    1,360,663    1,083,636    1,358,536
OPERATING DATA
Pacific operations volumes (thousands
  of barrels).........................        --         --         --         --      325,954       29,928       89,267
Mid-continent operations volumes
  (thousands of barrels)..............    46,078     41,613     46,601     46,309       44,783       11,816       11,931
Bulk terminals transport volumes
  (thousands of tons).................     4,539      6,486      6,090      9,087       24,016        2,964        9,569

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS





     We are the sole stockholder of Kinder Morgan G.P., Inc., the general partner of Kinder Morgan Energy Partners, a publicly-traded limited partnership that manages a diverse group of assets used in the transportation, storage and processing of energy products.



     We expect to grow by the efficient operation of acquired assets and by our share of increased cash distributions from Kinder Morgan Energy Partners. Kinder Morgan Energy Partners should increase its cash distributions as it increases its use of existing assets and makes additional acquisitions. We believe Kinder Morgan Energy Partners can make acquisitions more effectively with the flexibility provided by a shared acquisition approach with us.



     Management's discussion and analysis of financial condition and results of operations for periods prior to February 14, 1997 relate to Enron Liquids Pipeline Company as our predecessor. Prior to that date, we were unable to influence any activities of Kinder Morgan G.P., Inc., Kinder Morgan Energy Partners and its subsidiaries.


                              KINDER MORGAN, INC.

RESULTS OF OPERATIONS

Three Months Ended March 31, 1999 Compared to Three Months Ended March 31, 1998


     Equity in earnings of our subsidiary increased $9.2 million, or 183.2%, from $14.2 million for the three months ended March 31, 1999, as compared to $5.0 million for the same period in 1998. This increase was primarily due to increased incentive cash distributions payable from Kinder Morgan Energy Partners to Kinder Morgan G.P., Inc. Incentive cash distributions payable from Kinder Morgan Energy Partners increased due to increases in per unit distributions to common unitholders and the number of common units outstanding. Kinder Morgan G.P., Inc. received incentive cash distributions of $13.1 million for the three months ended March 31, 1999 compared to $2.9 million for the three months ended March 31, 1998. Kinder Morgan Energy Partners was able to increase distributions to its partners for the first quarter of 1999 compared to the first quarter of 1998 primarily due to the cash generated from the acquisitions of the Pacific operations in March 1998, Kinder Morgan Bulk Terminals, Inc. in July 1998 and Shipyard and Pier IX terminals in December 1998.



     Operating expense increased $234,000, or 160.9%, for the three months ended March 31, 1999, as compared to the same period in 1998. This increase was primarily due to increased amortization, partially offset by decreased general and administrative expenses.



     Interest expense, net of interest income, increased $1.8 million, or 2,055.1%, for the three months ended March 31, 1999, as compared to the same period in 1998. This increase was due to an increase in the average debt outstanding for the comparable periods to $86.3 million for the three months ended March 31, 1999 compared to $4.3 million for the three months ended March 31, 1998. The increased debt outstanding resulted from borrowings in 1998 to fund distributions to stockholders.


1998 Compared to 1997


     Equity in earnings of our subsidiary increased $32.8 million, or 681.0%, from $37.6 million for 1998 as compared to $4.8 million for 1997. This increase was principally due to increased incentive cash distributions payable from Kinder Morgan Energy Partners to Kinder Morgan G.P., Inc. Incentive cash distributions payable from Kinder Morgan Energy Partners increased due to increases in per unit distributions payable to common unitholders and the number of common units outstanding. Kinder Morgan G.P., Inc. received incentive cash distributions of $32.7 million for 1998 compared to $3.9 million for 1997. Kinder Morgan Energy Partners was able to increase distributions to its partners in 1998 compared to 1997 primarily due to the cash generated from the acquisitions of the Pacific operations in March 1998, Kinder Morgan Bulk Terminals, Inc. in July 1998 and Shipyard and Pier IX terminals in December 1998.



     Operating expenses increased $35,000, or 2.4%, from $1.5 million for 1998 compared to $1.4 million for 1997. This increase was primarily due to increased amortization expense offset partially by decreased general and administrative expenses.



     Interest expense, net of interest income, increased $3.7 million, or 8,869.0%, from $3.8 million for 1998 as compared to $42,000 for 1997. This increase was primarily due to an increase in the average debt outstanding to $54.2 million in 1998 from $10.9 million in 1997. The increased debt outstanding resulted from borrowings in 1998 to fund distributions to stockholders.


1997 Compared to 1996


     Equity in earnings of our subsidiary increased $2.9 million, or 155.1%, from $4.8 million for 1997 as compared to $1.9 million 1996. This increase was due to increased incentive cash distributions from Kinder Morgan Energy Partners to both Kinder Morgan G.P. Inc. Incentive cash distributions payable from Kinder Morgan Energy Partners increased due to increases in the per unit distribution payable to common unitholders and the number of common units outstanding. Kinder Morgan G.P., Inc. received incentive cash distributions of $3.9 million for 1997 compared to $0.1 million for 1996. Kinder Morgan Energy Partners was able to increase unitholder distributions for 1997 compared to 1996 by decreasing operating expenses by $1.4 million, and through a $6.3 million increase in income at Kinder Morgan Energy Partners' bulk terminals segment, due to increased throughput and higher rates at the Cora terminal and the acquisition of Grand Rivers terminal, partially offset by a decrease in interest income.



     Operating expenses decreased $1.4 million, or 49.1%, from $1.4 million for 1997 as compared to $2.8 million for 1996. This decrease was primarily due to decreased amortization and general and administrative expenses.



     Interest income, net of interest expense decreased $4.5 million from $42,000 for 1997 as compared to $4.5 million for 1996. This decrease was attributable to the elimination of interest income received by Enron Liquids Pipeline Company, as our predecessor company, from its affiliates.


OUR LIQUIDITY AND CAPITAL RESOURCES


     Historically, our cash requirements have been for debt service and various operating expenses. Since we currently do not operate any assets, we currently do not require cash to fund normal operating expenses or capital expenditures. In the event Kinder Morgan Energy Partners decreases its cash distributions to its unitholders, our revenues and liquidity may decrease substantially, since that decrease would also decrease the dividends paid by Kinder Morgan G.P., Inc. to us. Initially, the cash incentive distribution would be reduced by an amount equal to 50% of the decrease in the cash distributions to all partners. If the per unit distribution to Kinder Morgan Energy Partners' common unitholders falls below specific target levels described in its partnership agreement, that percentage would decrease.



     We anticipate that operating expenses, capital expenditures and general and administrative expenses will increase as we pursue and make acquisitions. In addition, we will require cash for quarterly dividends, if any, to our stockholders. We expect to fund normal operating expenses, dividends and interest payments through cash generated from operations. At March 31,1999, we had cash reserves of $4.0 million and we expect to have approximately that amount immediately after the offering. We intend to finance acquisitions with issuances of debt and equity securities and intend to meet cash requirements for operating acquired entities with cash generated by those entities. In addition to the use of cash generated from operations, we could meet our cash requirements with the retained portion of the proceeds of this offering, through borrowings under a new credit facility or by the issuance of additional securities. For these reasons, we anticipate that our current cash position will not impact our liquidity on either a long-term or short-term basis.



     Our only material cash requirement for the three months ended March 31, 1999 consisted of debt service payments of $2.5 million. Future debt service requirements for the year ended December 31, 1999 will depend on the amount of outstanding debt, if any, under our new revolving credit facility. We cannot estimate at this time if and when we will borrow under that facility.


1998 Compared to 1997

Cash Provided by Operating Activities


     Net cash provided by operating activities was $13.2 million for 1998, a 525.1% increase over 1997. This increase was primarily due to increased distributions from Kinder Morgan G.P., Inc., and an increase in accrued liabilities partially offset by, among other things, an increase in accounts receivable.



     Net cash provided by operating activities was $8.2 million for the first three months of 1999, a 1,480.2% increase compared to the same period in 1997. This increase was primarily due to increased distributions from Kinder Morgan G.P., Inc., and a decrease in accounts receivable partially offset by an increase in accrued liabilities.


Cash Used in Investing Activities


     Net cash used in investment activities was $12.5 million for 1998, a 44.4% decrease compared to 1997. The net cash used in 1997 for investing activities was attributable to our acquisition of Enron Liquids Pipeline Company. The $12.5 million of cash used in investing activities in 1998 enabled Kinder Morgan G.P., Inc. to contribute to Kinder Morgan Energy Partners its percentage of the cost of the acquisition by Kinder Morgan Energy Partners of its Pacific operations.



     No cash was provided by investment activities for the first three months of 1999, compared to $9.6 million of net cash used in investment activities for the comparable period in 1998. The $9.6 million of cash used in investing activities in the first quarter of 1998 enabled Kinder Morgan G.P., Inc. to contribute its percentage of the cost of the acquisition by Kinder Morgan Energy Partners of its Pacific operations.



Cash Provided by or Used In Financing Activities



     Net cash provided by financing activities was $13.0 million for 1998, compared to $20.5 million for 1997. The decrease was primarily due to our receipt of proceeds from contributed capital and the issuance of common stock in 1997 and to dividends paid in 1998. The decrease in net cash provided by financing activities was partially offset by the issuance of debt and dividends paid in 1998.


     Net cash used in financing activities was $18.1 million for the first three months of 1999 compared to $9.2 million provided by financing activities during the comparable period of 1998. The difference was due to increased payments of debt in 1999, partially offset by the issuance of debt in 1998.

RECENT DEVELOPMENTS


     On June 16, 1999, Kinder Morgan Energy Partners acquired from Chevron Pipe Line Company an additional 27% of Plantation Pipe Line Company for approximately $124.2 million. The acquisition increased its indirect stake in Plantation Pipe Line Company to 51%.


YEAR 2000


     We do not have any computer systems which are involved in the operations of our business. We do, however, use the accounting and managerial software that is also used by Kinder Morgan G.P., Inc. As a result, for the accounting and managerial software that we share with Kinder Morgan G.P., Inc., we would also share the Year 2000 issues related to that software. In addition, since our current revenues are generated solely by cash distributions from Kinder Morgan G.P., Inc., which are in turn generated by the operations of Kinder Morgan Energy Partners, we share the Year 2000 issues relating to the operations of Kinder Morgan Energy Partners. For a description of those issues, see "-- Kinder Morgan Energy Partners -- Year 2000," on page 37.


CREDIT FACILITIES


     We are currently negotiating to amend or replace our existing credit facility with First Union National Bank. We expect to have $100 million of revolving credit facilities with a syndicate of financial institutions consisting of a $50 million 364-day facility and a $50 million five year facility. First Union National Bank will be the administrative agent under each credit facility. Borrowings must be repaid on or before the termination of each facility, which we expect to be in 2000 for the 364-day facility in 2004 for the five year facility.



     Interest on advances would be payable quarterly at a floating rate equal, at our option, to either:



     - First Union National Bank's base rate, but not less than the federal funds rate plus 0.5% per annum; or



     - the London interbank offered rate, plus a margin that will vary from 1% to 1.5% per year, depending on our debt to earnings ratio.



     We expect the credit facility to include restrictions that are customary for this type of facility. These restrictions include:



     - requirements to maintain various financial ratios;


     - restrictions on the incurrence of additional indebtedness;

     - restrictions on mergers, consolidations and sales of assets;

     - restrictions on investments;

     - restrictions on the grant of liens;


     - restrictions on dividends based on available cash;


     - prohibitions on the issuance of stock that is convertible into debt or that is subject to mandatory repurchase or redemption; and

     - restrictions on capital leases.


     As of June 1, 1999, we had outstanding borrowings under our existing credit facility of $151.0 million, comprised of $139.5 million outstanding under our $150 million term loan and $11.5 million outstanding under our $15 million revolving facility. The covenants under our existing credit facility are substantially similar to those described above. We intend to use the proceeds of the offering to pay all but approximately $5 million of the outstanding balance of the term loan. Upon the amendment of the credit facility, we expect to repay the remaining balance of the term loan.


KINDER MORGAN ENERGY PARTNERS


     Kinder Morgan Energy Partners manages a diverse group of assets used in the transportation, storage and processing of energy products, including six refined products/liquids pipeline systems containing over 5,000 miles of pipeline and over 20 truck loading terminals. Kinder Morgan Energy Partners also operates 24 bulk terminal facilities that transload over 40 million tons of coal, petroleum coke and other products annually. In addition, Kinder Morgan Energy Partners owns 51% of Plantation Pipe Line Company, 20% of Shell CO(2) Company, Ltd. and a 25% interest in a natural gas liquids separation facility. Kinder Morgan Energy Partners' three reportable segments are its:



     - Pacific operations;



     - Mid-continent operations; and



     - bulk terminals.



RESULTS OF OPERATIONS OF KINDER MORGAN ENERGY PARTNERS



Three Months Ended March 31, 1999


compared to Three Months Ended


March 31, 1998



     Kinder Morgan Energy Partners' first quarter results reflect record quarterly earnings before extraordinary items and strong revenue growth across all business segments. Total net earnings before extraordinary charges for the first quarter of 1999 were $41.1 million, $0.57 per unit, compared to $14.0 million, $0.52 per unit, for the first quarter of 1998. Included in 1998 net earnings was an extraordinary charge of $13.6 million associated with debt refinancing transactions that included both a prepayment premium and the write-off of unamortized debt issue costs. After the extraordinary charge, net income for the first quarter of 1998 was $0.4 million. There was revenue growth across all Kinder Morgan Energy Partners' business segments, primarily due to the acquisitions of its Pacific operations, formerly Santa Fe Pacific Pipeline Partners, L.P., in March 1998 and Kinder Morgan Bulk Terminals, Inc., formerly Hall-Buck Marine, Inc., in July 1998. Total Kinder Morgan Energy Partners revenue increased to $100.0 million in the first quarter of 1999 compared to $36.7 million in the first quarter of 1998. Approximately, 75% of the revenue increase for the first quarter of 1999 compared to the first quarter of 1998 was attributable to acquisitions with the remainder attributable to enhanced use of operations. Operating income for the three months ended March 31, 1999 was $47.0 million compared to $15.1 million for the same period of 1998.



     Earnings from equity investments totaled $7.6 million in the first quarter of 1999 compared to $5.2 million in the first quarter of 1998. The 46% increase is mainly due to the inclusion of $2.9 million in earnings from Kinder Morgan Energy Partners' equity investment in Plantation Pipe Line Company and an increase in earnings from its investment in Heartland Pipeline Company to $414,000 in the first quarter of 1999 from $192,000 in the first quarter of 1998. Higher overall equity earnings were partially offset by lower returns on Kinder Morgan Energy Partners' investment in the Mont Belvieu fractionator, primarily due to a decrease in volumes of product delivered for processing.



     Income tax expense for the segment increased $1.1 million in 1999 over the previous year. The 1999 income tax expense increase represents Kinder Morgan Energy Partners' share of tax expense related to its investment in Plantation Pipe Line Company.



     Total general and administrative expenses of Kinder Morgan Energy Partners were $7.8 million in the first quarter of 1999 compared to $5.1 million in the same period of 1998. The increase was attributable to higher administrative expenses associated with the acquisition of the Pacific operations and Kinder Morgan Bulk Terminals, Inc. by Kinder Morgan Energy Partners in 1998. Kinder Morgan Energy Partners continues to focus on productivity and expense controls.



     Total interest expense of Kinder Morgan Energy Partners, net of interest income, was $11.8 million in the first quarter of 1999 compared to $5.7 million in the same period of 1998. The increase was mainly due to debt assumed by Kinder Morgan Energy Partners as part of the acquisition of the Pacific operations as well as expenses related to the financing of Kinder Morgan Energy Partners' 1998 investments.



     Operating statistics for the first quarter are as follows:



                                                              FIRST QUARTER
                                                              -------------
                                                              1998    1999
                                                              -----   -----
Pacific operations
  Delivery volumes (millions of barrels)....................   29.9    89.3
  Average revenue (dollars per barrel)......................  $0.69   $0.68
Mid-continent operations (North system and Cypress only)
  Delivery volumes (millions of barrels)....................   11.8    11.9
  Average tariff (dollars per barrel).......................  $0.78   $0.80
Bulk terminals
  Transport volumes (millions of tons)......................    3.0     9.6

     Earnings contribution by Kinder Morgan Energy Partners' business segment for the first quarter is as follows:



    EARNINGS CONTRIBUTION BY KINDER MORGAN ENERGY PARTNERS' BUSINESS SEGMENT


    (EXCLUDES GENERAL AND ADMINISTRATIVE EXPENSES, DEBT COSTS, AND MINORITY
                                   INTEREST;


   INCLUDES THE RESULTS OF ACQUIRED OPERATIONS FROM THE DATE OF ACQUISITION)


                                  (UNAUDITED)


                                 (IN THOUSANDS)



                                                                FIRST QUARTER
                                                              -----------------
                                                               1998      1999
                                                              -------   -------
Pacific operations..........................................  $12,865   $42,400
Mid-continent operations....................................  $ 9,409   $10,071
Bulk terminals..............................................  $ 2,450   $ 8,839



Year Ended December 31, 1998 Compared With Year Ended December 31, 1997



     Key acquisitions and strong performance across all business segments during 1998 allowed Kinder Morgan Energy Partners to realize a 105% increase in net income per unit before extraordinary items. Kinder Morgan Energy Partners reported net earnings before extraordinary charge of $117.2 million, or $2.09 per unit, for 1998 and $17.7 million, or $1.02 per unit, for 1997. Included in the 1998 results was an extraordinary charge of $13.6 million associated with debt refinancing transactions, including both a prepayment premium and the write-off of unamortized debt issue costs. After the extraordinary charge, net income for the full year 1998 was $103.6 million, or $1.75 per unit. The acquisition of the Pacific operations, which were formerly Santa Fe Pacific Pipeline Partners, L.P., in March 1998 was the primary contributing factor for the increase in total revenue of Kinder Morgan Energy Partners to $322.6 million in 1998 from $73.9 million in 1997. Operating income for 1998 was $139.9 million versus $24.2 million in 1997. Approximately 95% of the increase in revenues from $73.9 million in 1997 to $322.6 million in 1998 was attributable to acquisitions, with the remainder attributable to enhanced utilization of operations.



     Operating and maintenance expenses, combined with fuel and power expenses, were $14.1 million in 1998. This amount compares to $17.1 million for 1997. The decrease was attributable to the assignment of the Mobil gas processing agreement at the Bushton plant in April 1997, the transfer of the Central Basin pipeline and a slight decrease of 3% in barrels transported. The transfer of the Central Basin pipeline also accounted for a decrease in depreciation expense and other tax expenses in 1998. Depreciation and amortization expenses, combined with taxes, other than income taxes, were $10.3 million in 1998 and $11.7 million in 1997.



     Earnings from equity investments grew to $24.9 million in 1998 compared to $5.7 million in 1997. The increase was chiefly the result of Kinder Morgan Energy Partners' interests in Plantation Pipe Line Company and Shell CO(2) Company, Ltd., both of which are accounted for under the equity method. Other income items increased $0.6 million in 1998 compared to 1997. This increase was attributable to a $0.6 million contested product loss at the Mont Belvieu fractionator in 1997. Income tax expense for the segment increased $1.7 million in 1998 over the previous year. The 1998 income tax provision includes Kinder Morgan Energy Partners' share of tax expense relating to its investment in Plantation Pipe Line Company.



     Total general and administrative expenses of Kinder Morgan Energy Partners totaled $40.0 million in 1998 compared to $8.9 million in 1997. The increase was attributable to higher administrative expenses associated with new acquisitions, primarily the Pacific operations, made by Kinder Morgan Energy Partners in March 1998. Kinder Morgan Energy Partners continues to focus on productivity and expense controls.



     Total interest expense of Kinder Morgan Energy Partners, net of interest income, was $38.6 million in 1998 compared to $12.1 million in 1997. The increase was primarily due to debt assumed by Kinder Morgan Energy Partners as part of the acquisition of the Pacific operations as well as expenses related to the financing of Kinder Morgan Energy Partners' 1998 investments.



Year Ended December 31, 1997 Compared With Year Ended December 31, 1996



     Net income of Kinder Morgan Energy Partners increased 49% to $17.7 million in 1997 from $11.9 million in 1996. The results for 1996 included a non-recurring gain of $2.5 million, attributable to the cash buyout received from Chevron, USA for early termination of a gas processing contract at the Painter plant. For a more detailed description, see note 7 of the notes to the consolidated financial statements of Kinder Morgan Energy Partners on page F-28. Revenues of Kinder Morgan Energy Partners increased 4% to $73.9 million in 1997 compared to $71.3 million in 1996 primarily attributable to enhanced use of assets.



     Total general and administrative expenses of Kinder Morgan Energy Partners totaled $8.9 million in 1997 compared to $9.1 million in 1996. The 2% decrease in administrative expenses was the result of cost savings realized by our new management.



     Total interest expense of Kinder Morgan Energy Partners, net of interest income, for 1997 of $12.1 million was relatively unchanged from the amount reported in 1996, which was $11.9 million.



RESULTS OF OPERATIONS OF KINDER MORGAN ENERGY PARTNERS' PACIFIC OPERATIONS



Three Months Ended March 31, 1999


Compared to Three Months Ended


March 31, 1998



     The Pacific operations reported segment earnings of $42.4 million and operating revenues of $60.7 million for the first three months of 1999. Segment earnings and operating revenues for the first three months of 1998 were $12.9 million and $20.8 million, respectively. The 1999 first quarter results reflect the inclusion of a full quarter of operations and continued strong demand for refined products in markets served by Kinder Morgan Energy Partners' Pacific operations. Operating and maintenance expense, combined with fuel and power expense, for the Pacific operations increased 102.3%, to $8.2 million, during the first quarter of 1999 compared to $4.1 million during the first quarter of 1998. This increase was primarily due to the inclusion of the results of operations for the full first quarter of 1999 of the Pacific operations, which Kinder Morgan Energy Partners acquired on March 6, 1998. Depreciation and amortization expenses of the Pacific operations increased 217.5% to $7.7 million during the first quarter of 1999 compared to $2.4 million during the first quarter of 1998. This increase was primarily due to the inclusion of the results of operations for the full first quarter of 1999 of the Pacific operations which Kinder Morgan Energy Partners acquired on March 6, 1998.



Year Ended December 31, 1998 Compared With Year Ended December 31, 1997



     For 1998, the Pacific operations reported segment earnings of $140.1 million and total operating revenues of $221.4 million. The amounts reflect strong demand for gasoline, jet fuel and diesel fuel in markets served by Kinder Morgan Energy Partners' Pacific operations. Segment earnings included other expense charges of $6.4 million, mainly the result of accrued expenses relating to the Federal Energy Regulatory Commission rate case reserve. In 1998, the Pacific operations had $42.0 million of operations, maintenance, fuel and power expenses, and $25.2 million of depreciation and amortization. Kinder Morgan Energy Partners acquired its Pacific operations on March 6, 1998.



RESULTS OF OPERATIONS OF KINDER MORGAN ENERGY PARTNERS' MID-CONTINENT OPERATIONS



Three Months Ended March 31, 1999


Compared to Three Months Ended


March 31, 1998



     Mid-continent operations consist of the North system, the Cypress pipeline, the Painter gas processing plant, and Kinder Morgan Energy Partners' equity investments in Shell CO(2) Company, Ltd., Plantation Pipe Line Company and the Mont Belvieu fractionator. The Mid-continent operations realized $10.1 million in segment earnings in the first quarter of 1999 compared to $9.4 million in the year-earlier period. The 7% earnings increase in 1999 was primarily due to earnings from Kinder Morgan Energy Partners' equity investment in Plantation Pipe Line Company, which was acquired in September 1998. Segment revenues were $10.6 million in the first quarter of 1999 and $10.1 million in the first quarter of 1998. The 5% increase in segment revenue was the result of a 3% increase in average tariff rates accompanied by a slight increase of 1% in barrels transported. Combined operations, maintenance, fuel and power expenses increased 9% to $3.7 million compared with last year's first quarter. This increase was primarily due to these higher volumes. Depreciation and amortization expense for the first quarter of 1999 was $2.6 million versus $1.9 million in the same period last year. The increase of $0.7 million in depreciation and amortization expense represents Kinder Morgan Energy Partners' amortization of goodwill associated with its investment in Plantation Pipe Line Company.



Year Ended December 31, 1998 Compared With Year Ended December 31, 1997



     The Mid-continent operations earned $37.2 million in segment earnings for 1998 compared to $27.5 million in 1997. The 35% increase in earnings was primarily driven by high returns from Kinder Morgan Energy Partners' investment in Shell CO(2) Company, Ltd. Segment revenues were $38.3 million for 1998 and $55.8 million for 1997. The revenue decrease was primarily related to the Central Basin pipeline, which was contributed to Shell CO(2) Company, Ltd. in March 1998 and later accounted for as an investment in that partnership. The Mid-continent operations had $14.1 million of operations, maintenance, fuel and power expenses, in 1998, compared with $17.1 million in 1997. The decrease was due to lower volumes of product shipped on Mid-continent operations' pipelines due to warmer winter months in 1998 and the contribution of the Central Basin pipeline to Shell CO(2) Company, Ltd. Depreciation and amortization expenses decreased in 1998 to $8.3 million from $9.0 million in 1997. This decrease was primarily due to the contribution of the Central Basin pipeline to Shell CO(2) Company, Ltd.



Year Ended December 31, 1997 Compared With Year Ended December 31, 1996



     In 1997, the Mid-continent operations reported $27.5 million in segment earnings from total revenues of $55.8 million. This compares to 1996 segment earnings of $28.7 million from revenues of $63.2 million. The decline in segment earnings was primarily the result of the $2.5 million non-recurring gain recognized in 1996 referred to above. The decrease in segment revenue was mainly the result of the termination of gas processing at the Painter plant in August 1996 and the assignment of the Mobil gas processing agreement at the Bushton plant to KN Processing, Inc. in April 1997. Revenues from the liquids pipelines did not significantly change in 1997 as compared to 1996. Pipeline revenues were $53.5 million in 1997 versus $54.0 million in 1996. Revenues from the Cypress pipeline increased 11% to $6.2 million in 1997 from $5.6 million in 1996 due to a 14% increase in throughput volumes. The North system's revenues decreased 3% to $34.2 million in 1997 from $35.4 million in 1996 due to a 5% decrease in barrels transported. Cost of products sold was $4.6 million in 1997 versus $7.7 million in 1996. The decrease was due to fewer purchase and sale contracts on the liquids pipelines as well as the termination of purchase and sale contracts at the Painter plant. Operating and maintenance expenses, combined with fuel and power expenses, were $17.1 million for 1997 and $21.8 million for 1996.



     A significant decrease in segment operating expenses resulted from the assignment of the Mobil Agreement and the leasing of the Painter plant to Amoco Oil Company in February 1997. Additionally, the decrease in volumes transferred by the North system in 1997 resulted in a 4% decrease in its operating and fuel costs. Taxes, other than income taxes, decreased $0.7 million, or 20%, in 1997 due to adjustments to the liquids pipelines' ad valorem tax valuations and higher 1996 ad valorem tax provisions. Other non-operating income and expense decreased $3.3 million in 1997 versus 1996. The decrease reflects the $2.5 million buyout payment received from Chevron in 1996 and a $0.6 million contested product loss at the Mont Belvieu fractionator recorded in the fourth quarter of 1997.



     A decrease in the cumulative difference between book and tax depreciation and the effect of a partial liquidating distribution of Kinder Morgan Natural Gas Liquids Corporation, the corporate entity holding Kinder Morgan Energy Partners' interest in the Mont Belvieu fractionator, resulted in a $2.1 million reduction in income tax expense for 1997 compared to 1996. Mid-continent operations reported depreciation and amortization expenses of $9.0 million in 1997, an increase of $0.5 million compared to 1996. This increase was primarily due to additions to property, plant and equipment on Kinder Morgan Energy Partners' North system.



RESULTS OF OPERATIONS OF KINDER MORGAN ENERGY PARTNERS' BULK TERMINALS SEGMENT



Three Months Ended March 31, 1999


compared to Three Months Ended


March 31, 1998



     The bulk terminals segment reported earnings of $8.8 million in the first quarter of 1999 compared to $2.5 million in the same period of 1998. Segment revenues for the first quarters of 1999 and 1998 were $28.7 million and $5.8 million. The 1999 increase in operating results reflects Kinder Morgan Energy Partners' acquisitions of Kinder Morgan Bulk Terminals, Inc. in July 1998 and the Pier IX and Shipyard River terminals in December 1998. Excluding these acquisitions, revenues from Kinder Morgan Energy Partners' other coal terminals increased 25% in the first quarter of 1999 compared with the same period of 1988. The revenue increase was primarily the result of a 19% increase in coal volumes transferred and a slight increase of 2% in average coal transfer rates. Cost of products sold decreased 40% in 1999 compared with 1998's first quarter. The decrease was mainly due to a lower number of coal purchase contracts for coal marketing activity.



     Operations and maintenance expenses, combined with fuel and power expenses, totaled $16.4 million in the first quarter of 1999 and $2.1 million in the first quarter of 1998. The increase in these expenses was the result of the 1998 business acquisitions. Excluding the acquired operations, combined expenses decreased 5% compared to the first quarter of last year. The acquisitions affected other expense categories as well. Depreciation and amortization expenses, along with taxes, other than income taxes, were higher in the first quarter of 1999 versus the comparable period in 1998. Depreciation and amortization expenses were $1.8 million in 1999 and $0.4 million in 1998 primarily due to the ownership of additional assets upon the acquisition of Kinder Morgan Bulk Terminals, Inc. and the Pier IX and Shipyard River terminals. Taxes, other than income taxes, were $0.9 million in 1999 and $0.1 million in 1998.



Year Ended December 31, 1998 Compared With Year Ended December 31, 1997



     The bulk terminals segment reported earnings of $19.2 million in 1998 versus $10.7 million in 1997. Revenues from bulk terminal activity were $62.9 million for 1998 and $18.2 million for 1997. The increase in operating results was directly affected by Kinder Morgan Energy Partners' acquisition of Kinder Morgan Bulk Terminals, Inc., formerly Hall-Buck Marine, Inc., in July 1998 and the inclusion of a full year of operations from the

Grand Rivers terminal, acquired in September 1997. The increase in total segment revenue was also driven by a 93% increase in revenues earned by the Red Lightning energy services unit, which began operations in April 1997. Operations and maintenance expenses, combined with fuel and power expenses, totaled $31.3 million in 1998 and $3.6 million in 1997. The increase was the result of 1998 business acquisitions and higher coal volumes transferred at Kinder Morgan Energy Partners' Cora terminal. Depreciation and amortization expense was $3.9 million in 1998 and $1.1 million in 1997 primarily due to the acquisition of Kinder Morgan Bulk Terminals, Inc. and the inclusion of a full year's depreciation of the Grand Rivers terminal. Taxes, other than income taxes, were $1.6 million in 1998 and $0.3 million in 1997. The increase in both depreciation and taxes was primarily due to the addition of Kinder Morgan Bulk Terminals, Inc.



Year Ended December 31, 1997 Compared With Year Ended December 31, 1996



     The bulk terminals segment reported net earnings of $10.7 million for 1997, $6.3 million or 142%, higher than for 1996. Earnings from the coal terminals increased 81%, primarily the result of increases in both coal tons transferred and average transfer rates at the Cora terminal, as well as the addition of the Grand Rivers terminal in September 1997. Segment revenues totaled $18.2 million, up $10.1 million from 1996. The large increase is primarily due to the addition of the Grand Rivers terminal and a 35% increase in revenues earned by the Cora terminal. The increase in revenues from the Cora terminal resulted from a 17% increase in volumes transferred, accompanied by a 6% increase in average transfer rates. Operations and maintenance expenses, together with fuel and power expenses, were $3.6 million in 1997 and $2.0 million in 1996. This increase was primarily due to the acquisition of the Grand Rivers terminal and increased volumes at the Cora terminal. Excluding the effect of the Grand Rivers terminal, these operating costs increased 31% in 1997, mainly due to the increase in coal tons transferred by the Cora terminal. Bulk terminals reported immaterial depreciation and amortization expenses of $1.1 million in 1997 compared to $1.4 million in 1996.


OUTLOOK

     Kinder Morgan Energy Partners intends to actively pursue a strategy to increase Kinder Morgan Energy Partners' operating income. Kinder Morgan Energy Partners will use a three-pronged strategy to accomplish this goal.


     - COST REDUCTIONS. Kinder Morgan Energy Partners reduced its general and administrative expenses by approximately $4 million when we acquired Kinder Morgan G.P., Inc. in February 1997 and will continue to seek further reductions where appropriate. Kinder Morgan Energy Partners reduced operating expenses by $4.5 million in 1997 compared to 1996. Since the acquisition of the Pacific operations in March 1998, Kinder Morgan Energy Partners has reduced costs by more than $20 million per year through the elimination of redundant general and administrative and other expenses.


     - INTERNAL GROWTH. Kinder Morgan Energy Partners intends to expand the operations of its current facilities. Kinder Morgan Energy Partners has taken a number of steps that we believe will increase revenues from existing operations, including the following:


       - the Pacific operations committed over $40 million to expand its pipeline and storage facilities, including the approximately $30 million Southern California expansion which was completed in June 1999;



       - the Cypress pipeline expanded its capacity by 25,000 barrels per day in November 1997;



       - earnings and cash flow, as historically related to the operations of the Central Basin pipeline, increased in 1998 as a result of the partnership formed with Shell;

       - the Heartland Pipeline Company joint venture with Conoco commenced in April 1999 a $3.4 million expansion into the Omaha, Nebraska and Council Bluffs, Iowa markets; and


       - a $30 million rail project at the Grand Rivers terminal, expected to enhance efficiency and speed of moving coal through the terminal.



     - STRATEGIC ACQUISITIONS. Since January 1, 1998, Kinder Morgan Energy Partners has made the following acquisitions:



       - Shell CO(2) Company, Ltd., 20%, on March 5, 1998;


       - SFPP, L.P. on March 6, 1998;

       - Kinder Morgan Bulk Terminals, Inc. on July 1, 1998;


       - Plantation Pipe Line Company: 24%, on September 15, 1998 and an additional 27% on June 16, 1999; and



       - Pier IX and Shipyard River terminals on December 18, 1998.



     Kinder Morgan Energy Partners intends to seek opportunities to make additional strategic acquisitions to expand existing businesses or to enter into related businesses.



     When deciding whether to make an acquisition Kinder Morgan Energy Partners considers, among other factors:



       - the volatility of cash flow generated by the acquired business;



       - the timing of the return of investment in the acquired business; and



       - whether that transaction would produce qualifying income.



     The presence of qualifying income is important since the availability of tax and economic benefits to Kinder Morgan Energy Partners depends, in large part, on the classification of Kinder Morgan Energy Partners as a partnership for federal income tax purposes.



     The Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. An exception exists for a publicly-traded partnership in which 90% or more of its gross income for every taxable year consists of qualifying income. Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation, including pipelines, or marketing of any mineral or natural resource including oil, natural gas or products of oil and natural gas. Other types of qualifying income include interest, other than from a financial business, dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We believe it is extremely unlikely that Kinder Morgan Energy Partners would pursue a transaction that would cause it to have in excess of 10% of non-qualifying income and cause it to be taxed as a corporation. However, we cannot assure you that Kinder Morgan Energy Partners may not pursue a transaction that would cause it to derive less than 90% of its gross income from sources which constitute qualifying income and cause it to be taxed as a corporation.



     We cannot assure you that Kinder Morgan Energy Partners will be able to complete any acquisitions. We anticipate that Kinder Morgan Energy Partners will finance acquisitions temporarily by borrowings under its credit facility and permanently by a combination of debt and equity funding from the issuance of new debt securities and units.


     We believe that the increase in paid distributions per unit of Kinder Morgan Energy Partners resulted from favorable operating results in 1998. On April 12, 1999, Kinder Morgan Energy Partners declared a distribution of $0.70 per unit for the first quarter of 1999. We believe that future operating results of Kinder Morgan Energy Partners will continue to support similar levels of quarterly cash distributions; however, we cannot assure you that future distributions will continue at those levels.

LIQUIDITY AND CAPITAL RESOURCES


     Kinder Morgan Energy Partners' primary cash requirements, in addition to normal operating expenses, are debt service, sustaining capital expenditures, discretionary capital expenditures and quarterly distributions to partners. In addition to the use of cash generated from operations, Kinder Morgan Energy Partners could meet its cash requirements through borrowings under its credit facilities, issuing long-term notes or issuing additional units. We expect Kinder Morgan Energy Partners to fund future cash distributions and to sustain capital expenditures with existing cash and cash flows from its operating activities. Expansion capital expenditures are expected to be funded through additional borrowings by Kinder Morgan Energy Partners or issuance of additional units. Interest payments are expected to be paid from cash flows from operating activities and debt principal payments will be met by additional borrowings by Kinder Morgan Energy Partners as they become due or by issuance of additional units.



     On May 14, 1999, Kinder Morgan Energy Partners made cash distributions to its partners, including Kinder Morgan G.P., Inc., of $48.1 million, which was funded by cash from Kinder Morgan Energy Partners' operations.



     As of March 31, 1999, Kinder Morgan Energy Partners had cash reserves of $33.3 million. Kinder Morgan Energy Partners funds its cash requirements for partnership distributions through cash from operations. In addition, Kinder Morgan Energy Partners uses cash from operating activities, available borrowings under its credit facility and the issuance of securities to fund expansions, acquisitions and operations. Therefore, cash balances of Kinder Morgan Energy Partners do not have an impact on either its short-term or long-term liquidity.


Cash Provided by Operating Activities


     Net cash provided by operating activities was $46.4 million for the three months ended March 31, 1999, versus $21.5 million in the comparable period of 1998. The period-to-period increase of $24.9 million in cash flow from operations was primarily the result of higher net earnings, non-cash depreciation and amortization charges and distributions from equity investments. Higher earnings and depreciation charges, chiefly due to business acquisitions made during 1998, increased $27.1 million and $7.3 million, respectively, in the first quarter of 1999 when compared to the same period in 1998. Distributions from Kinder Morgan Energy Partners' investments in Shell CO(2) Company, Ltd. and Plantation Pipe Line Company were the primary factors for the $6.5 million increase in equity investment distributions. The overall increase in cash provided by operating activities was partially offset by lower cash inflows relative to net changes in working capital items, higher payments for pipeline right-of-way easements and long-term payments under Kinder Morgan Energy Partners' executive compensation plan.


Cash Used in Investing Activities


     Net cash used in investing activities was $18.9 million for the three month period ended March 31, 1999, compared to $91.3 million in the same year-earlier period. The $72.4 million decrease reflects $61.8 million used for the March 6, 1998 acquisition of the Pacific operations and $25.0 million used for the March 5, 1998 cash investment in Shell CO(2) Company, Ltd. Lower overall funds used in investing activities were partially offset by a $14.0 million increase in capital expenditures driven primarily by continued investment in Kinder Morgan Energy Partners' Pacific operations. Excluding the effect of cash used for asset acquisitions, additions to property, plant and equipment were $18.4 million in the first quarter of 1999 and $4.4 million in the first quarter of 1998. These additions of property, plant and equipment include both expansion and maintenance projects.



Cash Provided by or Used in Financing Activities


     Net cash used in financing activities amounted to $25.9 million for the three month period ended March 31, 1999. This increase of $143.5 million from the comparable 1998 period was the result of decreased net borrowings and contributions by Kinder Morgan, G.P., Inc. The overall increase in cash used in financing activities was partially offset by lower debt refinancing fees.


     Overall debt financing activities provided $19.6 million in cash during the three month period of 1999, versus $134.2 million during the comparable period of 1998. The 1998 first quarter financing activities included borrowings made by Kinder Morgan Energy Partners as part of the acquisition of the Pacific operations. Distributions to all partners increased to $43.6 million in the three month period ended March 31, 1999, compared to $10.0 million in the comparable 1998 period. Higher distributions were the result of an increase in distributed cash flows. In addition, the higher distributions were as a result of an increase in the number of units, an increase in paid distributions per unit and an increase in incentive distributions to Kinder Morgan G.P., Inc. as a result of increased distributions to unitholders. Kinder Morgan Energy Partners paid distributions of $0.65 per unit in the first quarter of 1999 compared to $0.5625 per unit in the first quarter of 1998.



     The partnership agreement requires Kinder Morgan Energy Partners to distribute 100% of available cash, as defined in the partnership agreement, to its partners within 45 days following the end of each calendar quarter in accordance with their respective percentage interests. Available cash consists generally of all cash receipts of Kinder Morgan Energy Partners and its operating partnerships, less cash disbursements and net additions to reserves and amounts payable to the former Santa Fe general partner in respect of its 0.5% special limited partnership interest in SFPP, L.P.


     Kinder Morgan Energy Partners' debt instruments generally require Kinder Morgan Energy Partners to maintain a reserve for future debt service obligations. The purpose of the reserve is to lessen differences in the amount of available cash from quarter to quarter due to the timing of required principal and interest payments, which may only be required on a semi-annual or annual basis, and to provide a source of funds to make those payments. Kinder Morgan Energy Partners' debt instruments generally require Kinder Morgan Energy Partners to set aside each quarter a portion of the principal and interest payments due in the next six to twelve months.

     Available cash of Kinder Morgan Energy Partners generally is distributed 98% to the limited partners, including the approximate 2% limited partner interest of Kinder Morgan G.P., Inc., and 2% to Kinder Morgan G.P., Inc. This general requirement is modified to provide for incentive distributions to be paid to Kinder Morgan G.P., Inc. if quarterly distributions to unitholders exceed specified targets.

     In general, distributions by Kinder Morgan Energy Partners of available cash constituting cash from operations for any quarter will be made in the following manner:


     - first, 98% to the holders of units pro rata and 2% to Kinder Morgan G.P., Inc. until the holders of units have received a total of $0.3025 per unit for that quarter for each unit;



     - second, 85% of any available cash then remaining to the holders of units pro rata and 15% to Kinder Morgan G.P., Inc. until the holders of units have received a total of $0.3575 per unit for that quarter for each unit;



     - third, 75% of any available cash then remaining to all holders of units pro rata and 25% to Kinder Morgan G.P., Inc. until the holders of units have received a total of $0.4675 per unit for that quarter for each unit; and


     - fourth, 50% of any available cash then remaining to all holders of units pro rata and 50% to Kinder Morgan G.P., Inc.

Cash incentive distributions are generally defined as all cash distributions to Kinder Morgan G.P., Inc. that are in excess of 2% of the aggregate amount of cash being distributed. Kinder Morgan G.P., Inc.'s cash incentive distribution declared by Kinder Morgan Energy Partners for the first quarter of 1999 was $13.1 million, while the cash incentive distribution paid during the first quarters of 1999 and 1998 were $10.7 million and $1.9 million, respectively.

Credit Facilities


     Kinder Morgan Energy Partners has a $325 million revolving credit facility with a syndicate of financial institutions. First Union National Bank is the administrative agent under the agreement. Kinder Morgan Energy Partners and its subsidiary Kinder Morgan Operating Limited Partnership "B" are co-borrowers under its credit facility. Beginning in May 2000, the amount available under its credit facility reduces on a quarterly basis, until terminating in February 2005. All amounts are due upon a change of control.



     Kinder Morgan Energy Partners' operating partnerships and its other restricted subsidiaries, as defined in the credit facility, of Kinder Morgan Energy Partners, other than SFPP, L.P., have guaranteed Kinder Morgan Energy Partners' obligations under its credit facility. Kinder Morgan Energy Partners has guaranteed the obligations of Kinder Morgan Operating Limited Partnership "B" under its credit facility. The credit facility is unsecured but requires Kinder Morgan Energy Partners, in some circumstances, to provide cash collateral to the lenders to secure letters of credit. A default by Kinder Morgan Energy Partners on any of its indebtedness causes a default under this credit facility.


     Interest on advances under the credit facility is generally payable quarterly. Interest on loans accrues at Kinder Morgan Energy Partners' option at a floating rate equal to either:

     - First Union National Bank's base rate, but not less than the federal funds rate plus 0.5% per year, or

     - LIBOR, plus a margin that will vary from 0.75% to 1.25% per annum depending upon the ratio of Kinder Morgan Energy Partners' debt to cash flow.


     The credit facility includes restrictions that are customary for this type of facility, including:


     - requirements to maintain various financial ratios;

     - restrictions on the incurrence of additional indebtedness;

     - restrictions on entering into mergers, consolidations and sales of assets;

     - restrictions on making investments;


     - restrictions on additional liens;


     - prohibitions on making cash distributions to holders of units more frequently than quarterly;

     - prohibitions on making cash distributions in excess of 100% of available cash for the immediately preceding calendar quarter; and

     - prohibitions on making any distribution to holders of units if an event of default exists or would exist upon making that distribution.


     As of March 31, 1999, Kinder Morgan Energy Partners was in compliance with all of the restrictions relating to its credit facility and had no outstanding borrowings under its credit facility. Kinder Morgan Energy Partners has used previous borrowings of:



     - approximately $142 million borrowed to refinance its first mortgage notes, including a make whole prepayment premium, and the bank credit facilities of two of its operating partnerships;


     - approximately $25 million borrowed to fund its cash investment in Shell CO(2) Company;


     - approximately $100 million borrowed to fund part of the acquisition of the Pacific operations, including post-closing adjustments;



     - $100 million borrowed to fund part of the purchase price of its original 24% interest in Plantation Pipe Line Company;


     - $35 million borrowed to refinance debt of Kinder Morgan Bulk Terminals, Inc.

       that was outstanding at the time of the acquisition and to fund general corporate purposes; and


     - $35 million borrowed to finance the acquisition of the Pier IX terminal and the Shipyard River terminal.



     In addition, on June 16, 1999, Kinder Morgan Energy Partners borrowed approximately $124.2 million under its credit facility to fund the purchase price of an additional 27% of Plantation Pipe Line Company.



     Kinder Morgan Energy Partners used approximately $230 million of proceeds from the sale of senior notes in January 1999 to pay down outstanding balances under its credit facility.



     Kinder Morgan Energy Partners used approximately $210 million of proceeds from a public offering of units in June 1998 to pay down outstanding balances under its credit facility.



     Kinder Morgan Energy Partners' first mortgage notes were incurred for the original formation of Kinder Morgan Energy Partners. Kinder Morgan Energy Partners under its credit facility borrowed the remainder of the indebtedness incurred to refinance the first mortgage notes, for working capital and for general partnership purposes. Kinder Morgan Energy Partners' first mortgage notes bore interest at a fixed rate of 8.79% per year. The remaining indebtedness under its credit facility incurred to refinance the first mortgage notes bore interest at varying rates with a weighted average rate of approximately 7.65% per year as of December 31, 1997. Kinder Morgan Energy Partners' first mortgage notes were payable in 10 equal annual installments of $11 million commencing in June 1998. The remaining indebtedness under its credit facility incurred to refinance the first mortgage notes will mature in 1999.



     As of March 31, 1999, SFPP, L.P. had long-term debt of $355 million that consists of $244.0 million of first mortgage notes and $111.0 million borrowed under SFPP, L.P.'s $175 million bank credit facility. The SFPP, L.P. first mortgage notes are payable in annual installments through December 15, 2004. The credit facility matures in August 2000. Kinder Morgan Energy Partners intends to refinance some or all of the remaining SFPP, L.P. First Mortgage Notes as they become payable. The credit facility permits SFPP, L.P. to refinance the $64 million of SFPP, L.P. first mortgage notes due on or before December 15, 1999, plus a $31.5 million prepayment allowed on that date. The SFPP, L.P. credit facility also provides for a working capital facility of up to $25 million.


Senior Notes


     On January 29, 1999, Kinder Morgan Energy Partners issued $250 million of 6.30% senior notes due 2009. Interest on the senior notes is payable semi-annually on February 1 and August 1 of each year beginning on August 1, 1999. The indenture governing the senior notes contains restrictions on the ability of Kinder Morgan Energy Partners to enter into sale and leaseback transactions, grant liens on its assets and merge or consolidate with other entities. Each subsidiary that guarantees any senior debt of Kinder Morgan Energy Partners must also guarantee the senior notes. Currently, the senior notes are guaranteed by:


     - all of Kinder Morgan Energy Partners' operating partnerships other than SFPP, L.P.;

     - Kinder Morgan Bulk Terminals, Inc.;

     - Kinder Morgan Natural Gas Liquids Corporation; and

     - Kinder Morgan CO(2), LLC.


     Kinder Morgan Energy Partners may redeem the senior notes at any time, upon not less than 30 and not more than 60 days notice, at a price equal to 100% of the principal amount of the senior notes plus accrued interest to the redemption date plus a penalty, if any. The redemption right is subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date. The redemption price will never be less than 100% of the principal amount of the senior notes plus accrued interest to the redemption date.


     The amount of the penalty will be equal to the excess, if any, of:


     - the sum of the present values, calculated as of the redemption date, of:

       -- each interest payment that, but for that redemption, would have been payable on the senior notes being redeemed on each interest payment date occurring after the redemption date excluding any accrued interest for the period before the redemption date; and

       -- the principal amount that would have been payable at the final maturity of the senior notes if they had not been redeemed;

       over

     - the principal amount of the senior notes being redeemed.

     The present value of those interest and principal payments will be calculated by discounting the amount of each payment of interest or principal from the date that the payment would have been payable, but for the redemption, to the redemption date at a discount rate equal to the treasury yield, as defined below, plus 25 basis points.


     For purposes of determining the penalty, treasury yield means a rate of interest per year equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the senior notes, calculated to the nearest 1/12th of a year.


Capital Requirements for Recent Transactions


     SHELL CO(2) COMPANY, LTD. On March 5, 1998, Kinder Morgan Energy Partners transferred the Central Basin pipeline and $25 million in cash to Shell CO(2) Company, Ltd. in exchange for a 20% limited partner interest in Shell CO(2) Company. Kinder Morgan Energy Partners financed its cash investment in Shell CO(2) Company through its credit facility.


     SANTA FE PACIFIC PIPELINE PARTNERS. On March 6, 1998, Kinder Morgan Energy Partners acquired substantially all of the assets of Santa Fe Pacific Pipeline Partners, L.P. for an aggregate of approximately $1.4 billion, that consisted of approximately 26.6 million units, $84.4 million in cash and the assumption of various liabilities. Kinder Morgan Energy Partners financed the $84.4 million cash portion of the purchase price and a portion of the transaction expenses through its credit facility.

     KINDER MORGAN BULK TERMINALS, INC. Kinder Morgan Energy Partners, effective July 1, 1998, acquired Kinder Morgan Bulk Terminals, Inc. for approximately $100 million, consisting of approximately 2.1 million units and the assumption of approximately $23 million of indebtedness. Kinder Morgan Energy Partners later repaid the indebtedness with funds borrowed under its credit facility.


     PLANTATION PIPE LINE COMPANY. On September 15, 1998, Kinder Morgan Energy Partners acquired 24% of Plantation Pipe Line Company for $110 million. Kinder Morgan Energy Partners borrowed $100 million under its credit facility, and paid $10 million from its cash accounts. On June 16, 1999, Kinder Morgan Energy Partners acquired an additional 27% of Plantation Pipe Line Company by borrowing the approximately $124.2 million purchase price under its credit facility.



     PIER IX TERMINAL AND SHIPYARD RIVER TERMINAL. On December 18, 1998, Kinder Morgan Energy Partners acquired the Pier IX terminal, located in Newport News, Virginia, and the Shipyard River terminal, located in Charleston, South Carolina, for $35 million, which Kinder Morgan Energy Partners borrowed under the credit facility.


YEAR 2000


     Kinder Morgan Energy Partners has implemented a five phase program to achieve Year 2000 compliance. Kinder Morgan Energy Partners is in the process of the evaluation of both information technology systems and non-related systems including those that contain embedded technology.

     Kinder Morgan Energy Partners has completed the system inventory phase. In the system inventory phase, all hardware and critical software was inventoried and a database of systems that needed further assessment was created.


     Kinder Morgan Energy Partners completed the assessment phase in May 1999. In the assessment phase, specific Year 2000 issues and solutions were identified. Kinder Morgan Energy Partners accounting and managerial software, to be shared with us, are products purchased at retail. For Year 2000 problems, Kinder Morgan Energy Partners intends to rely on vendors' updates made available to the general public, if any, or will replace that software as necessary.



     Kinder Morgan Energy Partners has begun the system testing phase. In the system testing phase, test of actual data on critical systems are run to ensure that they will operate properly after the Year 2000. Kinder Morgan Energy Partners anticipates completing the system testing phase by the end of August 1999.


     Kinder Morgan Energy Partners has begun the remediation phase. In the remediation phase, problems that arise in Kinder Morgan Energy Partners' assessment and system testing phases are fixed. Kinder Morgan Energy Partners anticipates completing the remediation of critical systems by the end of August 1999, and all other remediation by the end of October 1999.

     Kinder Morgan Energy Partners has begun the contingency planning phase. Kinder Morgan Energy Partners currently has plans in place for non-Year 2000 related contingencies and will modify these plans to address any specific contingencies related to the Year 2000 problem. Initial drills of contingency operations were held in the first quarter of 1999. Refinement of contingency plans and employee training will continue throughout the year and be completed in the fourth quarter of 1999.

     Kinder Morgan Energy Partners does not believe it has material exposure to third parties' failures to remediate the Year 2000 problem. Kinder Morgan Energy Partners has not sought and does not intend to seek information from material suppliers, customers, or service providers to determine the exact extent to which Kinder Morgan Energy Partners would be affected by third parties' failures to remediate the Year 2000 problem.


     Kinder Morgan Energy Partners has identified as a worst case scenario that Year 2000 failures of electricity and telecommunications providers will hinder its ability to operate its pipelines by automation. In this event, Kinder Morgan Energy Partners will operate the pipelines manually until its service providers are able to resume services.



     Kinder Morgan Energy Partners has budgeted $1.5 million, and to date has spent approximately $600,000, to address the Year 2000 problem. Kinder Morgan Energy Partners does not believe that any material expenditures will be required to address the Year 2000 problem as it relates to existing systems. However, uncertainty exists concerning the potential costs and effects associated with any Year 2000 compliance. Therefore, Kinder Morgan Energy Partners cannot assure you that unexpected Year 2000 compliance problems of either Kinder Morgan Energy Partners or its vendors, customers, and service providers would not materially and adversely affect Kinder Morgan Energy Partners' business, financial condition or operating results.

                        BUSINESS OF KINDER MORGAN, INC.


     We are the sole stockholder of Kinder Morgan G.P., Inc., the general partner of Kinder Morgan Energy Partners, L.P., a publicly-traded limited partnership that manages a diverse group of assets used in the transportation, storage and processing of energy products. We acquired Enron Liquids Pipeline Company, the predecessor company to Kinder Morgan G.P., Inc., in February 1997. We plan to implement an aggressive growth strategy to pursue strategic acquisitions of these same types of assets and businesses, both on our own and in cooperation with Kinder Morgan Energy Partners. Although we have not yet reached a definitive agreement for any acquisition, we have had discussions with several potential acquisition candidates and intend to move quickly toward the advancement of these discussions and the implementation of an acquisition strategy.


     Our current earnings and cash flow are generated solely from cash distributions received from Kinder Morgan G.P., Inc., which are in turn generated by the operations of Kinder Morgan Energy Partners, its operating limited partnerships and subsidiaries. Kinder Morgan G.P., Inc. owns and receives quarterly distributions for:

     - a 1% general partner interest in Kinder Morgan Energy Partners;

     - 862,000 publicly-traded common units representing limited partner interests in Kinder Morgan Energy Partners;

     - a 1.0101% general partner interest in each of four subsidiary operating partnerships of Kinder Morgan Energy Partners; and

     - a cash incentive distribution based on the amount of available cash of Kinder Morgan Energy Partners distributed to the holders of its common units.

     We believe that the stable cash flows of Kinder Morgan Energy Partners will continue to provide us a secure source of revenues.


     We also expect those revenues to grow due to Kinder Morgan Energy Partners' growth-oriented strategy and Kinder Morgan G.P., Inc.'s right to an incentive cash distribution under Kinder Morgan Energy Partners' partnership agreement. Because of that right, Kinder Morgan G.P., Inc. has a strong incentive to increase Kinder Morgan Energy Partners' unitholder distributions. That incentive is a percentage of cash distributions made by Kinder Morgan Energy Partners, which percentage increases up to 50%, as distributions to the common unitholders of Kinder Morgan Energy Partners increase. Kinder Morgan Energy Partners has announced raises in its quarterly distribution six times in nine quarters since we acquired Kinder Morgan G.P., Inc. During that time, we have increased the per unit quarterly cash distribution to the common unitholders of Kinder Morgan Energy Partners by over 120%, from $0.315 to $0.70. At Kinder Morgan Energy Partners' current per unit distribution, Kinder Morgan G.P., Inc.:



     - receives approximately 29% of the cash distributed by Kinder Morgan Energy Partners, which percentage consists of 27% from the incentive cash distribution and 2% from the 2% general partner interest in Kinder Morgan Energy Partners and its operating limited partnerships; and



     - pursuant to the incentive cash distribution, shares equally, at the maximum 50% level, with the common units in any increase in Kinder Morgan Energy Partners' per unit cash distribution; each $0.01 increase in the per common unit quarterly distribution of Kinder Morgan Energy Partners results in Kinder Morgan G.P., Inc.'s receipt of an additional $488,157 based on the 48,815,690 common units currently outstanding.



     Kinder Morgan G.P., Inc. received approximately $32.7 million in 1998 and approximately $10.7 million in the first three months of 1999 from Kinder Morgan Energy Partners due to the cash incentive distribution. For a detailed description of the incentive cash distribution, see "Relevant Provisions of Kinder Morgan Energy Partners' Partnership Agreement -- Cash Distribution Policy," on page 79.

     Our management, in its capacity as the management of Kinder Morgan G.P., Inc., has an established track record of acquisitions and efficient management of the operations of Kinder Morgan Energy Partners. We intend to implement the same strategy of strategic acquisitions, cost cuts and enhanced use of assets. Since we are a business corporation with different cash distribution requirements and tax characteristics than a publicly-traded limited partnership like Kinder Morgan Energy Partners, we believe we will have the added flexibility to pursue acquisitions which may not be suitable for or available to Kinder Morgan Energy Partners. For example, we may pursue acquisitions of companies that Kinder Morgan Energy Partners could not pursue due to:

     - the nature of the target companies' income jeopardizing Kinder Morgan Energy Partners' partnership tax status; or,

     - the target companies' stockholders unwillingness to accept Kinder Morgan Energy Partners' limited partnership units.

     We may divide purchased assets between us and Kinder Morgan Energy Partners as appropriate after we consider each entity's different characteristics and strategies. We intend for this shared approach to allow us and Kinder Morgan Energy Partners to combine acquisition resources and strategies so that both entities potentially share the associated costs and maximize the value of the acquired assets or businesses. This enhanced flexibility should permit Kinder Morgan Energy Partners:

     - to make acquisitions it could not otherwise make; and

     - to increase its asset base to generate cash for its distributions to its partners.

     These actions may result in larger cash distributions by Kinder Morgan Energy Partners to Kinder Morgan G.P., Inc. that would allow Kinder Morgan G.P., Inc. to make larger cash distributions to us.

                   BUSINESS OF KINDER MORGAN ENERGY PARTNERS


     Kinder Morgan Energy Partners manages a diverse group of assets used in the transportation, storage and processing of energy products, including six refined product/liquids pipeline systems containing over 5,000 miles of pipeline and over 20 truck loading terminals. Kinder Morgan Energy Partners also operates 24 bulk terminal facilities that transfer over 40 million tons of coal, petroleum coke and other products annually. In addition, Kinder Morgan Energy Partners owns 51% of Plantation Pipe Line Company, 20% of Shell CO(2) Company, Ltd. and a 25% interest in a product processing facility.


     Kinder Morgan Energy Partners' operations are grouped into three reportable business segments:


     - Pacific operations;



     - Mid-continent operations; and



     - Bulk terminals.



     The following table reflects revenues and earnings in millions of dollars for Kinder Morgan Energy Partners' segments for the periods indicated. Earnings exclude interest and debt expense, general and administrative expense, minority expense and other insignificant items. Kinder Morgan Energy Partners acquired the Pacific operations on March 6, 1998. The amounts for the Pacific operations reflect the historical performance of the Pacific operations and may not be indicative of the results that would have occurred if the acquisition of the Pacific operations had been completed on January 1, 1998, or that will be obtained in the future. 1998 results of the bulk terminals segment include results of Kinder Morgan Bulk Terminals, Inc. from July 1, 1998, and the Pier IX terminal and the Shipyard River terminal from December 18, 1998.



                                       REVENUES                          EARNINGS
                            -------------------------------   ------------------------------
                                              THREE MONTHS                     THREE MONTHS
                              YEAR ENDED         ENDED          YEAR ENDED         ENDED
                             DECEMBER 31,      MARCH 31,       DECEMBER 31,      MARCH 31,
                                 1998             1999             1998            1999
                            --------------   --------------   --------------   -------------
Pacific operations........  $221.4    68.6%  $ 60.7    60.7%  $140.1    71.3%  $42.4    69.1%
Mid-continent
  operations..............    38.3    11.9%    10.6    10.6%    37.2    18.9%   10.1    16.5%
Bulk terminals............    62.9    19.5%    28.7    28.7%    19.2     9.8%    8.8    14.4%
                            ------   -----   ------   -----   ------   -----   -----   -----
          Total...........  $322.6   100.0%  $100.0   100.0%  $196.5   100.0%  $61.3   100.0%


     Kinder Morgan Energy Partners' objective is to increase unitholder distributions through:

     - the reduction of operating expenses;

     - better use and expansion of its asset base; and

     - selective, strategic acquisitions that help increase distributions to its partners.


     Kinder Morgan G.P., Inc.'s cash incentive distributions provide it with a strong incentive to increase unitholder distributions through the successful management and business growth of Kinder Morgan Energy Partners. With the addition of the Pacific operations, Kinder Morgan Energy Partners became the largest publicly-traded limited partnership in the pipeline industry and the second largest products pipeline system in the United States in terms of volumes delivered.


     Generally, Kinder Morgan Energy Partners transports and/or handles products for a fee and is not engaged in the purchase and resale of commodity products. As a result, Kinder Morgan Energy Partners does not face risks relating to shifts in commodity prices.

PRODUCTS TRANSPORTED ON KINDER MORGAN ENERGY PARTNERS' PIPELINES

     Products transported on Kinder Morgan Energy Partners' pipelines include refined petroleum products, natural gas liquids and carbon dioxide.

     Refined petroleum products and their related uses are:


PRODUCT                   USE
-------                   ---
Gasoline................  Transportation
Jet/Kerosene............  Commercial and
                          military air
                          transportation
Distillate..............  Transportation, farm,
                          industrial and
                          commercial
Residual Fuels..........  Marine transportation
                          and power generation


     Natural gas liquids are typically extracted from natural gas in liquid form under low temperatures and high pressure conditions. Natural gas liquids products and their related uses are:


PRODUCT                   USE
-------                   ---
Propane.................  Residential heating,
                          agricultural uses and
                          petrochemical
                          component
Isobutanes..............  Further processing
Natural Gasoline........  Further processing or
                          gasoline blending into
                          gasoline motor fuel
Ethane..................  Petrochemical
                          component
Normal Butane...........  Petrochemical
                          component


     Carbon dioxide is used in enhanced oil recovery projects as a flooding medium for recovering crude oil from mature oil fields.

PACIFIC OPERATIONS


     Kinder Morgan Energy Partners' Pacific operations include interstate pipelines regulated by the Federal Energy Regulatory Commission, intrastate pipeline systems regulated by the California Public Utilities Commission in California and non-regulated terminal operations.



     Kinder Morgan Energy Partners plans to expand its presence in the rapidly growing refined products market in the Western United States through acquisitions that increase unitholder distributions and incremental expansions of the Pacific operations. Since the acquisition of the Pacific operations, Kinder Morgan Energy Partners has reduced costs by over $20 million per year through the elimination of redundant general, administrative and other expenses.



     The Pacific operations are split into a South region and a North region. Combined, the two regions consist of five segments that serve six western states with approximately 3,300 miles of refined petroleum products pipeline and related terminal facilities.



     The Pacific operations pipelines transport over one million barrels per day of refined petroleum products. The three main product types transported are gasoline, 63%, diesel fuel, 20% and jet fuel, 17%. The Pacific operations also include 13 truck-loading terminals and provide pipeline service to approximately 44 customer-owned terminals, three commercial airports and 12 military bases.



     These pipeline assets provide refined petroleum products to some of the fastest growing populations in the United States. Significant population gains have occurred in the southern California and San Francisco Bay areas, as well as Las Vegas, Nevada and the Tucson-Phoenix, Arizona region. Pipeline transportation of gasoline and jet fuel has a direct correlation with increases or decreases in population. Kinder Morgan Energy Partners and we believe that the increase in populations associated with the markets served by the Pacific operations will continue in the future. Kinder Morgan Energy Partners intends to expand the Pacific operations to meet increased demand resulting from these positive demographic trends.



     SOUTH REGION. The South region consists of three pipeline segments: the West line, the East line and the San Diego line.



     The West line consists of approximately 555 miles of primary pipeline and currently transports products for approximately 50 shippers from seven refineries and three pipeline terminals in the Los Angeles basin to Phoenix and Tucson, Arizona and various intermediate commercial and military delivery points. Also, a significant portion of West line volumes are transported to Colton, California for local distribution and for delivery to Calnev Pipeline, an unaffiliated transporter of refined petroleum products to Las Vegas, Nevada and intermediate points. The West line serves Kinder Morgan Energy Partners' terminals located in Colton and Imperial, California as well as in Phoenix and Tucson.



     The East line is comprised of two parallel lines originating in El Paso, Texas and continuing approximately 300 miles west to the Tucson terminal and one line continuing northwest approximately 130 miles from Tucson to Phoenix, Arizona. All products received by the East line at El Paso come from a refinery in El Paso or are delivered through connections with non-affiliated pipelines from refineries in Odessa and Dumas, Texas and Artesia, New Mexico. The East line serves Kinder Morgan Energy Partners' terminals located in Tucson and Phoenix, Arizona.



     In June 1999, Kinder Morgan Energy Partners completed an expansion of its Southern California products pipeline system. The expansion involved the construction of 13 miles of 16-inch diameter pipeline from Carson, California to Norwalk, California. The new pipeline connects to an existing 16-inch diameter pipeline from Norwalk to Colton and provides additional capacity between Carson and Colton. Prior to the expansion, the pipeline between Carson and Colton operated at maximum capacity. The additional pipe increased the capacity of the system from 340,000 barrels per day to 520,000 barrels per day, an increase of over 50%. The project cost approximately $30 million.



     The San Diego line is a 135-mile pipeline serving major population areas in Orange County, immediately south of Los Angeles, and San Diego. The same refineries and terminals that supply the West line also supply the San Diego Line. This line extends south to serve Kinder Morgan Energy Partners' terminals in the cities of Orange and San Diego. On February 25, 1999, Kinder Morgan Energy Partners announced an expansion of the San Diego line. The expansion project will cost approximately $18 million and consists of the construction of 23 miles of 16 inch diameter pipe, and other related facilities. The new facilities will increase capacity on the San Diego line by approximately 25% and will increase the Pacific operation's capability to transport gasoline, diesel and jet fuel to customers in the rapidly growing Orange County and San Diego, California markets. Permitting for the project is underway with approval expected in the fall of 1999.



     NORTH REGION. The North region consists of two pipeline segments, the North line and the Oregon line.



     The North line consists of approximately 1,700 miles of pipeline in six segments originating in Richmond, Concord and Bakersfield, California. This line serves Kinder Morgan Energy Partners' terminals located in Brisbane, Bradshaw, Chico, Fresno and San Jose, California, and Sparks, Nevada. The products delivered through the North line come from refineries in the San Francisco Bay and Bakersfield areas. The North line receives a small percentage of product transported from various pipeline and marine terminals that deliver products from foreign and domestic ports. A refinery located in Bakersfield supplies substantially all of the products shipped through the Bakersfield-Fresno segment of the North line. In October 1998, Kinder Morgan Energy Partners announced an expansion of the Northern California products pipeline system serving the Sacramento and Chico, California, and Reno, Nevada market areas. The expansion will include the installation of additional horsepower at various pumping facilities and reconfiguration of piping and related facilities. This segment of the pipeline currently operates at its maximum capacity and the incremental facilities will increase the capacity and throughput on the system by 20%. The project will cost approximately $5 million and is projected to be in service by September 1999.



     The Oregon line is a 114-mile pipeline serving approximately ten shippers. The Oregon line receives products from marine terminals in Portland, Oregon and from Olympic pipeline. Olympic pipeline is a non-affiliated carrier that transports products from the Puget Sound, Washington area to Portland. From its origination point in Portland, the Oregon line extends south and serves Kinder Morgan Energy Partners' terminal located in Eugene, Oregon.



     TRUCK LOADING TERMINALS. The Pacific operations include 13 truck-loading terminals with an aggregate usable tank capacity of approximately 8.2 million barrels. Terminals are located at destination points on each of the lines as well as at various intermediate points along each line. The simultaneous truck-loading capacity of each terminal ranges from 2 to 12 trucks. Kinder Morgan Energy Partners provides the following services at these terminals:


     - short-term product storage;

     - truck loading;

     - vapor recovery;

     - deposit control additive injection;

     - dye injection;

     - oxygenate blending; and

     - quality control.

     The capacity of terminaling facilities varies throughout Kinder Morgan Energy Partners' pipeline systems. Kinder Morgan Energy Partners does not own terminal facilities at all pipeline delivery locations. At some locations, Kinder Morgan Energy Partners makes product deliveries to facilities owned by shippers or independent terminal operators. Kinder Morgan Energy Partners provides truck loading and other terminal services as an additional service, and charges a separate fee in addition to pipeline tariffs.


     MARKETS. Currently the Pacific operations serve in excess of 100 shippers in the refined products market, with the largest customers consisting of:


     - major petroleum companies;

     - independent refineries;

     - the United States military; and

     - independent marketers and distributors of products.


     A substantial portion of product volume transported is gasoline. Demand for gasoline depends on factors including prevailing economic conditions and demographic changes in the markets served. Kinder Morgan Energy Partners and we expect the majority of the Pacific operations' markets to maintain population growth rates that exceed the national average for the foreseeable future.



     Currently, the California gasoline market is approximately 900,000 barrels per day. The Arizona gasoline market is served primarily by Kinder Morgan Energy Partners at a market demand of 135,000 barrels per day. Nevada's gasoline market is currently in excess of 50,000 barrels per day and Oregon's is approximately 98,000 barrels per day. The diesel and jet fuel market is approximately:


     - 377,000 barrels per day in California;

     - 78,000 barrels per day in Arizona;

     - 72,000 barrels per day in Nevada; and

     - 62,000 barrels per day in Oregon.

In the aggregate, Kinder Morgan Energy Partners transports over 1 million barrels of petroleum products per day.

     The volume of products transported is directly affected by the level of end-user demand for those products in the geographic regions served. Some product volumes can experience seasonal variations and overall volumes may be slightly lower during the first and fourth quarters of each year.


     SUPPLY. The majority of refined products supplied to the Pacific operations come from the major refining centers around Los Angeles, San Francisco and Puget Sound, as well as waterborne terminals. The waterborne terminals have three central locations on the Pacific Coast:



     - terminals operated by GATX, Mobil and others on the Washington and Oregon coast;



     - the Shore terminal on the Northern California coast; and

     - terminals operated by GATX, Equilon and ATSC on the Southern California coast.



     COMPETITION. The most significant competitors to the Pacific operations pipeline system are:



     - proprietary pipelines owned and operated by major oil companies in the area where the pipeline system delivers products; and



     - refineries within Kinder Morgan Energy Partners' market areas with related trucking arrangements.



     Kinder Morgan Energy Partners and we believe that high capital costs, tariff regulation and environmental permitting considerations make it unlikely that a competing pipeline system comparable in size and scope will be built in the foreseeable future. However, the possibility of the construction of pipelines to serve specific markets is a continuing competitive factor.



     Trucks may competitively deliver products in some short-distance markets. Increased use of trucking by major oil companies has caused minor but notable reductions in product volumes delivered to destinations close to refineries, primarily to Orange and Colton, California. We cannot predict whether this trend towards increased short-distance trucking will continue in the future.



     Longhorn Partners Pipeline is a proposed joint venture project that would begin transporting refined products from refineries on the Gulf Coast to El Paso and other destinations in Texas. Increased product supply in the El Paso area could result in some shift of volumes transported into Arizona from the West line to the East line. While increased movements into the Arizona market from El Paso would displace higher tariff volumes supplied from Los Angeles on the West line, this shift of supply has not had, and we do not expect it to have, a material adverse effect on operating results.


MID-CONTINENT OPERATIONS


     The Mid-continent operations include:



     - ownership of 51% of Plantation Pipe Line Company;



     - the North system;


     - ownership of 20% of Shell CO(2) Company;


     - the Cypress pipeline;


     - ownership of 50% of Heartland Pipeline Company;


     - ownership of 25% of a natural gas liquids processor; and


     - a gas processing plant.

Plantation Pipe Line Company


     Kinder Morgan Energy Partners owns 51% of Plantation Pipe Line Company, which owns and operates a 3,100 mile pipeline system throughout the southeastern United States. Plantation Pipe Line Company serves the southeastern United States. Kinder Morgan Energy Partners and we believe population increases in the southeastern United States will lead to increased use and expansion of Plantation Pipe Line Company's pipeline system.



     MARKETS. Plantation Pipe Line Company ships products for approximately 50 shipper companies to terminals throughout the southeastern United States. Plantation Pipe Line Company's principal customers are Gulf Coast refining and marketing companies, fuel wholesalers and the United States Department of Defense. In addition, Plantation Pipe Line Company services the Atlanta, Georgia; Charlotte, North Carolina; and Washington, D.C. airports, where it delivers jet fuel to major airlines.


     SUPPLY. Products shipped on Plantation Pipe Line Company's pipelines originate at various Gulf Coast refineries from which major integrated oil companies and independent refineries and wholesalers ship refined petroleum products. Plantation Pipe Line Company's pipelines can transport over 600,000 barrels of refined petroleum products per day.

     COMPETITION. Plantation Pipeline Company competes primarily with the Colonial Pipeline, which also runs from Gulf Coast refineries throughout the southeastern United States and extends into the northeastern states.

North System


     The North system is an approximate 1,600-mile interstate common carrier pipeline of natural gas liquids and refined petroleum products. Because the North system serves a relatively mature market, Kinder Morgan Energy Partners intends to focus on increased volumes by remaining a reliable, cost-effective provider of transportation services and by continuing to increase the range of products transported and services offered.


     The North system extends from south central Kansas to the Chicago area. South central Kansas is a major hub for producing, gathering, storing, separating and transporting natural gas liquids.


     This table shows volumes in thousands of barrels of natural gas liquids transported on the North system for delivery to the various markets for the periods indicated. The category "other" includes natural gas liquid gathering systems and Chicago originations other than volumes of refinery butanes to be transported long distances. Decreases in volumes shipped on the North system in 1997 and 1998 are attributable to warmer than average winter months which resulted in lower demand. We cannot assure you that this trend will not continue.


                                                          YEAR ENDED DECEMBER 31,
                                                 ------------------------------------------
                                                  1994     1995     1996     1997     1998
                                                 ------   ------   ------   ------   ------
Petrochemicals.................................   2,861    1,125      684    1,200    1,040
Refineries and line reversal...................  10,478    9,765    9,536   10,600   10,489
Fuels..........................................  10,039    7,763   10,500    7,976    6,150
Other..........................................   6,551    7,114    8,126    7,399    5,532
                                                 ------   ------   ------   ------   ------
          Total................................  29,929   25,767   28,846   27,175   23,211


     The North system has approximately 7.3 million barrels of storage capacity, which includes caverns, steel tanks, pipeline volume and leased storage capacity. This storage capacity provides operating efficiencies and flexibility in meeting seasonal demand of shippers as well as propane storage for the truck-loading terminals.



     TRUCK-LOADING TERMINALS. The North system has seven propane truck-loading terminals and one multi-product complex at Morris, Illinois, in the Chicago area. The Morris terminal complex can load propane, normal butane, isobutane and natural gasoline.



     MARKETS. The North system currently serves approximately 50 shippers in the upper Midwest market, including both users and wholesale marketers of natural gas liquids. These shippers include all four major refineries in the Chicago area. Wholesale marketers of natural gas liquids primarily make direct large volume sales to major end-users, including propane marketers, refineries, petrochemical plants, and industrial concerns. Market demand for natural gas liquids varies according to the different end uses to which natural gas liquid products may be applied. Demand for transportation services is influenced not only by demand for natural gas liquids but also by the available supply of natural gas liquids.



     SUPPLY. Natural gas liquids extracted or separated at the Bushton gas processing plant operated by KN Processing, Inc. have historically accounted for a significant portion, approximately 40-50%, of the natural gas liquids transported through the North system. Other sources of natural gas liquids transported in the North system include major independent oil companies, marketers, end-users and natural gas processors that use interconnecting pipelines to transport natural gas liquids.



     COMPETITION. The North system competes with other liquids pipelines and to a lesser extent rail carriers. In most cases, established pipelines are generally the lowest cost alternative for the transportation of natural gas liquids and refined petroleum products. Therefore, pipelines owned and operated by others represent Kinder Morgan Energy Partners' primary competition. In the Chicago area, the North system competes with other natural gas liquid pipelines that deliver into the area and with rail car deliveries primarily from Canada. Other Midwest pipelines and area refineries compete with the North system for propane terminal deliveries. The North system also competes indirectly with pipelines that deliver product to markets that the North system does not serve, including the Gulf Coast market area.



Shell CO(2) Company, Ltd.



     On March 5, 1998, Kinder Morgan Energy Partners and affiliates of Shell Oil Company agreed to combine their carbon dioxide activities and assets into a partnership, Shell CO(2) Company, Ltd., operated by Shell Oil. Kinder Morgan Energy Partners acquired, through a newly created limited liability company, a 20% interest in Shell CO(2) Company, Ltd. in exchange for contributing its Central Basin pipeline and approximately $25 million in cash. Shell Oil contributed the following assets in exchange for an 80% interest in Shell CO(2) Company, Ltd.:


     - an approximate 45% interest in the McElmo Dome carbon dioxide reserves;

     - an 11% interest in the Bravo Dome carbon dioxide reserves;

     - an indirect 50% interest in the Cortez pipeline;

     - a 13% interest in the Bravo pipeline; and

     - various other related assets.

     This combination of Kinder Morgan Energy Partners' and Shell Oil's assets facilitates the marketing of carbon dioxide by the delivery of a complete package of carbon dioxide supply, transportation and technical expertise to the customer. Carbon dioxide is used in enhanced oil recovery projects as a flooding medium for recovering crude oil from mature oil fields. By creating an area of mutual interest in the continental United States, Kinder Morgan Energy Partners will have the opportunity to participate with Shell Oil in various new carbon dioxide projects in the region. Altura, Shell Oil's joint venture with Amoco, is a major user of carbon dioxide in its West Texas fields.


     Within the Permian Basin, the strategy of Shell CO(2) Company, Ltd. is to offer customers "one-stop shopping" for carbon dioxide supply, transportation and technical support service. Outside the Permian Basin, Shell CO(2) Company, Ltd. intends to compete aggressively for new supply and transportation projects. Kinder Morgan Energy Partners believes these projects will arise as other United States oil producing basins mature and make the transition from primary production to enhanced recovery methods.



     Under the terms of the Shell CO(2) Company, Ltd. partnership agreement, Kinder Morgan Energy Partners will receive a priority distribution of $14.5 million per year from 1998 through 2001. To the extent the amount paid to Kinder Morgan Energy Partners over this period is in excess of Kinder Morgan Energy Partners' percentage share, currently 20%, of Shell CO(2) Company, Ltd.'s distributable cash flow for that period, discounted at 10%, Shell Oil will receive a priority distribution during 2002 and 2003 equal to the amount of the overpayment. If the priority distribution through 2003 does not make up the overpayment, Kinder Morgan Energy Partners will be required to make a capital contribution to Shell CO(2) Company, Ltd. for that difference. After 2003, Kinder Morgan Energy Partners will participate in distributions according to its ownership percentage.



     MARKETS. The current size of market demand for carbon dioxide to be used in enhanced oil recovery is approximately 1.1 billion cubic feet per day. Carbon dioxide shippers can deliver approximately 1.3 billion cubic feet per day. Shell CO(2) Company, Ltd.

controls 1 billion cubic feet per day of that capacity.



     COMPETITION. Shell CO(2) Company, Ltd.'s primary competitors for the sale of carbon dioxide include suppliers that have an ownership interest in McElmo Dome, Bravo Dome and Sheep Mountain Dome carbon dioxide reserves. Shell CO(2) Company, Ltd.'s ownership interests in the Cortez and Bravo pipelines are in direct competition with Sheep Mountain pipeline. Shell CO(2) Company, Ltd. and Sheep Mountain pipeline compete with one another for transportation of carbon dioxide to the Denver City, Texas market area. We cannot assure you that new carbon dioxide source fields will not be discovered which could compete with Shell CO(2) Company, Ltd. or that new methodologies for enhanced oil recovery may not replace carbon dioxide flooding.


Cypress Pipeline


     The Cypress pipeline is an interstate pipeline system originating at storage facilities in Mont Belvieu, Texas and extending 104 miles east to the Lake Charles, Louisiana area. Mont Belvieu, located approximately 20 miles east of Houston, is the largest hub for natural gas liquids gathering, transportation, processing and storage in the United States.



     MARKETS. The Cypress pipeline was built to service a major petrochemical producer in the Lake Charles, Louisiana area under a 20-year ship-or-pay agreement that expires in 2011. The contract requires a minimum volume of 30,000 barrels per day and in 1997, the producer agreed to ship a minimum of an additional 13,700 barrels per day for five years. Also in 1997, Kinder Morgan Energy Partners expanded the Cypress pipeline's capacity by 25,000 barrels per day to 57,000 barrels per day. Kinder Morgan Energy Partners continues to pursue projects that could increase volumes on the Cypress pipeline.



     SUPPLY. The Cypress pipeline originates in Mont Belvieu, Texas where it is able to receive ethane and ethane/propane mix from local storage facilities. Mont Belvieu has facilities to separate natural gas liquids received from several pipelines into ethane and other components. Additionally, pipeline systems that transport natural gas liquids from major producing areas in Texas, New Mexico, Louisiana, Oklahoma, and the Mid-continent region supply ethane and ethane/propane mix to Mont Belvieu.


Heartland Pipeline Company

     The Heartland Pipeline Company pipeline was completed in the fall of 1990. Kinder Morgan Energy Partners and Conoco each own 50% of Heartland Pipeline Company. Kinder Morgan Energy Partners operates the pipeline and Conoco operates Heartland Pipeline Company's Des Moines terminal and serves as its managing partner. In April 1999, Heartland Pipeline Company commenced a $3.4 million expansion to Omaha, Nebraska and Council Bluffs, Iowa.

     MARKETS. Heartland Pipeline Company provides transportation of refined petroleum products from refineries in the Kansas and Oklahoma area to a Conoco terminal in Lincoln, Nebraska and Heartland Pipeline Company's Des Moines terminal. The demand for, and supply of, refined petroleum products in the geographic regions served by Heartland Pipeline Company directly affect the volume of refined petroleum products transported by Heartland Pipeline Company.


     SUPPLY. Refined petroleum products transported by Heartland Pipeline Company on the North system are supplied primarily from the National Cooperative Refinery Association crude oil refinery in McPherson, Kansas and the Conoco crude oil refinery in Ponca City, Oklahoma.


     COMPETITION. Heartland Pipeline Company competes with other refined product carriers in the geographic market it serves. Heartland Pipeline Company's principal competitor is Williams Pipeline Company.

Mont Belvieu Fractionator


     Kinder Morgan Energy Partners owns a 25% interest in the Mont Belvieu fractionator, located approximately 20 miles east of Houston in Mont Belvieu, Texas. The fractionator is a 200,000-barrel per day full-service processing facility that produces a range of products, including ethane, propane, normal butane, isobutane and natural gasoline from a raw stream of natural gas liquids. Enterprise Products Company operates the facility, which was built in 1980.



     MARKETS. The fractionator is located in proximity to major end-users of its specified products, ensuring consistent access to the largest domestic market for natural gas liquid products. In addition, the Mont Belvieu hub has access to deep-water port loading facilities via the Port of Houston, allowing access to import and export markets.



     SUPPLY. The Mont Belvieu fractionator is fed by six major natural gas liquids pipelines, through several pipeline interconnects and unloading facilities. The Mont Belvieu fractionator also can access supply from a variety of other sources. Supply can either be brought directly into the facility or into underground salt dome storage.



     COMPETITION. The Mont Belvieu fractionator competes for volumes of natural gas liquids with three other processing facilities located in the Mont Belvieu hub and surrounding areas. Competitive factors for customers include primarily the level of processing fees charged and the relative amount of available capacity.


Painter Gas Processing Plant


     The Painter plant, located near Evanston, Wyoming, is leased to Amoco Oil Company, which operates the Painter plant fractionator and the associated Millis terminal and storage facilities for its own account. Amoco also owns and operates the nearby Amoco Painter complex gas plant.


Bulk Terminals


     Kinder Morgan Energy Partners' bulk terminals consist of 24 bulk terminals, which handle over 40 million tons of dry and liquid bulk products annually. The bulk terminals include:


     - five coal terminals;

     - eight petroleum coke terminals; and

     - eleven other bulk terminals.

     Kinder Morgan Energy Partners plans to grow its bulk terminals business by:

     - the expansion of the use of its existing facilities, particularly those facilities which handle low-sulfur western coal;

     - the design, construction and operation of new facilities for current and prospective customers; and

     - acquisitions that will allow Kinder Morgan Energy Partners to use its operational expertise and customer relationships to improve the performance of the acquired business.


     We believe two additional trends will provide opportunity for growth in Kinder Morgan Energy Partners' bulk terminals:


     - increased demand for imported cement due to federally legislated highway construction and limited domestic cement production may lead to higher volumes at our import cement terminals; and


     - increased imports of various foreign crude oils, which generate more petroleum coke than domestic crude, may lead to opportunities for Kinder Morgan Energy Partners' bulk terminals to operate additional petroleum coke units at import facilities.


Coal Terminals


     The Cora terminal is a high-speed, rail-to-barge coal transfer and storage facility. Built in 1980, the terminal is located on approximately 480 acres of land along the upper Mississippi River near Cora, Illinois, about 80 miles south of St. Louis. The terminal has a capacity of about 15 million tons per year that can be expanded to 20 million tons with capital additions. The terminal currently is equipped to store up to 1.0 million tons of coal. This storage provides customers the flexibility to coordinate their supplies of coal with the demand at power plants. Storage capacity at the Cora terminal can be doubled with additional capital investment.

     On September 4, 1997, Kinder Morgan Energy Partners acquired at a cost of approximately $17 million the assets of BRT Transfer Terminal, Inc. and other assets which now comprise the Grand Rivers terminal. Grand Rivers is a coal transferring and storage facility located on the Tennessee River just above the Kentucky Dam. The Grand Rivers terminal is operated on land under easements with an initial expiration of July 2014. The terminal has current annual throughput capacity of approximately 12-15 million tons with a storage capacity of approximately 2 million tons. With capital improvements, the terminal could handle 25 million tons annually.



     On December 18, 1998, Kinder Morgan Energy Partners acquired the Pier IX terminal, located in Newport News, Virginia. The terminal originally opened in 1983 and has the capacity to transfer approximately 12 million tons of coal annually. It can store 1.3 million tons of coal on its 30-acre storage site and can blend multiple coals to meet an individual customer's requirements. In addition, the Pier IX terminal operates a cement facility, which has the capacity to transfer over 400,000 tons of cement annually.



     Kinder Morgan Energy Partners also operates the Los Angeles export coal terminal and a smaller coal terminal in Mt. Vernon, Indiana.



     MARKETS. Coal continues to dominate as the fuel for electric generation, accounting for more than 55% of that fuel in the United States. Forecasts of overall coal usage and power plant usage for the next 20 years show an increase of about 1.5% per year. Current domestic supplies are predicted to last for several hundred years. Most of Kinder Morgan Energy Partners' coal terminals' volume is destined for use in coal-fired electric generation.



     Kinder Morgan Energy Partners believes that obligations to comply with the Clean Air Act Amendments of 1990 will cause shippers to increase the use of low-sulfur coal from the western United States. Approximately 80% of the coal loaded through the Cora and Grand Rivers terminals is low sulfur coal originating from mines located in the western United States, including the Hanna and Powder River basins in Wyoming, western Colorado and Utah. In 1998, four major customers accounted for approximately 90% of all the coal loaded through the Cora and Grand Rivers terminals.



     Both the Pier IX terminal and the Los Angeles export coal terminal export coal to foreign markets. Substantial portions of the coal loaded at these facilities are covered by long term contracts. In addition, the Pier IX terminal serves power plants on the eastern seaboard of the United States and imports cement under a long term contract.



     SUPPLY. Historically, the Cora and Grand Rivers terminals have moved coal that originated in the mines of southern Illinois and western Kentucky. Many shippers, however, particularly in the East, are now using western coal loaded at the terminals or a mixture of western coal and other coals as a means of satisfying environmental restrictions on the use of high-sulphur coal. Kinder Morgan Energy Partners believes that Illinois and Kentucky coal producers and shippers will continue to be important customers, but anticipates that growth in volume through the terminals will be primarily due to western low sulfur coal originating in Wyoming, Colorado and Utah.



     The Cora terminal sits on the mainline of the Union Pacific Railroad and is well positioned to receive coal shipments from the West. The Grand Rivers terminal provides easy access to the Ohio-Mississippi River network, the Tennessee-Tombigbee System and major trucking routes on the interstate highway system. The Paducah & Louisville Railroad, a short-distance railroad, also serves the Grand Rivers terminal with connections to seven rail lines including the Union Pacific, CSX, Illinois Central and Burlington Northern. The Pier IX terminal is served by the CSX Railroad, which transports coal from Appalachian and other coal basins. Cement imported at the Pier IX terminal primarily originates in Europe. The Union Pacific railroad serves the Los Angeles export coal terminal.

Petroleum Coke Terminals

     With the acquisition of Kinder Morgan Bulk Terminals, Inc. on July 1, 1998, Kinder Morgan Energy Partners owns or operates 8 petroleum coke terminals in the United States. Petroleum coke is a by-product of the refining process and has characteristics similar to coal. Petroleum coke supply in the United States has increased in the last several years due to the increased use of coking units by domestic refineries. Petroleum coke is used in domestic utility and industrial steam generation facilities and is exported to foreign markets. Most of Kinder Morgan Energy Partners' petroleum coke customers are large integrated oil companies who choose to outsource the storage and loading of petroleum coke for a fee.

Other Bulk Terminals


     With the acquisition of Kinder Morgan Bulk Terminals, Inc. on July 1, 1998, and the Shipyard River terminal on December 18, 1998, Kinder Morgan Energy Partners owns or operates an additional 11 bulk terminals located primarily on the Mississippi River and the West Coast. The other bulk terminals serve customers in the alumina, cement, soda ash, ilminite, fertilizer, ore and other industries seeking specialists who can build, own and operate bulk terminals.


Competition


     CORA AND GRAND RIVERS TERMINALS. The Cora terminal and Grand Rivers terminal compete with several coal terminals located in the general geographic area, however, no significant new coal terminals have been constructed near the Cora terminal or the Grand Rivers terminal in the last ten years. There are significant barriers to entry for the construction of new coal terminals, including the requirement for significant capital expenditures and restrictive environmental permitting requirements. Kinder Morgan Energy Partners believes the Cora terminal and the Grand Rivers terminal can compete successfully with other terminals because of their favorable location, independent ownership, available capacity, modern equipment and large storage area.



     PIER IX TERMINAL. The Pier IX terminal competes primarily with two modern coal terminals located in the same Virginia port complex as the Pier IX terminal.


     OTHER TERMINALS. Kinder Morgan Energy Partners' other bulk terminals compete with numerous independent terminal operators and with other terminals owned by oil companies and other industrial companies that chose not to outsource terminal services and with numerous independent bulk terminal operators. However, many of the other bulk terminals were constructed under long-term contracts for specific customers. As a result, Kinder Morgan Energy Partners believes other terminal operators would face a significant disadvantage in competing for other business.

                                MAJOR CUSTOMERS

     The following customers accounted for more than 10% of Kinder Morgan Energy Partners' 1998 consolidated revenues:


- Equilon Enterprises......   13.2%
- Tosco Group..............   12.3%
- Chevron..................   11.0%
- Arco.....................   10.9%



     Amoco Corporation accounted for more than 10% of Kinder Morgan Energy Partners' 1996 and 1997 consolidated revenues and Mobil Corporation accounted for more than 10% of Kinder Morgan Energy Partners' 1996 consolidated revenues. Due to Kinder Morgan Energy Partners' acquisition of the Pacific Operations in March 1998, Amoco Corporation and Mobil Corporation's percentage of Kinder Morgan Energy Partners' consolidated revenues has decreased significantly.


                                   EMPLOYEES

     As of March 31, 1999, our operations, together with Kinder Morgan G.P., Inc. employed approximately 1,100 employees. The bulk of these are employed by Kinder Morgan G.P., Inc. Upon completion of the offering and prior to an acquisition, we will have four employees, our executives. We may add employees as appropriate, when we acquire operating assets.

     Approximately 150 hourly personnel at various terminals are represented by four labor unions. No other employees of Kinder Morgan G.P., Inc. are members of a union or have a collective bargaining agreement, and no union labor spends time on our behalf. We and Kinder Morgan G.P., Inc. consider our relations with our employees to be good.


                                   REGULATION



     Kinder Morgan Energy Partners is subject to various state and local laws and regulations, as well as orders of regulatory agencies, for its activities relating to:



     - marketing;



     - production;



     - pricing;



     - pollution;



     - protection of the environment; and



     - safety.



     FEDERAL ENERGY REGULATORY COMMISSION. Some of Kinder Morgan Energy Partners' pipelines are subject to regulation by the Federal Energy Regulatory Commission under the Interstate Commerce Act.



     The Interstate Commerce Act:



     - requires Kinder Morgan Energy Partners to maintain just, reasonable and nondiscriminatory rates for services on its pipelines that are able to be changed within prescribed levels that are controlled by an inflation index;



     - permits interested persons to challenge proposed changes in rates upon a showing that a portion of an increased rate is substantially in excess of the pipeline's actual increase in costs; and



     - authorizes the Federal Energy Regulatory Commission to suspend the effectiveness of rates and to investigate these rates.



     Under the current rules of the Federal Energy Regulatory Commission, pipeline rates may be changed and justified using one of three methods -- indexing, cost of service or market-based. Most pipeline owners elect the indexing method. A cost of service approach may be used to justify rates if a pipeline finds that the indexing method results in a rate which would not produce sufficient revenue to enable it to recover prudently incurred costs. A pipeline is also permitted to seek market-based rate treatment, and is permitted on a prospective basis to charge competitive rates, if it can demonstrate that it does not possess market power in the relevant market. In 1996 through 1998, the application of the inflation index did not significantly affect the rates charged by Kinder Morgan Energy Partners. The Federal Energy Regulatory Commission can require a pipeline to change its rates and potentially to refund shipper overpayments during the two years prior to the filing of a complaint and during the time the complaint is awaiting a determination.



     The Energy Policy Act of 1992 deemed petroleum pipeline rates that were in effect prior to its enactment and had not been subject to complaint, protest or investigation during the year prior to the passage of that act to be just and reasonable. We believe that Kinder Morgan Energy Partners' rates for transportation service on its North system and Cypress pipeline are within that exception. Other rates on Kinder Morgan Energy Partners' Pacific operations are not within the exception created by the Energy Policy Act.



     UNITED STATES DEPARTMENT OF TRANSPORTATION. Kinder Morgan Energy Partners' pipelines are subject to regulation by the United States Department of Transportation with respect to their design, installation, testing, construction, operation, replacement and management. In addition, Kinder Morgan Energy Partners must permit access to and copying of records and make various reports and provide information as required by the Secretary of Transportation. Comparable regulation exists in some states in which Kinder Morgan Energy Partners conducts pipeline operations. In addition, Kinder Morgan Energy Partners' truck and bulk terminal loading facilities are subject to the Department of Transportation's regulations dealing with the transportation of hazardous materials for motor vehicles and rail cars. We believe that Kinder Morgan Energy Partners is in substantial compliance with the Department of Transportation and comparable state regulations.



     SAFETY AND HEALTH. Kinder Morgan Energy Partners is also subject to the requirements of the Federal Occupational Safety and Health Act and comparable state statutes. We believe that Kinder Morgan Energy Partners is in substantial compliance with that law's requirements, including general industry standards, recordkeeping requirements, and monitoring of occupational exposure to hazardous substances.



     Kinder Morgan Energy Partners expects to increase expenditures in the future to comply with higher industry and regulatory safety standards. These expenditures cannot be accurately estimated at this time. Kinder Morgan Energy Partners does not expect that they will have a material negative impact on its business, except to the extent additional hydrostatic testing requirements are imposed on its pipelines.



     ENVIRONMENTAL. Kinder Morgan Energy Partners' operations and our future operations are subject to federal, state and local laws and regulations relating to protection of the environment. We believe that those operations and facilities are in general compliance with those laws. Kinder Morgan Energy Partners has an ongoing environmental compliance program. We will create that type of program upon our acquisition of assets. However, risks of accidental leaks or spills are associated with the transportation of natural gas liquids and refined petroleum products, the handling and storage of bulk materials, the separation of natural gas liquids and other activities. We cannot assure you that significant costs and liabilities will not be incurred, including claims for damages to property and persons resulting from operation of our or Kinder Morgan Energy Partners' businesses. It is possible that other developments, such as increasingly strict environmental laws and regulations and enforcement policies, could result in increased costs and liabilities to Kinder Morgan Energy Partners and us.



     Environmental laws and regulations have changed substantially and rapidly over the last 25 years, and we anticipate that there will be continuing changes. The clear trend in environmental regulation is to place more restrictions and limitations on activities that may impact the environment and endangered species, such as emissions of pollutants, generation and disposal of wastes and use and handling of chemical substances. Increasingly strict environmental restrictions and limitations have resulted in increased operating costs for Kinder Morgan Energy Partners and other similar businesses throughout the United States. It is possible that the costs of compliance with environmental laws and regulations will continue to increase. We will attempt to anticipate future regulatory requirements that might be imposed and to plan accordingly to remain in compliance with changing environmental laws and regulations and to minimize the costs of compliance.



     Kinder Morgan Energy Partners owns several properties that have been used for many years for the transportation and storage of refined petroleum products and natural gas liquids and the handling and storage of coal and other bulk materials. Solid waste disposal practices within the petroleum industry have improved over the years with the passage and implementation of various environmental laws and regulations. A possibility exists that hydrocarbons and other solid wastes may have been disposed of in, on or under various properties owned by Kinder Morgan Energy Partners during the operating history of these facilities. In these cases, hydrocarbons and other solid wastes could migrate from their original disposal areas and have an adverse effect on soils and groundwater. We do not believe that there presently exists significant surface or subsurface contamination of Kinder Morgan Energy Partners assets by hydrocarbons or other solid wastes not already identified and addressed. Kinder Morgan Energy Partners has developed and maintains a reserve of funds to account for the costs of cleanup at these sites.

     We and Kinder Morgan Energy Partners will generate both hazardous and nonhazardous solid wastes that are subject to the requirements of the federal Resource Conservation and Recovery Act and comparable state laws. The EPA may consider the adoption of stricter disposal standards for nonhazardous waste. It is possible that some wastes that are currently classified as nonhazardous, which could include wastes currently generated during pipeline or bulk terminal operations, may in the future be designated as hazardous wastes. Hazardous wastes are subject to more rigorous and costly disposal requirements. Changes in the regulations may result in additional capital expenditures or operating expenses for us and Kinder Morgan Energy Partners.



     The Comprehensive Environmental Response, Compensation and Liability Act, also known as the Superfund law, imposes liability, without regard to fault or the legality of the original conduct, on various classes of potentially responsible persons for releases of hazardous substances into the environment. These persons include the owner or operator of a site and companies that disposed or arranged for the disposal of the hazardous substances found at the site. The Superfund law also authorizes the EPA and, in some cases, others to take actions in response to threats to the public health or the environment and to seek to recover from the responsible people the costs they incur. Although petroleum is excluded from the Superfund law's definition of a hazardous substance, in the course of its ordinary operations we and Kinder Morgan Energy Partners will generate wastes that may fall within the definition of a hazardous substance. If we or Kinder Morgan Energy Partners are determined to be a potentially responsible person, we or Kinder Morgan Energy Partners may be responsible under the Superfund law for all or part of the costs required to clean up sites at which these wastes have been disposed. Other than as described under "Litigation and Other Contingencies -- Environmental" on page 56, we believe that Kinder Morgan Energy Partners is in substantial compliance with the Superfund law.



     Kinder Morgan Energy Partners' operations are subject to the Clean Air Act and comparable state laws. We believe that Kinder Morgan Energy Partners is in substantial compliance with those laws. Numerous amendments to the Clean Air Act were adopted in 1990. These amendments contain lengthy, complex provisions that may result in the imposition over the next several years of pollution control requirements with respect to air emissions from the operations of Kinder Morgan Energy Partners' and our businesses. Depending on the nature of the EPA, state and local interpretations of those laws, Kinder Morgan Energy Partners and we may be required to incur capital expenditures over the next several years for air pollution control equipment to maintain or operate our businesses. Those interpretations are difficult to predict. We do not believe that any of these interpretations will have a material negative effect on Kinder Morgan Energy Partners or us.



                       LITIGATION AND OTHER CONTINGENCIES



KINDER MORGAN, INC.



     We are not a party to any litigation.



KINDER MORGAN G.P., INC.



     Kinder Morgan G.P., Inc. is a defendant in two proceedings relating to alleged environmental violations for events relating to a fire that occurred at the Morris storage field in September 1994. One proceeding has been brought by the State of Illinois and one has been brought by the United States Department of Transportation. We believe that the resolution of these items will not have a material negative impact on Kinder Morgan G.P., Inc. or us.



KINDER MORGAN ENERGY PARTNERS



     FEDERAL ENERGY REGULATORY COMMISSION. Some shippers of products have filed complaints with the Federal Energy Regulatory Commission that seek substantial refunds and reductions in the tariff rates on the pipelines operated by Kinder Morgan Energy Partners' Pacific operations.



     The complaints allege that some pipeline tariff rates of the Pacific operations are not entitled to be calculated under a prior method because there was a substantial change in the economic circumstances of the pipeline that were the basis of the rates. An initial decision by the Federal Energy Regulatory Commission Administrative Law Judge was issued on September 25, 1997. That decision determined that the Pacific operations' West line rates were entitled to the prior calculation but that the rates on the East line, which transports less than 10% of the Pacific operations' volumes, were not so entitled. That decision also included generally adverse rulings to the Pacific operations regarding cost of service issues.



     On January 13, 1999, the Federal Energy Regulatory Commission issued an opinion that affirmed the initial decision in major respects, including the prior rate calculations of the West line. That opinion also modified parts of the decision that were adverse to Kinder Morgan Energy Partners. Some of the complainants have appealed the Federal Energy Regulatory Commission's decision to the United States Court of Appeals for the District of Columbia circuit.



     Kinder Morgan Energy Partners has reserved approximately $29 million on its balance sheet for the East Line refunds specified in the Federal Energy Regulatory Commission's opinion. The opinion with respect to the East line also had the following impacts on Kinder Morgan Energy Partners. On April 1, 1999, Kinder Morgan Energy Partners filed with the Federal Energy Regulatory Commission new East line tariff rates consistent with the opinion. We believe that these tariff reductions will reduce Kinder Morgan Energy Partners' revenues on the East Line by approximately $5.5 million annually. In addition, Kinder Morgan Energy Partners ceased accruing as an expense the $8 million it had been accruing annually as an addition to reserves for the potential impact of this litigation.



     You should also read the description of Federal Energy Regulatory Commission's proceedings involving Kinder Morgan Energy Partners' pipelines described in note 15 to the Kinder Morgan Energy Partners consolidated financial statements on page F-40.



     CALIFORNIA PUBLIC UTILITIES COMMISSION. Some shippers of products filed complaints before the California Public Utilities Commission that challenged the rates charged for intrastate transportation of refined petroleum through the Pacific operations' pipeline system in California. On June 18, 1998, a California Public Utilities Commission Administrative Law Judge issued a ruling in Kinder Morgan Energy Partners' favor and dismissed the complaints. That ruling was affirmed by the California Public Utilities Commission on August 6, 1998. The shippers have filed an appeal with the California Supreme Court.



     EASEMENTS. Southern Pacific Transportation Company has allowed Kinder Morgan Energy Partners to construct and operate a significant portion of its Pacific operations' pipeline under their railroad tracks. Southern Pacific Transportation Company and its predecessors were given the right to construct their railroad tracks under federal statutes enacted in 1871 and 1875. The 1871 statute was thought to be an outright grant of ownership that would continue until the land ceased to be used for railroad purposes. Two United States Circuit Courts, however, ruled in 1979 and 1980 that railroad rights-of-way granted under laws similar to the 1871 statute provide only the right to use the surface of the land for railroad purposes without any right to the underground portion. If a court were to rule that the 1871 statute does not permit the use of the underground portion for the operation of a pipeline, Kinder Morgan Energy Partners may be required to obtain permission from the land owners to continue to maintain its pipelines. Although we cannot assure you, we believe Kinder Morgan Energy Partners could obtain permission over time at a cost that would not have a material negative effect on the financial position or results of operations of Kinder Morgan Energy Partners or us.



     We believe that Kinder Morgan Energy Partners has the power of eminent domain for the liquids pipelines in the states in which it operates, except for Illinois. We also believe that Shell CO(2) Company, Ltd., a joint venture with Shell in which Kinder Morgan Energy Partners owns an indirect 20% interest, does not have the power of eminent domain for its carbon dioxide pipelines. Shell CO(2) Company, Ltd.'s lack of the power of eminent domain or Kinder Morgan Energy Partners' loss of the right to use or occupy the property on which its pipelines are located could have a material negative effect on their businesses and, as a result, on our business.



     ENVIRONMENTAL. Since August 1991, SFPP, L.P. has been involved in a cleanup ordered by the EPA related to ground water contamination in the vicinity of its storage facilities and truck loading terminal at Sparks, Nevada. The EPA approved the remediation plan in September 1992 and the remediation system began operation in 1995. SFPP L.P. is presently involved in 18 ground water hydrocarbon remediation efforts under administrative orders issued by the California Regional Water Quality Control Board and two other state agencies. Kinder Morgan Energy Partners had reserved $26.1 million on its balance sheet at December 31, 1998 for the costs of remediation.



     OTHER. In the ordinary course of its business, Kinder Morgan Energy Partners is a defendant in various lawsuits relating to its assets. Although we cannot assure you, we believe that the resolution of those items will not have a material negative impact on Kinder Morgan Energy Partners or us.


                               EXECUTIVE OFFICES


     The address of our principal executive offices is 1301 McKinney Street, Suite 3400, Houston, Texas 77010 and our telephone number at this address is
(713) 844-9500.

                                   MANAGEMENT

                      OUR DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth specific information for our executive officers and members of our board of directors. Directors are elected for three-year staggered terms. The Class I director will serve until our annual meeting in 2000. The Class II directors will serve until our annual meeting in 2001. The Class III directors will serve until our annual meeting in 2002. Executive officers are elected for one-year terms.



NAME                                        AGE                POSITION WITH US
----                                        ---                ----------------
Richard D. Kinder.........................  54    Class III Director, Chairman and Chief
                                                  Executive Officer
William V. Morgan.........................  56    Class III Director, Vice Chairman and
                                                  President
David G. Dehaemers, Jr. ..................  38    Treasurer
Michael C. Morgan.........................  30    Vice President



     In addition, the following individuals will be elected, and have agreed to serve upon their election, as members of our Board of Directors upon the completion of this offering:



NAME                                       AGE                POSITION WITH US
----                                       ----               ----------------
Fayez Sarofim............................   70    Class II Director
Ted A. Gardner...........................   41    Class I Director
Gary Hultquist...........................   55    Class II Director


     Richard D. Kinder was elected as our Chairman and Chief Executive Officer and as one of our directors in February 1997. He was simultaneously elected to the same position with Kinder Morgan G.P., Inc. From October 1990 until December 1996, Mr. Kinder was President and Chief Operating Officer of Enron Corp. Mr. Kinder was employed by Enron and its affiliates and predecessors for over 16 years. Mr. Kinder is also a director of TransOcean Offshore Inc., Baker Hughes Incorporated, KN Energy, Inc. and Waste Management, Inc.

     William V. Morgan was elected as our President and as a director in October 1996. In February 1997, he was also elected as our Vice Chairman. In addition, Mr. Morgan was elected Director of Kinder Morgan G.P., Inc. in June 1994, Vice Chairman of Kinder Morgan G.P., Inc. in February 1997 and President of Kinder Morgan G.P., Inc. in November 1998. Mr. Morgan has held legal and management positions in the energy industry since 1975, including the presidencies of three major interstate natural gas companies which are now part of Enron: Florida Gas Transmission Company, Transwestern Pipeline Company and Northern Natural Gas Company. Prior to joining Florida Gas in 1975, Mr. Morgan was engaged in the private practice of law in Washington, D.C.

     David G. Dehaemers, Jr. was elected as our Vice President and Treasurer in February 1997 and will be Chief Financial Officer upon the completion of this offering. Mr. Dehaemers has been the Treasurer of Kinder Morgan G.P., Inc. since February 1997 and Vice President and Chief Financial Officer of Kinder Morgan G.P., Inc. since July 1997. He served as Secretary of Kinder Morgan G.P., Inc. from February 1997 to August 1997. From October 1992 to January 1997, he was Chief Financial Officer of Morgan Associates, Inc., an energy investment and pipeline management company. Mr. Dehaemers was previously employed by the national certified public accounting firms of Ernst & Whinney and Arthur Young. He is a certified public accountant and received his undergraduate Accounting degree from Creighton University in Omaha, Nebraska. Mr. Dehaemers received his law degree from the University of

Missouri-Kansas City and is a member of the Missouri Bar.

     Michael C. Morgan was elected as our Vice President in February 1997, and will be a Vice President of Corporate Development upon completion of this offering. Mr. Morgan has been the Vice President, Corporate Development and Investments of Kinder Morgan G.P., Inc. since February 1997. From August 1995 until February 1997, Mr. Morgan was an associate with McKinsey & Company, an international management consulting firm. In 1995, Mr. Morgan received a Masters in Business Administration from the Harvard Business School. From March 1991 to June 1993, Mr. Morgan held various positions at PSI Energy, Inc., an electric utility, including Assistant to the Chairman. Mr. Morgan received a Bachelor of Arts in Economics and a Masters of Arts in Sociology from Stanford University in 1990. Mr. Morgan is the son of William V. Morgan.

     Fayez Sarofim is President and Chairman of the Board of Fayez Sarofim & Co., an investment advisory firm he founded in 1958. Mr. Sarofim is a director of Argonaut Group, Inc., Unitrin, Inc. and Imperial Holly Corporation.


     Ted A. Gardner has been a Managing Partner of First Union Capital Partners and a Senior Vice President of First Union Corporation since 1990.



     Gary Hultquist is the Managing Director of Hultquist Capital, LLC, an investment and consulting firm based in San Francisco, California, Mr. Hultquist has held that position with Hultquist Capital, LLC and its predecessor since 1988. Prior thereto, Mr. Hultquist served in management and as a partner at two San Francisco area law firms where he specialized in intellectual property and business litigation. Mr. Hultquist holds degrees in accounting, finance and law.


                 OPERATING OFFICERS OF KINDER MORGAN G.P., INC.

NAME                                        AGE                POSITION WITH US
----                                        ---                ----------------
William V. Allison........................  51    President, Pipelines Operations
Thomas B. Stanley.........................  48    Vice President, Bulk Terminals
Dixon B. Betz.............................  50    Chief Executive Officer, River Consulting,
                                                  Inc., Subsidiary
Roger M. Knouse...........................  47    Vice President, Houston Commercial
                                                  Operations, Pipelines
Mary F. Morgan............................  45    Vice President, Pacific Customer Service
William W. White..........................  52    Vice President, Pipeline Field Operations

     William V. Allison was elected President, Pipeline Operations of Kinder Morgan G.P., Inc. in February 1999. Prior to that, he served as Vice President and General Counsel of Kinder Morgan, G.P., Inc. since April 1998. From 1977 to April 1998, Mr. Allison was employed at Enron Corp. where he held various executive positions, including President of Enron Liquid Services Corporation, Florida Gas Transmission Company and Houston Pipeline Company and Vice President and Associate General Counsel of Enron Corp. Prior to joining Enron Corp., he was an attorney at the Federal Energy Regulatory Commission.


     Mr. Stanley was elected President of Hall-Buck Marine, Inc., now known as Kinder Morgan Bulk Terminals, Inc., in 1993, for which he has worked since 1980. Mr. Stanley is a CPA with ten years' experience in public accounting, banking, and insurance accounting prior to joining Hall-Buck. He received his bachelor's degree from Louisiana State University in 1972.


     Mr. Betz founded River Consulting, Inc., a subsidiary of Kinder Morgan Bulk Terminals, Inc., in 1981 and has since served as its Chief Executive Officer. Mr. Betz received a Bachelor of Science degree in Mathematics from Louisiana State University in 1971.

     Roger M. Knouse was elected Vice President, Houston Commercial Operations, Pipelines of Kinder Morgan G.P., Inc. in March 1998. Prior to that, he served as Director of Business Development for Kinder Morgan G.P., Inc. from February 1997 until March 1998. Mr. Knouse was Director of Pipeline Services for Enron Liquid Service Corp. from July 1995 until February 1997 and Director of Pipeline Transportation for Enron Liquids Pipeline Company from January 1987 until July 1995. He held various operations and commercial positions with Enron Liquids Pipeline Company from November 1973 until January 1987.

     Mary F. Morgan was elected Vice President, Pacific Customer Service of Kinder Morgan G.P., Inc. in March 1998. Prior to that, she was Director, Customer Service Center for the former general partner of Santa Fe Pacific Pipeline Partners, L.P. since 1997. Prior to this assignment, Ms. Morgan served as Director, Products Movement and District Manager, Western District for the former general partner of Santa Fe Pacific Pipeline Partners, L.P. Over the past twenty years, she also served in various engineering and operations assignments with the former general partner of Santa Fe, Exxon Pipeline Company, and Amoco Production Company.

     William M. White was elected Vice President, Pipeline Field Operations of Kinder Morgan G.P., Inc. in March 1998. Previously, Mr. White served as Vice President of Engineering for the former general partner of Santa Fe Pacific Pipeline Partners, L.P. from 1993 until March 1998. Prior to that, he held various engineering and operation positions with the former general partner of Santa Fe Pacific Pipeline Partners, L.P. since December 1974. Mr. White graduated from the University of Kentucky with a degree in Electrical Engineering and he completed graduate work in Business Administration at the University of Tulsa.

COMPENSATION OF DIRECTORS


     We intend to compensate non-employee directors with stock option grants and reimbursement of expenses relating to the conduct of their roles as directors. Messrs. Kinder and Morgan each received $40,000 in 1997 and 1998 as compensation for services as our directors.

SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation paid to our directors and the highest paid executive officers of Kinder Morgan G.P., Inc. for each of the past two fiscal years. Bonus amounts were earned in the year shown and paid the following year. All other compensation from us represents directors fees. All other compensation from Kinder Morgan Energy Partners represents Kinder Morgan G.P., Inc.'s contributions to its Savings Investment Plan, a 401(k) plan, the imputed value of group term life insurance paid by Kinder Morgan G.P., Inc. exceeding $50,000 and compensation attributable to allowed taxable moving expenses. Prior to our acquisition of Enron Liquids Pipeline Company, the predecessor to Kinder Morgan G.P., Inc., Mr. Allison served as President of Enron Liquids Pipeline Company from January 1, 1997 until February 14, 1997.

                                                                ANNUAL
                                            ANNUAL           COMPENSATION
                                         COMPENSATION         FROM KINDER
                                          FROM KINDER           MORGAN             ALL OTHER
                                         MORGAN, INC.       ENERGY PARTNERS       COMPENSATION
                                       -----------------   -----------------   ------------------
                                                                                           FROM
                                                                                          KINDER
                                                                                          MORGAN
                                       SALARY     BONUS    SALARY     BONUS     FROM      ENERGY
NAME AND PRINCIPAL POSITION     YEAR     ($)       ($)       ($)       ($)       US      PARTNERS
---------------------------     ----   -------   -------   -------   -------   -------   --------
Richard D. Kinder.............  1998   280,000   180,000   200,004        --   40,000    $13,584
  Director, Chairman and Chief
     Executive Officer          1997   280,000   180,000   175,664        --   40,000     12,757
William V. Morgan.............  1998   100,000    60,200   200,004        --   40,000     64,562
  Director, Vice Chairman       1997   100,000    60,200   175,685        --   40,000     12,757
  and President
William V. Allison............  1998        --        --    99,998   200,000       --     11,366
  President, Pipeline           1997        --        --    22,917        --       --         --
  Operations of Kinder
  Morgan G.P., Inc.
David G. Dehaemers, Jr. ......  1998        --        --   141,247   200,000       --     34,393
  Vice President and Treasurer  1997        --        --   101,910   130,000       --      7,598
Michael C. Morgan.............  1998        --        --   141,247   200,000       --     50,421
  Vice President                1997        --        --   101,910   130,000       --      7,539

1999 STOCK AWARDS PLAN


     Our 1999 Stock Awards Plan provides both our and our affiliated companies' directors, officers and employees with an opportunity to acquire an economic interest in us and additional incentive and reward opportunities based on our profitable growth. In addition, the 1999 Stock Awards Plan aids us to attract and retain outstanding personnel. The 1999 Stock Awards Plan provides for the grant of:



     - incentive stock options or nonqualified stock options;



     - restricted stock awards;



     - stock appreciation rights;



     - performance awards; and



     - phantom stock awards.



     The aggregate number of shares of our common stock that may be issued under the 1999 Stock Awards Plan may not exceed 2,000,000 shares. Awards covering more than 250,000 shares may not be granted to any individual in any twelve-month period. Shares of our common stock under awards which have expired, terminated or been canceled or forfeited will be available for issuance or use in connection with future awards.

     GRANTS. We intend to grant, effective with the closing of this offering, approximately 1,815,000 stock options to various key officers and employees of Kinder Morgan, Inc. and Kinder Morgan G.P., Inc. The options will be granted at exercise prices equal to the public offering price of our common stock in this offering.


     ADMINISTRATION. The 1999 Stock Awards Plan is administered by a compensation committee of our board of directors. The compensation committee has the power to determine which individuals will receive an award, the time or times when the award will be made, the type of the award and the number of shares of common stock to be issued under the award or the value of the award. Only persons who at the time of the award are our employees, officers or directors or of any of our subsidiaries will be eligible to receive an award under the 1999 Stock Awards Plan.

     OPTIONS. The 1999 Stock Awards Plan provides for two types of options: incentive stock options and nonqualified stock options. The compensation committee will designate the individuals to receive the options, the number of shares subject to the options and the terms and conditions of each option granted under the 1999 Stock Awards Plan. The term of any option granted under the 1999 Stock Awards Plan shall be determined by the compensation committee; provided, however, that the term of any incentive stock option cannot exceed ten years from the date of the grant and any incentive stock option granted to an employee who possesses more than 10% of the total combined voting power of all classes of our shares or of our subsidiaries within the meaning of Section 422(b)(6) of the Internal Revenue Code must not be exercisable after the expiration of five years from the date of grant.


     The exercise price of options granted under the 1999 Stock Awards Plan is determined by our compensation committee except that an option's exercise price cannot be less than the fair market value of a share of common stock on the date the option is granted, subject to adjustments. Further, the exercise price of any incentive stock option granted to an employee who possesses more than 10% of the total combined voting power of all classes of our shares or of our subsidiaries within the meaning of Section 422(b)(6) of the Internal Revenue Code must be at least 110% of the fair market value of the share at the time the option is granted. The exercise price of options granted under the 1999 Stock Awards Plan will be paid in full in a manner prescribed by our compensation committee.



     RESTRICTED STOCK AWARDS. Under a restricted stock award, common stock will be issued or delivered to the grantee at the time the award is made without any cash payment to us, except to the extent otherwise provided by our compensation committee or required by law; provided, however, that the shares will be subject to restrictions upon their disposition and obligations to forfeit the shares to us as may be determined in the discretion of our compensation committee. The restrictions on disposition may lapse based upon:


     - our attainment of specific performance targets established by the compensation committee that are based on:

       -- the price per share of the common stock;

       -- our earnings per share;

       -- our revenue;

       -- the revenue of one of our business units designated by the committee;

       -- the return on stockholders' equity that we achieve; or

       -- our pre-tax cash flow from operations;

     - the grantee's tenure with us; or

     - a combination of both factors.

We will retain custody of the common stock issued under a restricted stock award until the disposition restrictions lapse. A grantee may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the shares until the expiration of the restriction period. However, upon the issuance to the grantee of common stock under a restricted share award, except for the foregoing restrictions, the grantee will have all the rights of one of our stockholders for those shares, including the right to vote those shares and to receive all dividends and other distributions paid to those shares.


     STOCK APPRECIATION RIGHTS. A stock appreciation right permits the holder to receive an amount, in cash, common stock, or a combination of the above as determined by the compensation committee, equal to the number of stock appreciation rights exercised by the holder multiplied by the excess of the fair market value of common stock on the exercise date over the stock appreciation rights' exercise price. Stock appreciation rights may or may not be granted in connection with the grant of an option. A stock appreciation right may be exercised in whole or in installments and at the time as determined by the compensation committee.



     PERFORMANCE AND PHANTOM STOCK AWARDS. The 1999 Stock Awards Plan permits grants of performance awards and phantom stock awards, which may be paid in cash, common stock, or a combination as determined by the compensation committee. Performance awards granted under the 1999 Stock Awards Plan will have a maximum value established by the compensation committee at the time of the grant. A grantee's receipt of that amount will be contingent upon our satisfaction, or any subsidiary, division or department of us of future performance conditions established by the compensation committee prior to the beginning of the performance period. The performance awards, however, are subject to later revisions as the compensation committee deems appropriate to reflect significant unforeseen events or changes. A performance award will terminate if the grantee's employment or service with us terminates during the applicable performance period except as otherwise provided by the compensation committee at the time of grant.



     Phantom stock awards granted under the 1999 Stock Awards Plan are awards of common stock or rights to receive amounts equal to stock appreciation over a specific period of time. The awards vest over a period of time or upon the occurrence of specific events, established by the compensation committee, without payment of any amounts by the holder, except to the extent required by law. A phantom stock award will terminate if the grantee's employment or service with us terminates during the applicable vesting period or, if applicable, the occurrence of a specific event, or events, except as otherwise provided by the compensation committee at the time of grant. In determining the value of performance awards or phantom stock awards, the compensation committee must take into account the grantee's responsibility level, performance, potential, other awards under the 1999 Stock Awards Plan, and other consideration as it deems appropriate. Payment may be made in a lump sum or in installments as prescribed by the compensation committee. Any payment made in common stock will based upon the fair market value of the common stock on the payment date.


     RETIREMENT SAVINGS PLAN. Effective July 1, 1997, Kinder Morgan G.P., Inc. established the Kinder Morgan Retirement Savings Plan, a defined contribution 401(k) plan, that permits all full-time employees of Kinder Morgan G.P., Inc. to contribute 1% to 15% of base compensation, on a pre-tax or after-tax basis, into participant accounts. In addition to a mandatory contribution equal to 4% of base compensation per year for each plan participant, Kinder Morgan G.P., Inc. may make discretionary contributions in years when specific performance objectives are met. Any discretionary contributions are made during the first quarter following the performance year. On March 1, 1999, an additional 2% discretionary contribution was made to individual accounts based on 1998 financial targets to unitholders. All contributions, together with earnings thereon, are immediately vested and not subject to forfeiture. Participants may direct the investment of their contributions into a variety of investments. Plan assets are held and distributed under a trust agreement. Because levels of future compensation, participant contributions and investment yields cannot be reliably predicted over the span of time contemplated by a plan of this nature, it is impractical to estimate the annual benefits payable at retirement to the individuals listed in the Summary Compensation Table above.


     EXECUTIVE COMPENSATION PLAN. Under Kinder Morgan Energy Partners' Executive Compensation Plan, executive officers of Kinder Morgan G.P., Inc. are eligible for awards equal to a percentage of the incentive compensation value, which is defined as cash distributions to Kinder Morgan G.P., Inc. during the four calendar quarters preceding the date of redemption times eight, less a participant adjustment factor, if any. Either the board of directors of Kinder Morgan G.P., Inc. or a committee of the board will administer the Executive Compensation Plan and will determine which employees will receive grants under the plan and the amounts of such grants.


     Under the executive plan, no eligible employee may receive a grant in excess of 2%, and total awards under the executive plan may not exceed 10%. In general, participants may redeem vested awards in whole or in part from time to time by written notice. Kinder Morgan Energy Partners may, at its option, pay the participant in units, provided, however, the unitholders approve the plan prior to issuing those units, or in cash. Kinder Morgan Energy Partners may not issue more than 200,000 units in the aggregate under the executive plan. Units will not be issued to a participant unless the units have been listed for trading on the principal securities exchange on which the units are then listed.


     The executive plan terminates January 1, 2007, and any unredeemed awards will be automatically redeemed. The board of directors of Kinder Morgan G.P., Inc. may, however, terminate the executive plan before that date, and upon early termination, Kinder Morgan Energy Partners will redeem all unpaid grants of compensation at an amount equal to the highest incentive compensation value, using as the determination date any day within the previous twelve months, multiplied by 1.5. The executive plan was established in July 1997 and on July 1, 1997, the board of directors of Kinder Morgan G.P., Inc. granted awards totaling 2% of the incentive compensation value to each of Thomas King, David G. Dehaemers, Jr. and Michael C. Morgan. Originally, 50% of the awards were to vest on each of January 1, 2000 and January 1, 2002. No awards were granted during 1998.


     All of Mr. King's awards were forfeited when he resigned as President of Kinder Morgan G.P., Inc. on November 20, 1998. On January 4, 1999, after year end, the awards granted to Mr. Dehaemers and Mr. Morgan were amended to provide for the immediate vesting and pay-out of 50% of their awards, or 1% of the incentive compensation value. The board of directors of Kinder Morgan G.P., Inc. believed that accelerating the vesting and pay-out of the awards was in the best interest of Kinder Morgan Energy Partners because it capped the total payment the participants were entitled to receive for 50% of their awards.


     UNIT OPTION PLAN. Under Kinder Morgan Energy Partners' Common Unit Option Plan, key personnel of Kinder Morgan Energy Partners and its affiliates, including non-employee directors of Kinder Morgan G.P., Inc., are eligible to receive grants of options to acquire units. The total number of units available under the Common Unit Option Plan is 250,000. None of the options granted under the Common Unit Option Plan may be incentive stock options under Section 422 of the Internal Revenue Code. If an option expires, or is otherwise terminated or forfeited, without being exercised, the number of units covered by that option will be available for a future award. The exercise price for an option may not be less than the fair market value of a unit on the date of grant. Either the board of directors of Kinder Morgan G.P., Inc. or a committee of the board of directors will administer the Common Unit Option Plan. The Common Unit Option Plan terminates on March 5, 2008.



     No individual employee may be granted options for more than 10,000 units in any year. The board of directors of Kinder Morgan G.P., Inc. or its compensation committee will determine which employees will receive options, the number of units to be covered by each option granted to an employee and the terms and conditions of the options granted to employees, including the duration and vesting of the options. At December 31, 1998, options for 194,500 units were granted to 89 employees of Kinder Morgan G.P., Inc. Forty percent of the options will vest on the first anniversary of the date of grant and twenty percent on each anniversary, thereafter. The options expire seven years from the date of grant.



     The Common Unit Option Plan also granted to each non-employee director of Kinder Morgan G.P., Inc. as of April 1, 1998, an option to acquire 5,000 units at an exercise price equal to the fair market value of the units on that date. In addition, each new non-employee director will receive options to acquire 5,000 units on the first day of the month following his or her election. Forty percent of the options will vest on the first anniversary of the date of grant and twenty percent on each anniversary thereafter. The non-employee director options will expire seven years from the date of grant.



     The following tables show various information at December 31, 1998, and for the fiscal year then ended for unit options to Kinder Morgan Energy Partners granted to and exercised by the individuals named in the summary compensation table above. Mr. Allison is the only person named in the summary compensation table that has been granted options in Kinder Morgan Energy Partners' units. No options have been granted at an option price below fair market value on the date of grant.


                                                                             POTENTIAL REALIZABLE
                                                                               VALUE AT ASSUMED
                                                                                ANNUAL RATES OF
                          NUMBER OF    % OF TOTAL                                 UNIT PRICE
                            UNITS       OPTIONS                                APPRECIATION FOR
                          UNDERLYING   GRANTED TO   EXERCISE                    OPTION TERM(1)
                           OPTIONS     EMPLOYEES    PRICE PER   EXPIRATION   ---------------------
          NAME             GRANTED      IN 1998       UNIT         DATE         5%          10%
          ----            ----------   ----------   ---------   ----------   ---------   ---------
William V. Allison......    10,000        5.14       $33.125    8/26/2005    $134,852    $314,263

                      AGGREGATED OPTION EXERCISES IN 1998,
                        AND 1998 YEAR-END OPTION VALUES

                                                                              VALUE OF UNEXERCISED
                        UNITS                  UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                       ACQUIRED               OPTIONS AT 1998 YEAR-END         AT 1998 YEAR END(1)
                          ON       VALUE     ---------------------------   ---------------------------
        NAME           EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           --------   --------   -----------   -------------   -----------   -------------
William V. Allison...     --         --          --           10,000           --           $31,250

---------------

(1) Calculated on the basis of the fair market value of the underlying Kinder Morgan Energy Partners units at year-end, minus the exercise price.

                SPECIFIC RELATIONSHIPS AND RELATED TRANSACTIONS


     On June 16, 1999, we entered into an exchange agreement with our current stockholders to effect a recapitalization and to simplify our capital structure so that after the exchange, we would have enough shares of common stock for our public offering and we could offer our common stock to the public without a class designation. The exchange will be effective as of the effectiveness of the registration statement of which this prospectus is a part. Our stockholders will exchange their shares of Class A Common Stock and Class B Common Stock for an aggregate of 29,273,329 shares of common stock and 3,476,671 shares of non-voting convertible common stock. Each existing share will be exchanged at a rate of one existing share for 3,093.124292 new shares. The completion of the exchange is conditioned upon the effectiveness of the registration statement, the filing of the Company's restated certificate of incorporation and no pending lawsuit or action that may prevent the completion of the transaction.



     On May 7, 1999, we amended our existing credit facility with First Union National Bank, as the administrative agent. The credit facility provides for a $150 million term loan and a $15 million revolving loan commitment. In connection with the credit facility, we paid First Union National Bank usual and customary fees. We are currently in negotiations with First Union National Bank for a commitment letter and term sheet to amend or replace the credit facility. First Union National Bank is an affiliate of First Union Corporation, which beneficially owns more than 10% of our common stock. For a more complete description of the credit facility, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Kinder Morgan,
Inc. -- Credit Facilities."



     Under Kinder Morgan Energy Partners' partnership agreement, Kinder Morgan Energy Partners reimburses Kinder Morgan G.P., Inc. for its general and administrative expenses incurred on behalf of Kinder Morgan Energy Partners. We acquired Kinder Morgan G.P., Inc. in February 1997. Kinder Morgan Energy Partners reimbursed Kinder Morgan G.P., Inc. for general and administrative expenses of:



     - $37.1 million for the year ended 1998; and



     - $5.9 million for the year ended 1997.



The terms of all of the above transactions were at least as favorable to us as those that could have been secured in arm's-length transactions.

        SECURITY OWNERSHIP OF PRINCIPAL BENEFICIAL OWNERS AND MANAGEMENT


     The following table lists the beneficial ownership of our common stock that will be issued upon the completion of the transactions contemplated in this prospectus and held by:


     - beneficial owners of 5% or more of our common stock and our non-voting convertible common stock;

     - our directors and those individuals indicated in this prospectus who will be directors after the completion of this offering;

     - our executive officers who are listed in the summary compensation table in this prospectus; and

     - our directors and executive officers as a group.

     The shares shown below beneficially owned by William V. Morgan are owned by Morgan Associates, Inc., a Kansas corporation, wholly-owned by Mr. Morgan.


     The shares shown below beneficially owned by First Union Corporation consist of 3,476,671 shares of non-voting convertible common stock and 1,435,209 shares of common stock. Upon completion of the offering, First Union Corporation will own approximately 4.9% of our outstanding voting common stock. "Percent of Class" shown in the table below is the percent of our outstanding aggregate shares of common stock and non-voting convertible common stock.



     The shares beneficially owned include both outstanding common stock and common stock a person has the right to acquire within 60 days after the date of this prospectus by exercise of non-voting convertible common stock, subject to specific restrictions with respect to holders subject to the Bank Holding Company Act of 1956. The asterisks in the table mean that the person holds less than 1% of the shares.



                                                                            PERCENT OF CLASS
                                                               SHARES      -------------------
                                                            BENEFICIALLY    BEFORE     AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                           OWNED       OFFERING   OFFERING
------------------------------------                        ------------   --------   --------
First Union Corporation...................................    4,911,880     15.00%     12.28%
  One First Union Center
  Charlotte, North Carolina 28288
Richard D. Kinder.........................................   19,319,036     58.99%     48.30%
William V. Morgan.........................................    7,291,113     22.26%     18.23%
Fayez Sarofim.............................................           --        --         --
Ted A. Gardner............................................      182,494      *          *
Gary Hultquist............................................           --        --         --
David G. Dehaemers, Jr....................................           --        --         --
Michael C. Morgan.........................................           --        --         --
All directors and executive officers as a group (7
  persons)................................................   26,792,643     81.81%     66.98%
                                                             ==========     =====      =====

                        DESCRIPTION OF OUR CAPITAL STOCK


     Upon completion of the offering, the common stock offered in this prospectus will be registered under the Securities Act of 1933. We will be required to file periodic reports containing financial and other information with the SEC.



     Our restated certificate of incorporation currently authorizes our board of directors to issue 25,000 shares of Class A Common Stock, of which 8,047 shares are issued and outstanding, and 25,000 shares of Class B Common Stock, of which 2,541 shares are issued and outstanding. Our stockholders have approved the restatement of our certificate of incorporation and our bylaws, the forms of which are attached as exhibits to the registration statement of which this prospectus is part. The newly restated certificate of incorporation will be filed with the Secretary of State of Delaware as of the date of the effectiveness of the registration statement. The following describes our capital stock and the related rights as of the completion of the offering.


COMMON STOCK

     Our restated certificate of incorporation authorizes our board of directors to issue up to 215,000,000 shares of capital stock each with a par value of $0.01 per share, of which:

     - 5,000,000 shares are designated as preferred stock;


     - 200,000,000 shares are designated as common stock, 36,523,329 shares of which will be outstanding as of the completion of the offering, not including any shares of common stock to be issued upon exercise of stock options to be issued upon completion of the offering; and



     - 10,000,000 shares are designated as non-voting convertible common stock, 3,476,671 shares of which will be outstanding as of the completion of the offering.



     Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Each holder of non-voting convertible common stock is not entitled to any voting rights. Each share of non-voting convertible common stock is convertible, at the holder's option, subject to specific restrictions with respect to holders subject to the Bank Holding Company Act of 1956, into one share of common stock. Other than voting and conversion rights, the rights of the common stock and non-voting convertible common stock are identical.



     Subject to preferences that may be applicable to any preferred stock outstanding at the time, holders of common stock and non-voting convertible common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors. In the event of our liquidation, dissolution or winding up, holders of common stock and non-voting convertible common stock would be entitled to share in our assets remaining after the payment of liabilities and liquidation preferences on any outstanding preferred stock.



     Holders of common stock and non-voting convertible common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock or the non-voting convertible common stock. All outstanding shares of common stock and non-voting convertible common stock are fully paid and nonassessable. The shares of common stock offered by us in this offering, when issued and paid for, will be fully paid and nonassessable.



     The rights of the holders of the common stock may be modified by the board of directors by amending our restated bylaws by a majority vote at any regular or special meeting of our board of directors.


PREFERRED STOCK


     Our board of directors is authorized to issue, without stockholder authorization, in one or more designated series, up to 5,000,000 shares of preferred stock with dividend, redemption, conversion and exchange provisions as are provided in the particular series. Except as expressly provided by law or as may be provided by resolution of our board of directors, the preferred stock shall have no right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of our stockholders. The issuance of preferred stock, or the perception that an issuance might occur, could have the effect of delaying or preventing a change in control transaction related to us.

     We have established and designated two series of our preferred stock known as:

     - Series A Junior Participating Preferred Stock, par value $0.01 per share, consisting of an aggregate of 200,000 shares; and


     - Series B Junior Participating Preferred Stock, par value $0.01 per share, consisting of an aggregate of 10,000 shares.


None of these series of preferred stock or any other shares of preferred stock are issued or outstanding and our board of directors has no present plans to issue any of the preferred stock other than the preferred stock subject to the rights agreement described below.

REGISTRATION RIGHTS


     According to the terms of an amended and restated registration rights agreement to be effective upon the effectiveness of the registration statement of which this prospectus is a part, our stockholders prior to this offering will be entitled to demand registration rights for the 32,750,000 shares of our capital stock outstanding prior to this offering any time after we become eligible to file a registration statement on Form S-3. We shall not be required to effect more than two registration statements for the holders of a majority of those stockholders, other than Messrs. Kinder and Morgan, or more than two registration statements for Messrs. Kinder and Morgan. We are not required to effect more than one registration statement in any six month period. If our board of directors determines a demand registration would have an adverse effect on us, we may delay any demand registration for a period not to exceed 90 days. In addition, these stockholders may participate in any public offering by us of our common stock, other than this offering or an offering under a registration statement on Form S-4 or Form S-8 or any other forms not available for registering capital stock for sale to the public, subject to marketing considerations as determined by our managing underwriter for that offering.


ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND OUR CHARTER AND BYLAW PROVISIONS


     We are subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents a Delaware corporation from engaging in a business combination which includes a merger or sale of more than 10% of the corporation's assets with a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any of those persons. That prohibition extends for three years following the date that stockholder acquired that amount of stock unless:



     - the transaction in which that stockholder acquired the stock is approved by the board of directors prior to that date;



     - upon completion of the transaction that resulted in the acquisition of the stock, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by various employee benefit plans or persons who are directors and also officers; or



     - on or after the date the stockholder acquired the stock, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the stockholder.

     A corporation may, at its option, exclude itself from Section 203 of the Delaware General Corporation Law by amending its certificate of incorporation or bylaws by action of its stockholders. The charter or bylaw amendment shall not become effective until 12 months after the date it is adopted or applies to a stockholder. We have not adopted that charter or bylaw amendment.



     The terms of our restated certificate of incorporation, as well as the concentration of ownership of the common stock and our ability to issue up to five million shares of preferred stock may have the effect of discouraging proposals by others to acquire a controlling interest in us, which could deprive our stockholders of the opportunity to consider an offer to acquire their shares at a premium price to them.


     These provisions of our restated certificate of incorporation include:

     - a classified board of directors consisting of three classes of directors with each class to be elected separately in succeeding years;


     - our directors may fix the number of our directors;



     - any newly created directorship resulting from an increase in the number of directors or a vacancy on our board of directors shall generally be filled only by vote of a majority of the remaining directors in office, even though less than a quorum;


     - special meetings of our stockholders may be called only by our chairman of the board or by a majority of our entire board of directors and no stockholder or group of stockholders may call a special meeting of our stockholders;

     - the exclusive authority of our chairman to determine the procedures and order of any stockholder meeting;

     - subject to the rules of the New York Stock Exchange and for as long as Richard D. Kinder and William V. Morgan own a majority of the outstanding shares of common stock, the ability of a majority of our stockholders to act by written consent;

     - the power of our board of directors to make all decisions for any rights plan adopted by our board of directors; and

     - the requirement of a vote of 80% of our outstanding stockholders voting as a single class to amend many of these anti-takeover provisions of our restated certificate of incorporation.

     In addition, our restated bylaws also include anti-takeover provisions which include specific procedures for a stockholder to propose a nomination of directors or proposals for other business for action at a stockholders meeting.


     The existence of these provisions in our restated certificate of incorporation and in our restated bylaws may reduce the market price of our common stock.



     These provisions of our restated certificate of incorporation, our restated bylaws and of Section 203 of the Delaware General Corporation Law, together with the ability of the board of directors to issue stock without further stockholder action, could delay or frustrate the removal of incumbent directors or the assumption of control by the holder of a large block of common stock even if the removal or assumption would be beneficial, in the short term, to our stockholders. The provisions could also discourage or make more difficult a merger, tender offer or proxy contest even if the event would be favorable to the interests of our stockholders.


     The foregoing is a summary of the provisions of our restated certificate of incorporation and restated bylaws. You are directed to the full text of these documents which are attached as exhibits to the registration statement of which this prospectus is part.


RIGHTS TO PURCHASE PREFERRED STOCK


     Each share of our common stock and non-voting convertible common stock has attached to it a right to purchase a share of our preferred stock. The rights initially are represented only by the certificates for the common stock and non-voting convertible common stock. The rights will not trade separately from the common stock and non-voting convertible common stock until:



     - there is a public announcement that a person or group other than various stockholders prior to this offering has become a beneficial owner of 15% or more of our outstanding common stock offering; or



     - ten business days pass, or any later date as our board of directors may fix by resolution, after the date a person or group commences a tender or exchange offer that would result in that person or group becomes a beneficial owner of 15% or more of our stock.



     The rights can be exercised if and when the rights separate and prior to the date of our announcement that any person or group has attained that status, referred to as an acquiring person. Each right will entitle the holder to purchase:



     - 1/1000 of a share of Series A Junior Participating Preferred Stock for a right relating to our common stock, or



     - 1/1000 of a share of Series B Junior Participating Preferred Stock for a right relating to our non-voting convertible common stock.



     In either case, the exercise price for each right will be $     . Each
1/1000 of a share of Series A Junior Participating Preferred Stock and Series B Junior Participating Preferred Stock will have economic and voting terms equivalent to one share of our common stock or non-voting convertible common stock, respectively.



     Upon the date of the public announcement that any person or group has become an acquiring person, each right will entitle its holder to purchase, for the exercise price, a number of shares of common stock, that have a market value of twice the exercise price. Each share of non-voting convertible common stock will have a similar right to purchase non-voting convertible common stock for the exercise price. Rights beneficially owned by acquiring persons or their transferees will be void.



     If we are involved in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, after the date of the public announcement that any person or group has become an acquiring person, each holder of a right will have the right to receive a number of shares of common stock or non-voting convertible common stock of the acquiring company that have a market value of two times the exercise price of the right. The right must be exercised at the then current exercise price of the right.



     At any time after any person becomes an acquiring person and prior to the acquisition by any person or group of a majority of our outstanding common stock, our board of directors may exchange the rights at an exchange ratio of one share of common stock per right, subject to adjustment. The rights may be redeemed by our board of directors for $0.01 per right at any time prior to the date of the public announcement that any person has become an acquiring person. An acquiring persons' rights will be void and need not be redeemed or exchanged.



     The terms of the rights may be amended by our board of directors without the consent of the holders of the rights, except after the time that any person becomes an acquiring person, when no amendment may be adopted which adversely affects the interests of the holders of the rights other than the acquiring person and its affiliates and associates. Until a right is exercised, the holder will have no rights as our stockholder based on that right.


     The rights will not prevent our takeover. However, the rights may cause substantial dilution to a person or group that acquires 15% or more of our common stock unless the rights are first redeemed by our board of directors.


     This is just a summary of the rights and is qualified in its entirety by reference to the rights agreement, which is attached as an exhibit to the registration statement of which this prospectus is a part.

TRANSFER AGENT AND REGISTRAR


     EquiServe has agreed to serve as registrar and transfer agent for the common stock and will receive a fee from us for serving in those capacities. All fees charged by the transfer agent for transfers of common stock will be borne by us and not by the holders of common stock, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges, special charges for services requested by a holder of common stock and other similar fees or charges will be borne by the affected holder. There will be no charge to the holders of our common stock for disbursements by us of cash distributions. We will indemnify the transfer agent, its agents and each of their respective shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted in respect of its activities, except for any liability due to any negligence, gross negligence, bad faith or intentional misconduct of the indemnified person or entity.


RESIGNATION OR REMOVAL

     The transfer agent may at any time resign, by notice to us, or be removed by us, that resignation or removal to become effective upon the appointment by us of a successor transfer agent and registrar and its acceptance of that appointment. If no successor has been appointed and accepted that appointment within 30 days after notice of that resignation or removal, we are authorized to act as the transfer agent and registrar until a successor is appointed.

                             MATERIAL PROVISIONS OF

              KINDER MORGAN ENERGY PARTNERS' PARTNERSHIP AGREEMENT


     The following paragraphs are a summary of the material provisions of Kinder Morgan Energy Partners' partnership agreement which could impact our results of operations and/or those of Kinder Morgan Energy Partners. A copy of the partnership agreement is filed as an exhibit to the registration statement of which this prospectus is a part. Unless otherwise specifically described, references in this prospectus to the term "partnership agreement" constitute references to the partnership agreements of Kinder Morgan Energy Partners and its operating partnerships collectively. The following discussion is qualified in its entirety by reference to the partnership agreements for Kinder Morgan Energy Partners and its operating partnerships.


                           ORGANIZATION AND DURATION

     Kinder Morgan Energy Partners and each of the operating partnerships are Delaware limited partnerships. Unless liquidated or dissolved at an earlier time, under the terms of the partnership agreement, Kinder Morgan Energy Partners and each of the operating partnerships will dissolve on December 31, 2082.

                                    PURPOSE

     The purpose of Kinder Morgan Energy Partners under the partnership agreement is to serve as the limited partner in the operating partnerships and to conduct any other business that may be lawfully conducted by a Delaware limited partnership.

                RESTRICTIONS ON AUTHORITY OF THE GENERAL PARTNER


     The authority of the general partner is limited in some respects under the partnership agreement. The general partner is prohibited, without the prior approval of holders of record of a majority of the outstanding units from, among other things, selling or exchanging all or substantially all of Kinder Morgan Energy Partners' assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on behalf of Kinder Morgan Energy Partners the sale, exchange or other disposition of all or substantially all of the assets of Kinder Morgan Energy Partners, provided that Kinder Morgan Energy Partners may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of Kinder Morgan Energy Partners' assets without that approval. Kinder Morgan Energy Partners may sell all or substantially all of its assets under a foreclosure or other realization upon the foregoing encumbrances without that approval. Except as provided in the partnership agreement, any amendment to a provision of the partnership agreement generally will require the approval of the holders of at least 66 2/3% of the units. The general partner's ability to sell or otherwise dispose of Kinder Morgan Energy Partners' assets is restricted by the terms of Kinder Morgan Energy Partners' credit facility.



     In general, the general partner may not take any action, or refuse to take any reasonable action, without the consent of the holders of at least a majority of the outstanding units of Kinder Morgan Energy Partners other than units owned by the general partner and its affiliates, that would cause Kinder Morgan Energy Partners to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes.


                  WITHDRAWAL OR REMOVAL OF THE GENERAL PARTNER


     The general partner has agreed not to voluntarily withdraw as general partner of Kinder Morgan Energy Partners prior to January 1, 2003 without the approval of at least a majority of the outstanding units and furnishing an opinion of counsel that the withdrawal will not cause Kinder Morgan Energy Partners to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes or result in the loss of the limited liability of any limited partner.

     On or after January 1, 2003, the general partner may without first obtaining approval from the holders of units withdraw as general partner by giving 90 days' written notice, and the withdrawal will not constitute a breach of the partnership agreement. If an opinion of counsel cannot be obtained to the effect that following the selection of a successor the general partner's withdrawal would not result in the loss of limited liability of the holders of units or cause Kinder Morgan Energy Partners to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes, Kinder Morgan Energy Partners will be dissolved after the withdrawal. However, the general partner may withdraw without approval of the holders of units upon 90 days' notice to the limited partners if more than 50% of the outstanding units, other than those held by the withdrawing general partner and its affiliates, are held or controlled by one person and its affiliates. In addition, the partnership agreement does not restrict Kinder Morgan, Inc.'s ability to sell directly or indirectly, all or any portion of the capital stock of the general partner to a third party without the approval of the holders of units.



     The general partner may not be removed unless the removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, excluding units held by the general partner and its affiliates, provided that specific other conditions are satisfied. Any removal is subject to the approval of the successor general partner by the same vote and receipt of an opinion of counsel that the removal and the approval of a successor will not result in the loss of limited liability of any limited partner or cause Kinder Morgan Energy Partners to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes.



     If the withdrawal of the general partner where the withdrawal violates the partnership agreement or removal of the general partner by the limited partners under circumstances where cause exists, a successor general partner will have the option to acquire the general partner interest of the departing general partner in Kinder Morgan Energy Partners for a cash payment equal to the fair market value of the interest. Under all other circumstances where the general partner withdraws or is removed by the limited partners, the departing partner will have the option to require the successor general partner to acquire the general partner interest of the departing partner for that amount. In each case the fair market value will be determined by agreement between the departing partner and the successor general partner, or if no agreement is reached, by an independent investment banking firm or other independent expert selected by the departing partner and the successor general partner. If no expert can be agreed upon, by the expert chosen by agreement of the expert selected by each of them. In addition, Kinder Morgan Energy Partners would also be required to reimburse the departing partner for all amounts due the departing partner, including without limitation all employee related liabilities, including severance liabilities, incurred in connection with the termination of the employees employed by the departing partner for the benefit of Kinder Morgan Energy Partners.


     If the above-described option is not exercised by either the departing partner or the successor general partner, as applicable, the departing partner's general partner interest in Kinder Morgan Energy Partners will be converted into units equal to the fair market value of the interest as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

     The general partner may transfer all, but not less than all, of its general partner interest in Kinder Morgan Energy Partners without the approval of the limited partners to one of its affiliates or upon its merger or consolidation into another entity or the transfer of all or substantially all of its assets to another entity, provided in either case that entity:

     - assumes the rights and duties of the general partner;

     - agrees to be bound by the provisions of the partnership agreement; and

     - furnishes an opinion of counsel that the transfer would not result in the loss of the limited liability of any limited partner or cause Kinder Morgan Energy Partners to be treated as an association taxable as a corporation or otherwise cause Kinder Morgan Energy Partners to be subject to entity level taxation for federal income tax purposes.

     In the case of any other transfer of the general partner interest in Kinder Morgan Energy Partners, in addition to the foregoing requirements, the approval of at least a majority of the units is required, excluding for those purposes those interests held by the general partner and its affiliates.

     Upon the withdrawal or removal of the general partner, Kinder Morgan Energy Partners will be dissolved, wound up and liquidated, unless:

     - the withdrawal or removal takes place following the approval of a successor general partner; or

     - within 180 days after the withdrawal or removal a majority of the holders of units agree in writing to continue the business of Kinder Morgan Energy Partners and to the appointment of a successor general partner.

ANTI-TAKEOVER AND RESTRICTED VOTING RIGHT PROVISIONS


     The partnership agreement contains various provisions that are intended to discourage a person or group from attempting to remove the general partner or otherwise change the management of Kinder Morgan Energy Partners. If any person or group other than the general partner and its affiliates acquires beneficial ownership of 20% or more of the units, that person or group loses any and all voting rights for all of the units beneficially owned or held by that person.


ISSUANCE OF ADDITIONAL SECURITIES

     The partnership agreement allows the general partner to issue additional limited or general partner interests and authorizes the general partner to cause Kinder Morgan Energy Partners to issue additional securities of Kinder Morgan Energy Partners for consideration and on terms and conditions as the general partner establishes in its sole discretion without the approval of any limited partners. In accordance with Delaware law and the partnership agreement, the general partner may issue additional partnership interests, which, in its sole discretion, may have special voting rights to which the units are not entitled.

LIMITED PRE-EMPTIVE RIGHT OF GENERAL PARTNER

     The general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase units or other equity securities of Kinder Morgan Energy Partners from Kinder Morgan Energy Partners whenever, and on the same terms that, Kinder Morgan Energy Partners issues securities to persons other than the general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates in Kinder Morgan Energy Partners to that which existed immediately prior to each that issuance.

LIMITED CALL RIGHT

     If at any time 80% or more of the units are held by the general partner and its affiliates, the general partner will have the right, which it may assign and transfer to any of its affiliates or to Kinder Morgan Energy Partners, to purchase all of the remaining units as of a record date to be selected by the general partner, on at least 10 but not more than 60 days' notice. The purchase price in the event of that purchase shall be the greater of:

     - the average fair market price of limited partner interests of that class as of the date five days prior to the mailing of written notice of its election to purchase limited partner interests of that class; and

     - the highest cash price paid by the general partner or any of its affiliates for any units purchased within the 90 days preceding the date the general partner mails notice of its election to purchase those units.

AMENDMENT OF PARTNERSHIP AGREEMENT AND
OTHER AGREEMENTS


     Amendments to the partnership agreement may be proposed only by or with the consent of the general partner. In order to adopt a proposed amendment, the general partner is required to seek the written approval of the holders of the number of units required to either approve an amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment, except as described below. Proposed amendments must be approved by the holders of at least 66 2/3% of the outstanding units. Notwithstanding that requirement, no amendment may be made which would:


     - enlarge the obligations of any limited partner, without its consent;

     - enlarge the obligations of the general partner, without its consent, which may be given or withheld in its sole discretion;


     - restrict in any way any action or right of the general partner as described in the partnership agreement;


     - modify the amounts distributable, reimbursable or otherwise payable by Kinder Morgan Energy Partners to the general partner;


     - change the term of existence of Kinder Morgan Energy Partners; or


     - give any person the right to dissolve Kinder Morgan Energy Partners other than the general partner's right to dissolve Kinder Morgan Energy Partners with the approval of a majority of the outstanding units or change the right of the general partner in any way.

     The general partner may make amendments to the partnership agreement without the approval of any limited partner or assignee of Kinder Morgan Energy Partners to reflect:

     - a change in the name of Kinder Morgan Energy Partners, the location of the principal place of business of Kinder Morgan Energy Partners, the registered agent or the registered office of Kinder Morgan Energy Partners;

     - admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement;


     - a change that, in the sole discretion of the general partner, is reasonable and necessary, or appropriate, to qualify or continue the qualification of Kinder Morgan Energy Partners as a partnership in which the limited partners have limited liability; or make a change that is necessary or advisable in the opinion of the general partner to ensure that Kinder Morgan Energy Partners will not be treated as an association that is taxable as a corporation or otherwise subject to taxation as an entity for federal income tax purposes;



     - an amendment that is necessary, in the opinion of counsel to Kinder Morgan Energy Partners, to prevent Kinder Morgan Energy Partners, the general partner or their respective directors or officers from being in any manner subject to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or the "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, regardless whether or not the regulations are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;


     - an amendment that in the sole discretion of the general partner is necessary or desirable in connection with the authorization of additional limited or general partner interests;

     - any amendment expressly permitted in the partnership agreement to be made by the general partner acting alone;


     - an amendment effected, required or contemplated by a merger agreement that has been approved under the terms of the partnership agreement; and


     - any other amendments substantially similar to the foregoing.


     In addition, the general partner may make amendments to the partnership agreement without the consent of the holders if the amendments:


     - do not adversely affect the limited partners in any material respect;

     - are necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

     - are necessary or desirable to facilitate the trading of the units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the units are or will be listed for trading, compliance with any of which the general partner deems to be in the best interests of Kinder Morgan Energy Partners and the holders of units; or

     - are required to effect the intent of, or as contemplated by, the partnership agreement.

     The general partner will not be required to obtain an opinion of counsel as to the tax consequences or the possible effect on limited liability of amendments described in the two immediately preceding paragraphs. No other amendments to the partnership agreement will become effective without the approval of at least 95% of the units unless Kinder Morgan Energy Partners obtains an opinion of counsel to the effect that amendment:

     - will not cause Kinder Morgan Energy Partners to be treated as an association taxable as a corporation or otherwise cause Kinder Morgan Energy Partners to be subject to entity level taxation for federal income tax purposes; and

     - will not affect the limited liability of any limited partner in Kinder Morgan Energy Partners or the limited partner of the operating partnerships.

     Any amendment that materially and adversely affects the rights or preferences of any type or class of limited partner interests in relation to other types or classes of limited partner interests or the general partner interests will require the approval of at least 66 2/3% of the type or class of limited partner interests so affected.

MANAGEMENT


     The general partner will manage and operate the activities of Kinder Morgan Energy Partners, and the general partner's activities will be limited to the management and operation. Holders of units will not direct or participate in the management or operations of Kinder Morgan Energy Partners or any of the operating partnerships. The general partner will owe a fiduciary duty to the holders of units. Regardless of any limitation on obligations or duties, the general partner will be liable, as the general partner of Kinder Morgan Energy Partners, for all the debts of Kinder Morgan Energy Partners to the extent they are not paid by Kinder Morgan Energy Partners, except to the extent that indebtedness incurred by Kinder Morgan Energy Partners is made specifically non-recourse for the general partner.


     Kinder Morgan Energy Partners does not currently have any directors, officers or employees. As is commonly the case with publicly-traded limited partnerships, Kinder Morgan Energy Partners does not currently contemplate that it will directly employ any of the persons responsible for managing or operating Kinder Morgan Energy Partners' business or for providing it with services, and will instead reimburse the general partner or its affiliates for the services of those persons.



     REIMBURSEMENT OF EXPENSES. The general partner will receive no management fee or similar compensation for its management of Kinder Morgan Energy Partners, other than cash distributions. However, the general partner is entitled under the partnership agreement to reimbursement on a monthly basis, or other basis as the general partner may determine in its sole discretion, for all direct and indirect expenses it incurs or payments it makes on behalf of Kinder Morgan Energy Partners and all other necessary or appropriate expenses that can be allocated to Kinder Morgan Energy Partners or otherwise reasonably incurred by the general partner in connection with operating Kinder Morgan Energy Partners' business. The partnership agreement provides that the general partner will determine the fees and expenses that can be allocated to Kinder Morgan Energy Partners in any reasonable manner determined by the general partner in its sole discretion. The reimbursement for costs and expenses will be in addition to any reimbursement to the general partner and its affiliates as a result of the indemnification provisions of the partnership agreement.



     INDEMNIFICATION. The partnership agreement provides that Kinder Morgan Energy Partners will indemnify the general partner, any departing partner and any person who is or was an officer or director of the general partner or any departing partner, to the full extent permitted by law. Kinder Morgan Energy Partners may also indemnify, any person who is or was an affiliate of the general partner or any departing partner, any person who is or was an officer, director, employee, partner, agent or trustee of the general partner, any departing partner or any affiliate, or any person who is or was serving at the request of the general partner or any affiliate of the general partner or any departing partner as an officer, director, employee, partner, agent, or trustee of another person. That indemnification may be made to the extent deemed advisable by the general partner and to the full extent permitted by law.



     Kinder Morgan Energy Partners' indemnification of these persons relates to any and all losses, claims, damages, joint or several liabilities, expenses, judgments, fines, penalties, interest, settlement and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as:


     - the general partner, a departing partner or affiliate of either;

     - an officer, director, employee, partner, agent or trustee of the general partner, any departing partner or affiliate of either; or

     - a person serving at the request of Kinder Morgan Energy Partners in another entity in a similar capacity.


     In each case the indemnitee must have acted in good faith and in a manner which the indemnitee believed to be in or not opposed to the best interests of Kinder Morgan Energy Partners. For any criminal proceeding, the indemnitee must have had no reasonable cause to believe its conduct was unlawful. Any indemnification under the partnership agreement will only be paid out of the assets of Kinder Morgan Energy Partners, and the general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to Kinder Morgan Energy Partners to enable that indemnification. Kinder Morgan Energy Partners is authorized to purchase or to reimburse the general partner or its affiliates for the cost of insurance purchased on behalf of the general partner and other persons. That purchase may be made as the general partner determines against liabilities asserted against and expenses incurred by those persons in connection with Kinder Morgan Energy Partners' activities, whether or not Kinder Morgan Energy Partners would have the power to indemnify that person against liabilities under the provisions described above.

     CONFLICTS AND AUDIT COMMITTEE. One or more directors who are neither officers nor employees of the general partner or any of its affiliates will serve as a conflicts and audit committee of the board of directors of the general partner and will, at the request of the general partner, review specific matters as to which the general partner believes there may be a conflict of interest in order to determine if the resolution of that conflict proposed by the general partner is fair and reasonable to Kinder Morgan Energy Partners. The conflicts and audit committee will only review matters at the request of the general partner, which has sole discretion to determine which matters to submit to that committee. Any matters approved by the conflicts and audit committee will be conclusively deemed to be fair and reasonable to Kinder Morgan Energy Partners, approved by all partners of Kinder Morgan Energy Partners and not a breach by the general partner of the partnership agreement or any duties it may owe to Kinder Morgan Energy Partners. Additionally, it is possible that the procedure in itself may constitute a conflict of interest.


TERMINATION AND DISSOLUTION

     Kinder Morgan Energy Partners will continue until December 31, 2082, unless sooner terminated under the partnership agreement. Kinder Morgan Energy Partners will be dissolved upon:

     - the election of the general partner to dissolve Kinder Morgan Energy Partners, if approved by a majority of the units;

     - the sale of all or substantially all of the assets and properties of Kinder Morgan Energy Partners and its operating partnerships;

     - the bankruptcy or dissolution of the general partner; or


     - the withdrawal or removal of the general partner or any other event that results in its ceasing to be the general partner other than by reason of a transfer in accordance with the partnership agreement or withdrawal or removal following approval of a successor.


     However, Kinder Morgan Energy Partners will not be dissolved upon the removal of a general partner if within 90 days after that event the partners agree in writing to continue the business of Kinder Morgan Energy Partners and to the appointment, effective as of the date of that event, of a successor general partner. Upon a dissolution under bankruptcy, dissolution of the general partner or withdrawal or removal of the general partner, at least a majority of the units may also elect, within some time limitations, to reconstitute Kinder Morgan Energy Partners and continue its business on the same terms and conditions described in the partnership agreement by forming a new limited partnership on terms identical to those described in the partnership agreement and having as a general partner an entity approved by at least a majority of the units, subject to receipt by Kinder Morgan Energy Partners of an opinion of counsel that the exercise of that right will not result in the loss of the limited liability of holders of units or cause Kinder Morgan Energy Partners or the reconstituted limited partnership to be treated as an association taxable as a corporation or otherwise subject to taxation as an entity for federal income tax purposes.

CASH DISTRIBUTION POLICY


     A principal objective of Kinder Morgan Energy Partners is to generate cash from Kinder Morgan Energy Partners operations and to distribute available cash to its partners in the manner described herein. Available cash generally means, for any calendar quarter, all cash received by Kinder Morgan Energy Partners from all sources, less all of its cash disbursements and net additions to reserves. For purposes of cash distributions to holders of units, the term available cash excludes the amount paid in respect of the 0.5% special limited partner interest in SFPP, L.P. owned by the former general partner of SFPP, L.P., which amount will equal 0.5% of the total cash distributions made each quarter by SFPP, L.P. to its partners.

     The general partner's decisions regarding amounts to be placed in or released from reserves may have a direct impact on the amount of available cash. This is because increases and decreases in reserves are taken into account in computing available cash. The general partner may, in its reasonable discretion, subject to various limits, determine the amounts to be placed in or released from reserves each quarter.


     Cash distributions will be characterized as either distributions of cash from operations or cash from interim capital transactions. This distinction affects the amounts distributed to holders of units relative to the general partner.


     Cash from operations generally refers to the cash balance of Kinder Morgan Energy Partners on the date Kinder Morgan Energy Partners commenced operations, plus all cash generated by the operations of Kinder Morgan Energy Partners' business, after deducting related cash expenditures, reserves, debt service and various other items.



     Cash from interim capital transactions will generally be generated only by borrowings, sales of debt and equity securities and sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets and assets disposed of in the ordinary course of business.



     To avoid the difficulty of trying to determine whether available cash distributed by Kinder Morgan Energy Partners is cash from operations or cash from interim capital transactions, all available cash distributed by Kinder Morgan Energy Partners from any source will be treated as cash from operations until the sum of all available cash distributed as cash from operations equals the cumulative amount of cash from operations actually generated from the date Kinder Morgan Energy Partners commenced operations through the end of the calendar quarter prior to that distribution. Any excess available cash, irrespective of its source, will be deemed to be cash from interim capital transactions and distributed accordingly.



     If cash from interim capital transactions is distributed to each unit in an aggregate amount per unit equal to the initial unit price of $11.00, the distinction between cash from operations and cash from interim capital transactions will cease, and both types of available cash will be treated as cash from operations. The general partner does not anticipate that there will be significant amounts of cash from interim capital transactions distributed.



     The discussion below indicates the percentages of cash distributions required to be made to the general partner and the holders of units. In the following general discussion of how available cash is distributed, references to available cash, unless otherwise stated, mean available cash that constitutes cash from operations.



     QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH. Kinder Morgan Energy Partners will make distributions to its partners for each calendar quarter prior to liquidation in an amount equal to 100% of its available cash for that quarter.



     DISTRIBUTIONS OF CASH FROM OPERATIONS. Distributions by Kinder Morgan Energy Partners of available cash constituting cash from operations for any quarter will be made in the following manner:



     - first, 98% to the holders of units pro rata and 2% to the general partner until the holders of units have received a total of $0.3025 per unit for that quarter in respect of each unit;



     - second, 85% of any available cash then remaining to the holders of units pro rata and 15% to the general partner until the holders of units have received a total of $0.3575 per unit for that quarter in respect of each unit;



     - third, 75% of any available cash then remaining to all holders of units pro rata and 25% to the general partner until the holders of units have received a total of $0.4675 per unit for that quarter in respect of each unit; and



     - fourth, 50% of any available cash then remaining to all holders of units pro rata and 50% to the general partner.

     In addition, if the first three distribution levels are reduced to zero, as described below under "-- Quarterly Distributions of Available
Cash -- Adjustment of Target Distribution Levels" on page 80, all remaining available cash will be distributed as cash from operations, 50% to the holders of units pro rata and 50% to the general partner. These provisions are inapplicable upon the dissolution and liquidation of Kinder Morgan Energy Partners.



     DISTRIBUTIONS OF CASH FROM INTERIM CAPITAL TRANSACTIONS. Distributions on any date by Kinder Morgan Energy Partners of available cash that constitutes cash from interim capital transactions will be distributed 98% to all holders of units pro rata and 2% to the general partner until Kinder Morgan Energy Partners shall have distributed in respect of each unit available cash constituting cash from interim capital transactions in an aggregate amount per unit equal to the initial unit price.



     As cash from interim capital transactions is distributed, it is treated as if it were a repayment of the initial public offering price. To reflect that repayment, the first three distribution levels will be adjusted downward by multiplying each amount by a fraction, the numerator of which is the unrecovered initial unit price immediately after giving effect to that repayment and the denominator of which is the unrecovered initial unit price, immediately prior to giving effect to that repayment. The unrecovered initial unit price includes the amount by which the initial unit price exceeds the aggregate distribution of cash from interim capital transactions per unit.



     When payback of initial unit price is achieved, i.e., when the unrecovered initial unit price is zero, then in effect the first three distribution levels each will have been reduced to zero. Thereafter all distributions of available cash from all sources will be treated as if they were cash from operations and available cash will be distributed 50% to all holders of units pro rata and 50% to the general partner.



     ADJUSTMENT OF TARGET DISTRIBUTION LEVELS. The first three distribution levels will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of units, whether effected by a distribution payable in units or otherwise, but not by reason of the issuance of additional units for cash or property. For example, in connection with Kinder Morgan Energy Partners' 2-for-1 split of the units on October 1, 1997, each of the first three distribution levels were reduced to 50% of its initial level. See "-- Quarterly Distributions of Available Cash -- Distributions of Cash from Operations."



     In addition, if a distribution is made of available cash constituting cash from interim capital transactions, the first three distribution levels will be adjusted downward proportionately, by multiplying each amount, as the same may have been previously adjusted, by a fraction, the numerator of which is the unrecovered initial unit price immediately after giving effect to that distribution and the denominator of which is the unrecovered initial unit price immediately prior to that distribution. For example, assuming the unrecovered initial unit price is $11.00 per unit and if cash from interim capital transactions of $5.50 per unit is distributed to holders of units, assuming no prior adjustments, then the amount of the first three distribution levels would each be reduced to 50% of its initial level. If and when the unrecovered initial unit price is zero, the first three distribution levels each will have been reduced to zero, and the general partner's share of distributions of available cash will increase, in general, to 50% of all distributions of available cash.



     The first three distribution levels may also be adjusted if legislation is enacted which causes Kinder Morgan Energy Partners to become taxable as a corporation or otherwise subjects Kinder Morgan Energy Partners to taxation as an entity for federal income tax purposes. In that event, the first three distribution levels for each quarter thereafter would be reduced to an amount equal to the product of:



     - each of the first three distribution levels multiplied by;


     - one minus the sum of:

     - the maximum marginal federal income tax rate to which Kinder Morgan Energy Partners is subject as an entity; plus


     - any increase that results from that legislation in the effective overall state and local income tax rate to which Kinder Morgan Energy Partners is subject as an entity for the taxable year in which that quarter occurs, after taking into account the benefit of any deduction allowable for federal income tax purposes for the payment of state and local income taxes.



     For example, assuming Kinder Morgan Energy Partners was not previously subject to state and local income tax, if Kinder Morgan Energy Partners were to become taxable as an entity for federal income tax purposes and Kinder Morgan Energy Partners became subject to a maximum marginal federal, and effective state and local, income tax rate of 38%, then each of the distribution levels would be reduced to 62% of the amount immediately prior to that adjustment.


LIQUIDATION AND DISTRIBUTION OF PROCEEDS


     Upon dissolution of Kinder Morgan Energy Partners, unless Kinder Morgan Energy Partners is reconstituted and continued as a new limited partnership, the liquidator authorized to wind up the affairs of Kinder Morgan Energy Partners will, acting with all of the powers of the general partner that the liquidator deems necessary or desirable in its good faith judgment in connection therewith, liquidate Kinder Morgan Energy Partners' assets and apply the proceeds of the liquidation as follows:


     - first towards the payment of all creditors of Kinder Morgan Energy Partners and the creation of a reserve for contingent liabilities; and

     - then to all partners in accordance with the positive balances in their respective capital accounts.


     Under some circumstances and subject to various limitations, the liquidator may defer liquidation or distribution of Kinder Morgan Energy Partners' assets for a reasonable period of time and/or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.



     Generally, any gain will be allocated between the holders of units and the general partner in a manner that approximates their sharing ratios in the various distribution levels. Holders of units and the general partner will share in the remainder of Kinder Morgan Energy Partners' assets in proportion to their respective capital account balances in Kinder Morgan Energy Partners.


     Any loss or unrealized loss will be allocated to the general partner and the holders of units: first, in proportion to the positive balances in the partners' capital accounts until all the balances are reduced to zero; and thereafter, to the general partner.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market or the availability of those shares for sale, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

     Upon the closing of this offering, we will have an aggregate of 40,000,000 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options to purchase common stock.


     Of the 40,000,000 shares of common stock to be outstanding upon the closing of this offering, the 7,250,000 shares offered in this prospectus will be eligible for immediate sale in the public market without restriction, unless the shares are purchased by our affiliates within the meaning of Rule 144 under the Securities Act of 1933. The remaining 32,750,000 shares of common stock held by existing stockholders upon the closing of this offering will be restricted securities, as that term is defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Securities Act of 1933. Except as listed below, all of our directors, officers and stockholders have agreed that, subject to specific limited exceptions, they will not sell, directly or indirectly, any common stock without the prior consent of the representatives of the underwriters for a period of 180 days from the date of this prospectus. Richard D. Kinder and William V. Morgan have agreed not to sell any of their common stock for two years. First Union Corporation, Ted A. Gardner and some employees of First Union Corporation have agreed not to sell any of their common stock for one year.



     Subject to the provisions of Rules 144, 144(k) and 701, the following amounts of shares of our common stock will be available for sale in the public market, subject in the case of shares held by affiliates, to compliance with specific volume restrictions:



     - 6,139,851 shares, one year from the date of this prospectus; and



     - 26,610,149 shares, two years from the date of this prospectus.



     In general, under Rule 144, a person, or persons whose shares are aggregated, including an affiliate who has beneficially owned shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:


     - 1% of the number of shares of our outstanding common stock; or

     - the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of sale is filed, subject to specific restrictions.

     In addition, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell those shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from our affiliate, that affiliate's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.


     As of the completion of this offering, there will be outstanding under our 1999 Stock Awards Plan options to purchase 1,815,000 shares of our common stock which will be eligible for sale in the public market from time to time subject to the expiration of lock-up agreements and Rule 144. These stock options have exercise prices equal to the initial public offering price of our common stock. The possible sale of a significant number of shares by the holders may have an adverse effect on the price of our common stock.

     We are unable to estimate the number of shares of our common stock that will be sold under Rule 144, as this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors. We cannot assure that a significant public market for our common stock will develop or be sustained after this offering. Any future sale of substantial amounts of common stock in the open market may adversely affect the market price of the common stock offered in this prospectus.

     We will file a registration statement on Form S-8 under the Securities Act of 1933 to register the shares of common stock reserved for issuance under our 1999 Stock Awards Plan. As a result, shares issued upon exercise of stock options granted under our 1999 Stock Awards Plan will be available, subject to special rules for affiliates, for resale in the public market after the effective date of the registration statement.


     Under a registration rights agreement, after the closing of this offering, subject to specific conditions, the holders of 32,750,000 shares of our outstanding common stock will be entitled to specific demand and piggyback registration rights. If those shares are registered under the Securities Act of 1933, those shares would be freely tradable without restriction under the Securities Act of 1933, except for shares then purchased by affiliates. For a more detailed description of this agreement, please see "Description of Our Capital Stock -- Registration Rights."


                                 LEGAL MATTERS

     The validity of the common stock will be passed upon for us by the law firm of Bracewell & Patterson, L.L.P., Houston, Texas. Various legal matters in connection with the common stock offered by this prospectus are being passed upon for the underwriters by the law firm of Andrews & Kurth L.L.P., New York, New York.

                                    EXPERTS

     The consolidated financial statements of Kinder Morgan, Inc. and its subsidiary as of and for the year ended December 31, 1998 and for the period from February 14, 1997 to December 31, 1997, included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Enron Liquids Pipeline Company Inc. as of and for the year ended December 31, 1996, and for the period ended February 14, 1997, included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


     The consolidated financial statements of Kinder Morgan Energy Partners and its subsidiaries as of December 31, 1998 and 1997 and for each of the two years in the period ended December 31, 1998, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


     The consolidated financial statements of Kinder Morgan Energy Partners and its subsidiaries for the year ended December 31, 1996 and included in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                           FORWARD-LOOKING STATEMENTS

     Some information in this prospectus or any prospectus supplement may contain forward-looking statements. Those statements use forward-looking words including "anticipate," "believe," "intend," "continue," "estimate," "expect," "may," "will" or other similar words. These statements discuss future expectations or contain projections. Specific factors which could cause actual results to differ from those in the forward-looking statements, include:

     - price trends and overall demand for natural gas liquids, refined petroleum products, carbon dioxide, and coal in the United States. Economic activity, weather, alternative energy sources, conservation and technological advances may affect price trends and demand;

     - if the Federal Energy Regulatory Commission or the California Public Utilities Commission changes the tariff rates applicable to Kinder Morgan Energy Partners' pipelines;

     - our ability and Kinder Morgan Energy Partners' ability to integrate any acquired operations into our existing operations;

     - if railroads experience difficulties or delays in delivering products to Kinder Morgan Energy Partners' bulk terminals;

     - our ability and Kinder Morgan Energy Partners' ability to successfully identify and close strategic acquisitions and make cost saving changes in operations;

     - shut-downs or cutbacks at major refineries, petrochemical plants, utilities, military bases or other businesses that use Kinder Morgan Energy Partners' services;

     - the condition of the capital markets and equity markets in the United States; and

     - the political and economic stability of the oil producing nations of the world.

     In addition, Kinder Morgan Energy Partners' classification as a partnership for federal income tax purposes means that generally it does not pay federal income taxes on its net income. Kinder Morgan Energy Partners does, however, pay taxes on the net income of subsidiaries that are corporations. Kinder Morgan Energy Partners relies on a legal opinion from its counsel, and not a ruling from the Internal Revenue Service, as to its proper classification for federal income tax purposes. If Kinder Morgan Energy Partners were to be classified as a corporation for tax purposes, its tax payment would decrease the amount of cash available for distribution to its partners, including Kinder Morgan G.P., Inc., thus limiting the ability of Kinder Morgan G.P., Inc. to make distributions to us.

     When considering forward-looking statements, you should keep in mind the risk factors described in "Risk Factors" above. The risk factors could cause our actual results to differ materially from those contained in any forward-looking statement. We disclaim any obligation to update the above list or to announce publicly the result of any revisions to any of the forward looking statements to reflect future events or developments.

     You should consider the above information when reading any forward looking statements in:

     - this prospectus;

     - press releases; or

     - oral statements made by us or any of our officers or other persons acting on our behalf.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1, regarding the common stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information about us and the common stock offered in this prospectus by this prospectus, you may desire to review the registration statement, including its exhibits and schedules. You may desire to review the full text of any contracts, agreements or other documents filed as exhibits to the registration statement for a more complete description of the matter involved. The registration statement, including the exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or from the SEC's website on the internet at http://www.sec.gov. The SEC's telephone number is 1-800-SEC-0330.


     As a result of the offering, we will file periodic reports and other information with the SEC. These reports and other information may be inspected and copies at the public reference facilities at the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or from the SEC's website on the internet at http://www.sec.gov.

     We intend to furnish our stockholders annual reports containing audited financial statements.

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                               ----
Kinder Morgan, Inc. Consolidated Financial Statements:
  Report of Independent Accountants.........................   F-2
  Report of Independent Accountants.........................   F-3
  Consolidated Balance Sheets...............................   F-4
  Consolidated Statements of Income.........................   F-5
  Consolidated Statements of Stockholders' Equity...........   F-6
  Consolidated Statements of Cash Flows.....................   F-7
  Notes to Consolidated Financial Statements................   F-8
Kinder Morgan Energy Partners, L.P. Consolidated Financial
  Statements:
  Report of Independent Accountants.........................   F-14
  Report of Independent Public Accountants..................   F-15
  Consolidated Balance Sheets...............................   F-16
  Consolidated Statements of Income.........................   F-17
  Consolidated Statements of Partners' Capital..............   F-18
  Consolidated Statements of Cash Flows.....................   F-19
  Notes to Consolidated Financial Statements................   F-20

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Kinder Morgan, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Kinder Morgan, Inc. and its subsidiary (the Company) at December 31, 1997 and 1998 and the results of their operations and their cash flows for the period from February 14, 1997 to December 31, 1997 and for the year ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Houston, Texas
March 31, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Kinder Morgan, Inc.


     In our opinion, the accompanying statements of income and of cash flows of Enron Liquids Pipeline Company present fairly, in all material respects, the results of its operations and its cash flows for the year ended December 31, 1996 and the period from January 1, 1997 to February 14, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP

Houston, Texas
May 10, 1999

                              KINDER MORGAN, INC.

                          CONSOLIDATED BALANCE SHEETS

         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND NUMBER OF SHARES)


                                     ASSETS


                                                        DECEMBER 31,         MARCH 31, 1999
                                                     -------------------     --------------
                                                      1997        1998        (UNAUDITED)
                                                     -------     -------     --------------
Current assets:
  Cash and cash equivalents........................  $   165     $13,873        $  3,967
  Accounts receivable -- related party (Note 8)....      510      13,645           6,179
  Prepaid expenses.................................      283       1,126           3,479
                                                     -------     -------        --------
          Total current assets.....................      958      28,644          13,625
Investment in Partnership..........................   22,300      41,959          44,141
Deferred charges and other assets..................    1,089       3,679           4,801
                                                     -------     -------        --------
          Total assets.............................  $24,347     $74,282        $ 62,567
                                                     =======     =======        ========

                           LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable.................................  $   291     $ 1,387        $  2,974
  Accrued liabilities (Note 8).....................      641      13,634           6,711
  Accrued taxes....................................      948       1,556           5,545
                                                     -------     -------        --------
          Total current liabilities................    1,880      16,577          15,230
Long-term debt.....................................    2,500     100,000          81,500
Deferred income taxes..............................      185                         205
                                                     -------     -------        --------
          Total liabilities........................    4,565     116,577          96,935
                                                     -------     -------        --------
Commitments and contingencies (Note 7)
Stockholders' equity:
  Series A Common Stock, par value $.01, 25,000
     shares authorized, 8,047 issued and
     outstanding...................................        *           *               *
  Series B Common Stock, par value $.01, 25,000
     shares authorized, 2,541 issued and
     outstanding...................................        *           *               *
  Additional paid-in capital.......................   18,144
  Retained earnings (deficit)(Note 9)..............    1,638     (42,295)        (34,368)
                                                     -------     -------        --------
          Total stockholders' equity (deficit).....   19,782     (42,295)        (34,368)
                                                     -------     -------        --------
          Total liabilities and stockholders'
            equity.................................  $24,347     $74,282        $ 62,567
                                                     =======     =======        ========


------------

* Rounds to zero.

  The accompanying notes are an integral part of these consolidated financial statements.

                              KINDER MORGAN, INC.

                       CONSOLIDATED STATEMENTS OF INCOME


                                     PREDECESSOR (NOTE 1)
                                  ---------------------------
                                                 PERIOD FROM    PERIOD FROM
                                                  JANUARY 1,    FEBRUARY 14,
                                   YEAR ENDED      1997 TO        1997 TO       YEAR ENDED     THREE MONTHS
                                  DECEMBER 31,   FEBRUARY 14,   DECEMBER 31,   DECEMBER 31,       ENDED
                                      1996           1997           1997           1998       MARCH 31, 1999
                                  ------------   ------------   ------------   ------------   --------------
                                             (IN THOUSANDS EXCEPT PER SHARE AND
                                                  NUMBER OF SHARES AMOUNTS)                    (UNAUDITED)
Partnership income..............     $1,886        $   234        $ 4,577       $  37,575        $14,220
                                     ------        -------        -------       ---------        -------
Operating expenses:
  Depreciation and amortization
     expense....................        182             21             67             603            256
  General and administrative
     expenses...................      2,658            332          1,025             877            124
                                     ------        -------        -------       ---------        -------
          Total operating
            expenses............      2,840            353          1,092           1,480            380
                                     ------        -------        -------       ---------        -------
Operating income (loss).........       (954)          (119)         3,485          36,095         13,840
Other income (expense):
  Interest expense..............         --             --           (831)         (4,507)        (1,965)
  Interest income...............      4,492            740             49             740             48
  Other, net....................        (21)            --             --              --             --
                                     ------        -------        -------       ---------        -------
Income before tax...............      3,517            621          2,703          32,328         11,923
Income tax expense..............        869          5,002          1,065          11,661          4,412
                                     ------        -------        -------       ---------        -------
Net income (loss)...............     $2,648        $(4,381)       $ 1,638       $  20,667          7,511
                                     ------        -------        -------       ---------        -------
Earnings (loss) per common
  share -- basic and diluted....     $ 2.65        $ (4.38)       $154.70       $1,951.93        $709.39
                                     ======        =======        =======       =========        =======
Number of common shares used in
  calculation...................  1,000,000      1,000,000         10,588          10,588         10,588


  The accompanying notes are an integral part of these consolidated financial statements.

                              KINDER MORGAN, INC.


                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                    (IN THOUSANDS, EXCEPT NUMBER OF SHARES)



                                                                   SERIES B
                                            SERIES A VOTING       NONVOTING       ADDITIONAL   RETAINED
                                            ----------------   ----------------    PAID-IN     EARNINGS
                                            SHARES   DOLLARS   SHARES   DOLLARS    CAPITAL     (DEFICIT)    TOTAL
                                            ------   -------   ------   -------   ----------   ---------   --------
Balance at February 14, 1997..............  1,160     $  *                         $      5                $      5
  Issuance of common stock................  6,887        *     2,541     $  *         8,950                   8,950
  Contributed capital.....................                                            9,189                   9,189
Net income................................                                                     $  1,638       1,638
                                            -----     ----     -----     ----      --------    --------    --------
Balance at December 31, 1997..............  8,047              2,541                 18,144       1,638      19,782
  Issuance of common stock................
  Contributed capital.....................
  Dividends...............................                                          (18,144)    (64,600)    (82,744)
  Net income..............................                                                       20,667      20,667
                                            -----     ----     -----     ----      --------    --------    --------
Balance at December 31, 1998..............  8,047     $ --     2,541     $ --      $     --    $(42,295)   $(42,295)
                                            =====     ====     =====     ====      ========    ========    ========


------------

* Rounds to zero.

  The accompanying notes are an integral part of these consolidated financial statements.

                              KINDER MORGAN, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                            PREDECESSOR (NOTE 1)
                                         ---------------------------
                                                        PERIOD FROM    PERIOD FROM
                                                         JANUARY 1,    FEBRUARY 14,                   THREE MONTHS
                                          YEAR ENDED      1997 TO        1997 TO       YEAR ENDED        ENDED
                                         DECEMBER 31,   FEBRUARY 14,   DECEMBER 31,   DECEMBER 31,     MARCH 31,
                                             1996           1997           1997           1998            1999
                                         ------------   ------------   ------------   ------------   --------------
                                                                                                      (UNAUDITED)
Cash flows from operating
  activities: --
  Net income (loss)....................    $ 2,648        $ (4,381)      $  1,638       $ 20,667        $  7,511
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
    Depreciation and amortization......        182              21             67            603             256
    Distributions from investment in
      Partnership......................      2,604                          4,753         30,715          12,035
    Equity in earnings of
      Partnership......................     (1,886)                        (4,577)       (37,575)        (14,220)
    Deferred income taxes and other....     (1,275)          4,381           (435)        (1,809)           (852)
    Changes in components of working
      capital:
      Accounts receivable..............        366             828           (510)       (13,135)          7,466
      Prepaid expense..................         48              16           (283)          (843)         (2,353)
      Accounts payable.................        (29)           (145)           291            388           1,586
      Accrued liabilities..............                                       641         12,993          (6,924)
      Accrued taxes....................         18            (103)           948            608           3,989
      Other, net.......................       (167)           (374)          (416)           621            (321)
                                           -------        --------       --------       --------        --------
        Net cash provided by (used in)
          operating activities.........      2,509             243          2,117         13,233           8,173
                                           -------        --------       --------       --------        --------
Cash flows from investing activities:
  Acquisition of business..............         --              --        (21,745)            --              --
  Capital contributions to Partnership
    investments........................         --            (223)          (732)       (12,487)             --
  (Increase) decrease in intercompany
    receivable from Enron..............     (2,509)             --             --             --              --
  Property additions...................         --             (20)            --             --              --
                                           -------        --------       --------       --------        --------
        Net cash used in investing
          activities...................     (2,509)           (243)       (22,477)       (12,487)             --
                                           -------        --------       --------       --------        --------
Cash flows from financing activities:
  Proceeds from issuance of common
    stock..............................         --              --          8,955             --              --
  Proceeds from contributed capital....         --              --          9,189             --             421
  Proceeds from borrowings.............         --              --         15,000        112,050              --
  Payment of long-term debt............         --              --        (12,500)       (14,550)        (18,500)
  Dividends paid.......................         --              --             --        (82,744)             --
  Debt issuance costs..................         --              --           (119)        (1,794)             --
                                           -------        --------       --------       --------        --------
        Net cash provided by (used in)
          financing activities.........         --              --         20,525         12,962         (18,079)
                                           -------        --------       --------       --------        --------
Increase (decrease) in cash and cash
  equivalents..........................         --              --            165         13,708          (9,906)
Cash and cash equivalents, beginning of
  period...............................         --              --             --            165          13,873
                                           -------        --------       --------       --------        --------
Cash and cash equivalents, end of
  period...............................    $    --        $     --       $    165       $ 13,873        $  3,967
                                           =======        ========       ========       ========        ========
Cash paid for:
  Interest.............................    $    --        $     --       $    799       $  2,668        $  2,487
  Income taxes.........................         --              --            522            693              87

SUPPLEMENTARY INFORMATION OF NONCASH OPERATING AND INVESTING ACTIVITIES:

     Prior to the purchase of Enron Liquids Pipeline Company on February 14, 1997, deferred tax liabilities of $28,478, affiliate receivables of $84,291, and other working capital items were deemed paid through noncash contributions and distributions with the predecessor company's parent.

  The accompanying notes are an integral part of these consolidated financial statements.

                              KINDER MORGAN, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

     Kinder Morgan, Inc. (KMI or the Company), formerly KC Liquids Holding Corporation, was formed in October 1996. From October 1996 to February 1997, the Company had no operations or activities. Effective February 14, 1997, KMI acquired all of the issued and outstanding stock of Enron Liquids Pipeline Company (ELPC or the Predecessor Company) and renamed it Kinder Morgan G.P., Inc. (KMGP). Accordingly, the accompanying financial statements present: (a) the financial position and results of operations of the Company as of and for the year ended December 31, 1998 and (b) as of December 31, 1997 and for the period February 14, 1997 to December 31, 1997; and the financial position and results of operations of the Predecessor Company (a) for the period January 1, 1997 to February 14, 1997 and (b) for the year ended December 31, 1996. KMGP owns approximately 3.8% and 8.1% of Kinder Morgan Energy Partners, L.P. (the Partnership) as of December 31, 1998 and 1997, respectively. At December 31, 1998 and 1997, the ownership interest consists of 2% general partner interests and 862,000 common units of the Partnership. KMI's acquisition of KMGP was accounted for under the purchase method of accounting. The purchase price of KMGP was approximately $21,745,000. The financial statements of the Predecessor Company do not include KMI's purchase accounting basis in KMGP.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements for 1998 and for the period February 14, 1997 to December 31, 1997 include the accounts of KMI and KMGP. The financial statements for the year ended December 31, 1996 and for the period January 1, 1997 to February 14, 1997 include the accounts of Enron Liquids Pipeline Company, which is deemed to be the Predecessor Company to Kinder Morgan, Inc. All intercompany transactions have been eliminated.

     The following significant policies are followed by the Company in the preparation of the consolidated financial statements:

Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash Equivalents

     Cash equivalents consist of highly liquid investments that are readily convertible into cash and have an original maturity of three months or less at date of acquisition.

Debt Issue Costs


     Debt issue costs of $1,282,000 and $0 at December 31, 1998 and 1997, respectively, are included in deferred charges and other assets and are amortized using the interest method over the term of the financings for which they were incurred. The Company amortized $513,000 of debt issue costs in 1998.


Interest Income

     For the year ended December 31, 1996 and the period from January 1, 1996 to February 14, 1997 interest income represents accruals for interest on intercompany amounts receivable from the

Predecessor Company's parent. Interest was earned based upon the average monthly balance at the monthly average LIBOR interest rate.

Investment in Partnership

     The investment in the Partnership is accounted for under the equity method. At December 31, 1998 and 1997, the Company's investment in the Partnership exceeded its share of the underlying equity in the net assets of the Partnership by approximately $9,210,000 and $9,610,000, respectively. This excess is being amortized on a straight-line basis over 25 years which approximates the useful lives of the Partnership's assets ranging from 2.5% to 12.5%. Amortization of this excess in the amount of $400,000 and $390,000 for the periods ended December 31, 1998 and 1997, respectively, is reflected as a reduction in equity earnings from the investment in the Partnership.

Income Taxes

     Income taxes are based on KMI, KMGP and ELPC each filing separate federal income tax returns and are accounted for under the liability method prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred income taxes are determined based on temporary differences between the financial reporting and tax basis of assets and liabilities using enacted tax rates in effect during the years in which the differences are expected to reverse.

Partnership Income

     Income is recognized based on KMGP's share of earnings, including incentive distributions, of the Partnership.

3. INVESTMENT IN PARTNERSHIP

     Summarized financial information of the Company's investment in the Partnership is presented below (in thousands):

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                1997           1998
                                                              --------      ----------
Current assets..............................................  $ 21,792      $   81,401
Noncurrent assets...........................................   291,114       2,070,871
Current liabilities.........................................    11,376          57,482
Long-term debt and other liabilities........................   151,306         734,127
Partners' capital...........................................   150,224       1,360,663

                                                          1996         1997          1998
                                                         -------      -------      --------
Revenues...............................................  $71,250      $73,932      $322,617
Costs, expenses and other..............................   59,350       56,195       219,011
                                                         -------      -------      --------
                                                         $11,900      $17,737      $103,606
                                                         =======      =======      ========

     On September 2, 1997, KMGP approved a two-for-one unit split of the Partnership's outstanding common units representing limited partner interests in the Partnership. The unit split entitled common unitholders to one additional common unit for each common unit held. The issuance and mailing of split units occurred on October 1, 1997 to unitholders of record on September 15, 1997. All references to the number of common units held by KMGP in the financial statements and related notes have been restated to reflect the effect of the split.

4. INCOME TAXES

     The provision for income taxes consists of the following (in thousands):

                                PREDECESSOR COMPANY
                           -----------------------------
                                            PERIOD FROM      PERIOD FROM
                                            JANUARY 1,      FEBRUARY 14,
                            YEAR ENDED        1997 TO          1997 TO        YEAR ENDED
                           DECEMBER 31,    FEBRUARY 14,     DECEMBER 31,     DECEMBER 31,
                               1996            1997             1997             1998
                           ------------    -------------    -------------    ------------
Current:
                                 ---
  Federal................    $ 1,890         $ 28,044          $1,320          $11,591
  State..................        332            4,524             180            2,286
                             -------         --------          ------          -------
          Total
            current......      2,222           32,568           1,500           13,877
                             -------         --------          ------          -------
Deferred:
  Federal................     (1,202)         (23,766)           (450)          (2,201)
  State..................       (151)          (3,800)             15              (15)
                             -------         --------          ------          -------
          Total
            deferred.....     (1,353)         (27,566)           (435)          (2,216)
                             -------         --------          ------          -------
                                 869            5,002          $1,065          $11,661
                             =======         ========          ======          =======


     An analysis of the effective income tax rate follows:



                                                                 PERIOD FROM
                                              PERIOD FROM       FEBRUARY 14,
                            YEAR ENDED      JANUARY 1, 1997        1997 TO         YEAR ENDED
                           DECEMBER 31,     TO FEBRUARY 14,     DECEMBER 31,      DECEMBER 31,
                               1996               1997              1997              1998
                          --------------    ----------------    -------------    --------------
                          AMOUNT     %      AMOUNT      %       AMOUNT    %      AMOUNT     %
                          ------   -----    -------   ------    ------   ----    ------   -----
Federal.................  1,231     35.0%      217     35.0%      946    35.0%   11,315    35.0%
State...................    118      3.3%       21      3.3%      127     4.7%    1,476     4.6%
Tax Expense on Sale of
  Predecessor Assets....                     4,764    767.1%
Other...................   (480)   (13.6)%                         (8)   (0.3)%  (1,130)   (3.5)%
                          -----    -----     -----    -----     -----    ----    ------   -----
          Total.........    869     24.7%    5,002    805.4%    1,065    39.4%   11,661    36.1%
                          =====    =====     =====    =====     =====    ====    ======   =====



Income taxes, as reflected in the Consolidated Statements of Income, differ from the amounts computed by applying the statutory federal corporate tax rate to income before income taxes, primarily due to state taxes net of federal benefits for the year ended December 31, 1998, the period from February 14, 1997 to December 31, 1997, and the year ended December 31, 1996. For the period from January 1, 1997 to February 14, 1997, the tax expense reflects the sale of the Predecessor Company's common stock on a stand-alone basis. The Predecessor Company and KMI made the election under Internal Revenue Code Section 338(h)(10) to treat this sale as an asset sale for tax purposes, resulting in a total tax gain of approximately $85 million.



     Deferred taxes at December 31, 1998 and 1997 consist of a deferred tax asset of $2,545,000 and $620,000, respectively, related to net operating losses of KMI, and the deferred tax liability related to the difference between the tax and book basis of the investment in the Partnership, principally due to accelerated depreciation.


     At December 31, 1998, KMI has a tax net operating loss carry forward of approximately $7,500,000 which expires in the years 2012-2018.

5. DEBT


     On February 14, 1997, KMI entered into a borrowing agreement with First Union National Bank (First Union) in connection with the acquisition of the common stock of KMGP. Pursuant to this agreement, KMI issued two notes in the aggregate amount of $15,000,000, bearing interest, at KMI's option, at either First Union's Base Rate plus one-half of 1% or LIBOR plus 2.5%. The notes were payable August 31, 1999. Effective December 31, 1997, the borrowing agreement was amended to provide a $15,000,000 facility note in place of the two notes issued February 14, 1997. The borrowing agreement was amended again in 1998 to provide a term loan commitment for an additional $85 million. Along with the increased borrowing, the interest rate was changed to First Union's Base Rate plus one-half of one percent or LIBOR plus three percent and the maturity date was changed to May 31, 2000. KMI has pledged the stock of KMGP and KMGP's assets as collateral for this term loan commitment. At December 31, 1998 and 1997, KMI had principal amounts outstanding of $100 million and $2.5 million, respectively. The carrying amounts of the long-term debt based upon prevailing interest rates available to KMI at December 31, 1998 and 1997 approximated fair value.


6. COMMON STOCK

     Common stock at December 31, 1998 and 1997 consisted of 25,000 Series A voting shares authorized, of which 8,047 were issued and outstanding; and 25,000 Series B nonvoting shares authorized, of which 2,541 were issued and outstanding. Both series have a par value of $0.01 and, with the exception of voting rights, have all of the same powers, preferences, rights and qualifications.

7. LITIGATION, COMMITMENTS AND CONTINGENCIES


     Through its investment in KMGP, in the ordinary course of business, the Company is a defendant in various lawsuits relating to the Partnership's assets. Although no assurance can be given, the Company believes, based on its experience to date, that the ultimate resolution of such items will not have a material, adverse impact on the Company's financial position or its results of operations.


Environmental

     KMGP is a defendant in two proceedings (one by the State of Illinois and one by the Department of Transportation) relating to alleged environmental violations for events relating to a fire that occurred at the Morris storage field in September 1994. Although no assurance can be given, the Company believes the ultimate resolution of these matters will not have a material, adverse effect on the Partnership's financial position, results of operations, or its ability to pay cash distributions to KMGP.

     The Partnership is subject to environmental cleanup and enforcement actions from time to time. In particular, the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA or Superfund law) generally imposes joint and several liability for cleanup and enforcement costs, without regard to fault or the legality of the original conduct, on current or predecessor owners and operators of a site. The operations of the Partnership are also subject to federal, state and local laws and regulations relating to protection of the environment. Although the Partnership believes its operations are in general compliance with applicable environmental regulations, risks of additional costs and liabilities are inherent in pipeline and terminal operations, and there can be no assurance significant costs and liabilities will not be incurred by the Partnership. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations of the Partnership, could result in substantial costs and liabilities to the Partnership which could affect future cash distributions to KMGP.

     The Partnership, along with several other respondents, is involved in a cleanup in connection with an acquisition made in 1998. This cleanup, ordered by the United States Environmental Protection Agency (EPA), related to ground water contamination in the vicinity of the Partnership's storage facilities and truck loading terminal at Sparks, Nevada. The EPA approved the respondents' remediation plan in September 1992 and the remediation system began operation in 1995. In addition, the Partnership is presently involved in 18 ground water hydrocarbon remediation efforts under administrative orders issued by the California Regional Water Quality Control Board and two other state agencies. Although no assurance can be given, KMGP believes the ultimate resolutions of these matters will not have a material, adverse effect on the Partnership's financial position, result of operations, or its ability to pay cash distributions to KMGP.

FERC


     The Partnership and certain of its subsidiaries are defendants in several actions in which the plaintiffs protest pipeline transportation rates with the Federal Energy Regulatory Commission (FERC). These actions are currently pending. The Plaintiffs seek to recover transportation overpayments and interests.


     The Company is not able to predict with certainty whether settlement agreements will be completed with some or all of the complainants, the final terms of any such settlement agreements that may be consummated, or the final outcome of the FERC proceedings should they be carried through to their conclusion, and it is possible that current or future proceedings could be resolved in a manner adverse to the Partnership which could affect future cash distributions to KMGP.

Commitments

     Pursuant to the Partnership agreement, general and administrative expenses are paid by KMGP on behalf of the Partnership. These costs are reimbursable by the Partnership.

     Effective July 1, 1997, KMGP established the Kinder Morgan Retirement Savings Plan, a defined contribution 401(k) plan, that permits all full-time employees of KMGP to contribute 1% to 15% of base compensation, on a pre-tax or after-tax basis, into participant accounts. In addition to a mandatory contribution equal to 4% of base compensation per year for each plan participant, KMGP may make discretionary contributions in years when specific performance objectives are met. Any discretionary contributions are made during the first quarter following the performance year. On March 1, 1999 (subsequent to year-end), an additional 2% discretionary contribution was made to individual accounts based on 1998 financial targets to unitholders. KMGP contributions during 1998 were approximately $1.1 million. All KMGP contributions are reimbursable by the Partnership. All contributions, together with earnings thereon, are immediately vested and not subject to forfeiture. Participants may direct the investment of their contributions into a variety of investments. Plan assets are held and distributed pursuant to a trust agreement.

     During 1998, KMGP established a unit option plan, which provides that key personnel are eligible to receive grants of options to acquire units of the Partnership. The number of units available under the option plan is 250,000. Either the board of directors of KMGP or a committee of the board of directors of the Partnership will administer the option plan. The option plan terminates in March 2008. As of December 31, 1998, 194,500 options were granted to certain personnel of KMGP with a term of seven years at exercise prices equal to the market price of the units at the grant date ($34.56 weighted average price). In addition, 10,000 options were granted to nonemployee directors of the Partnership. The options granted generally vest forty percent in the first year and twenty percent each year thereafter.

     During 1997, the Partnership established an Executive Compensation Plan for certain executive officers of KMGP. The Partnership may, at its option and with the approval of the unitholders, pay the participants in units instead of cash. Eligible awards are equal to a formula based upon the cash distributions paid to KMGP during the four calendar quarters preceding the date of redemption multiplied by eight (the Calculated Amount). Calculated amounts are accrued as compensation expense and adjusted quarterly. Under the plan, no eligible employee may receive a grant in excess of 2% and total awards under the Plan may not exceed 10% of the Calculated Amount. The plan terminates January 1, 2007, and any unredeemed awards will be automatically redeemed.

     At December 31, 1998, certain executive officers of KMGP each had outstanding awards totaling 2% of the Calculated Amount eligible to be granted under the Plan. On January 4, 1999 (subsequent to year end) 50% of the awards granted to these executive officers were vested and paid out. Each participant continues to have a grant of 1% under the plan. All payments under the Plan are reimbursable by the Partnership.

8. RELATED PARTY TRANSACTIONS

General and Administrative Expenses

     Prior to the sale of ELPC to KMI, Enron and its affiliates were reimbursed for certain corporate staff and support services rendered in managing and operating the Predecessor Company. Such reimbursement was made pursuant to the terms of the Omnibus Agreement executed among Enron and ELPC. After the sale of ELPC to KMI, Enron and its affiliates are no longer affiliates to the Company and general and administrative expenses incurred by the Company, through KMGP, are all reimbursed by the Partnership as provided in the Partnership Agreement. The Company and ELPC incurred approximately $38 million, $6.9 million, $0.3 million and $2.5 million of general and administrative expenses in 1998, the period February 14, 1997 to December 31, 1997, the period January 1, 1997 to February 14, 1997 and 1996, respectively, and are reflected net of the reimbursements from the Partnership in the accompanying statement of income. The receivable from related party of $13,645,000 and $510,000 at December 31, 1998 and 1997, respectively, represents general and administrative expenses incurred by the Company to be reimbursed by the Partnership. Accrued liabilities in the amount of $12,682,000 and $610,000 at December 31, 1998 and 1997, respectively, represent general and administrative expenses accrued by the Company to be reimbursed by the Partnership upon payment of the expenses.

Partnership Distributions


     The Partnership Agreement of the Partnership provides for incentive distributions payable to KMGP out of the Partnership's available cash in the event that quarterly distributions to unitholders exceed certain specified targets. In general, subject to certain limitations, if a quarterly distribution to unitholders exceeds a target of $0.3025 per unit, the Company will receive incentive distributions equal to (1) 15% of the portion of the quarterly distribution per unit that exceeds $0.3025 per unit but is not more than $0.3575, plus (2) 25% of that portion of the quarterly distribution per unit that exceeds the quarterly distribution amount of $0.3575 but is not more than $0.4675, plus (3) 50% of that portion of the quarterly distribution per unit that exceeds $0.4675. The Company and the Predecessor Company received incentive distributions of $32,700,000, $3,900,000, $0 and $101,000 during the year ended December 31, 1998, the period February 14, 1997 to December 31, 1997, the period January 1, 1997 to February 14, 1997 and the year ended December 31, 1996, respectively.


9. DIVIDENDS

     During 1998, the Board of Directors declared and paid dividends to shareholders of record in the amount of $82.7 million, which was greater than the amount of accumulated earnings and additional paid-in capital. Based upon the advice of legal counsel and receipt of an independent, third-party appraisal of the Company's valuation, the Board of Directors concluded the fair value of the consolidated assets of the Company and its subsidiary exceeded the consolidated debt and liabilities (including contingent liabilities).

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
Kinder Morgan Energy Partners, L.P.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows, and of partners' capital present fairly, in all material respects, the financial position of Kinder Morgan Energy Partners, L.P. (a Delaware Limited Partnership) and subsidiaries (the Partnership) at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP


Houston, Texas
March 10, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of Kinder Morgan Energy Partners, L.P.
(Formerly Enron Liquids Pipeline, L.P.)

     We have audited the accompanying consolidated balance sheet of Kinder Morgan Energy Partners, L.P. (a Delaware limited partnership) and subsidiaries as of December 31, 1996, and the related consolidated statements of income, cash flows and partners' capital for the year ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kinder Morgan Energy Partners, L.P. as of December 31, 1996, and the results of its operations and its cash flows for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
February 21, 1997

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                      DECEMBER 31,           MARCH 31, 1999
                                                 -----------------------     --------------
                                                   1997          1998         (UNAUDITED)
                                                 --------     ----------     --------------
                                                               (IN THOUSANDS)
Current Assets
  Cash and cash equivalents....................  $  9,612     $   31,735       $   33,276
  Accounts and notes receivable................     8,569         44,125           47,480
  Inventories
     Products..................................     1,901          2,901            4,192
     Materials and supplies....................     1,710          2,640            2,561
                                                 --------     ----------       ----------
                                                   21,792         81,401           87,509
                                                 --------     ----------       ----------
Property, Plant and Equipment, at cost.........   290,620      1,836,719        1,854,703
  Less accumulated depreciation................    45,653         73,333           83,890
                                                 --------     ----------       ----------
                                                  244,967      1,763,386        1,770,813
                                                 --------     ----------       ----------
Equity Investments.............................    31,711        238,608          237,536
                                                 --------     ----------       ----------
Intangibles....................................     8,291         58,536           58,173
Deferred charges and other assets..............     6,145         10,341           15,815
                                                 --------     ----------       ----------
          TOTAL ASSETS.........................  $312,906     $2,152,272       $2,169,846
                                                 ========     ==========       ==========
                   LIABILITIES AND PARTNERS' CAPITAL
Current Liabilities
  Accounts payable
     Trade.....................................  $  4,423     $   11,690       $    6,322
     Related parties...........................       507         13,952           12,127
  Accrued liabilities..........................     3,585         18,230           31,679
  Accrued benefits.............................        --          9,415            7,801
  Accrued taxes................................     2,861          4,195            4,610
                                                 --------     ----------       ----------
                                                   11,376         57,482           62,539
                                                 --------     ----------       ----------
Long-Term Liabilities and Deferred Credits
  Long-term debt...............................   146,824        611,571          631,205
  Other........................................     2,997        104,789           99,671
                                                 --------     ----------       ----------
                                                  149,821        716,360          730,876
                                                 --------     ----------       ----------
Commitments and Contingencies
Minority Interest..............................     1,485         17,767           17,895
                                                 --------     ----------       ----------
Partners' Capital
  Common Units.................................   146,840      1,348,591        1,344,140
  General Partner..............................     3,384         12,072           14,396
                                                 --------     ----------       ----------
                                                  150,224      1,360,663        1,358,536
                                                 --------     ----------       ----------
          TOTAL LIABILITIES AND PARTNERS'
            CAPITAL............................  $312,906     $2,152,272       $2,169,846
                                                 ========     ==========       ==========

  The accompanying notes are an integral part of these consolidated financial statements.

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME


                                                                                           THREE
                                                                                          MONTHS
                                                          YEAR ENDED DECEMBER 31,          ENDED
                                                       ------------------------------    MARCH 31,
                                                         1996       1997       1998        1999
                                                       --------   --------   --------   -----------
                                                            (IN THOUSANDS EXCEPT        (UNAUDITED)
                                                             PER UNIT AMOUNTS)
Revenues.............................................  $ 71,250   $ 73,932   $322,617    $100,049
Costs and Expenses
  Cost of products sold..............................     7,874      7,154      5,860         569
  Operations and maintenance
     Related party...................................     6,558         --         --          --
     Other...........................................    12,322     15,039     65,022      21,166
  Fuel and power.....................................     4,916      5,636     22,385       7,184
  Depreciation and amortization......................     9,908     10,067     37,321      12,054
  General and administrative.........................     9,132      8,862     39,984       7,818
  Taxes, other than income taxes.....................     3,467      2,943     12,140       4,271
                                                       --------   --------   --------    --------
                                                         54,177     49,701    182,712      53,062
                                                       --------   --------   --------    --------
Operating Income.....................................    17,073     24,231    139,905      46,987
Other Income (Expense)
  Earnings from equity investments...................     5,675      5,724     25,732       7,955
  Interest, net......................................   (11,939)   (12,078)   (38,600)    (11,799)
  Other, net.........................................     2,555       (701)    (7,263)        (11)
Minority Interest....................................      (121)      (179)      (985)       (621)
                                                       --------   --------   --------    --------
Income Before Income Taxes and Extraordinary charge..    13,243     16,997    118,789      42,511
Income Tax Benefit (Expense).........................    (1,343)       740     (1,572)     (1,442)
                                                       --------   --------   --------    --------
Income Before Extraordinary charge...................    11,900     17,737    117,217      41,069
Extraordinary charge on early extinguishment of
  debt...............................................        --         --    (13,611)         --
                                                       --------   --------   --------    --------
Net Income...........................................  $ 11,900   $ 17,737   $103,606    $ 41,069
                                                       ========   ========   ========    ========
Calculation of Limited Partners' Interest in Net
  Income:
Income Before Extraordinary Charge...................  $ 11,900   $ 17,737   $117,217    $ 41,069
Less: General Partner's interest in Net Income.......      (218)    (4,074)   (33,447)    (13,363)
                                                       --------   --------   --------    --------
Limited Partners' Income before extraordinary
  charge.............................................    11,682     13,663     83,770      27,706
Less: Extraordinary charge on early extinguishment of
  debt...............................................        --         --    (13,611)         --
                                                       --------   --------   --------    --------
Limited Partners' Net Income.........................  $ 11,682   $ 13,663   $ 70,159    $ 27,706
                                                       ========   ========   ========    ========
Net Income per Unit before extraordinary charge......  $   0.90   $   1.02   $   2.09    $   0.57
                                                       ========   ========   ========    ========
Net Income per Unit for extraordinary charge.........        --   $     --   $   0.34    $     --
                                                       ========   ========   ========    ========
Net Income per Unit..................................  $   0.90   $   1.02   $   1.75    $   0.57
                                                       ========   ========   ========    ========
Number of Units used in Computation..................    13,020     13,411     40,120      48,817
                                                       ========   ========   ========    ========


  The accompanying notes are an integral part of these consolidated financial statements.

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

                                                         DEFERRED                   TOTAL
                                            COMMON     PARTICIPATION   GENERAL    PARTNERS'
                                            UNITS          UNITS       PARTNER     CAPITAL
                                          ----------   -------------   --------   ----------
                                                            (IN THOUSANDS)
Partners' capital at December 31,
  1995..................................  $  105,100     $ 16,787      $  1,229   $  123,116
  Net income............................      10,136        1,546           218       11,900
  Distributions.........................     (14,236)      (2,168)         (268)     (16,672)
                                          ----------     --------      --------   ----------
Partners' capital at December 31,
  1996..................................     101,000       16,165         1,179      118,344
  Net income............................      13,440          223         4,074       17,737
  Transfer of deferred participation
     units..............................      16,388      (16,388)           --           --
  Net proceeds from issuance of common
     units..............................      33,678           --            --       33,678
  Capital contributions.................          --           --           345          345
  Distributions.........................     (17,666)          --        (2,214)     (19,880)
                                          ----------     --------      --------   ----------
Partners' capital at December 31,
  1997..................................     146,840           --         3,384      150,224
  Net income............................      70,159           --        33,447      103,606
  Net proceeds from issuance of common
     units..............................   1,212,421           --            --    1,212,421
  Capital contributions.................      10,234           --         2,678       12,912
  Distributions.........................     (91,063)          --       (27,437)    (118,500)
                                          ----------     --------      --------   ----------
Partners' capital at December 31,
  1998..................................  $1,348,591     $     --      $ 12,072   $1,360,663
                                          ==========     ========      ========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                          THREE MONTHS
                                                                                             ENDED
                                                           YEAR ENDED DECEMBER 31,         MARCH 31,
                                                       --------------------------------   ------------
                                                         1996       1997        1998          1999
                                                       --------   --------   ----------   ------------
                                                                       (IN THOUSANDS)     (UNAUDITED)
Cash Flows from Operating Activities
Reconciliation of net income to net cash provided by
  operating activities
  Net income.........................................  $ 11,900   $ 17,737   $  103,606    $  41,069
  Extraordinary charge on early extinguishment of
     debt............................................        --         --       13,611           --
  Depreciation and amortization......................     9,908     10,067       37,321       12,054
  Earnings from equity investments...................    (5,675)    (5,724)     (25,732)      (7,955)
  Distributions from equity investments..............     6,791      9,588       19,670        7,816
  Changes in components of working capital
     Accounts receivable.............................    (2,264)     3,791        1,203       (3,357)
     Inventories.....................................       198       (902)        (734)      (1,211)
     Accounts payable................................     2,096     (5,102)         197       (7,193)
     Accrued liabilities.............................    (1,997)     2,774      (14,115)      11,834
     Accrued taxes...................................       149        557       (1,266)         414
  El Paso Settlement.................................        --         --       (8,000)          --
  Other, net.........................................     1,670       (834)       8,220       (7,106)
                                                       --------   --------   ----------    ---------
Net Cash Provided by Operating Activities............    22,776     31,952      133,981       46,365
                                                       --------   --------   ----------    ---------
Cash Flows From Investing Activities
  Acquisitions of assets.............................        --    (20,038)    (107,144)          --
  Additions to property, plant and equipment for
     expansion and maintenance projects..............    (8,575)    (6,884)     (38,407)     (18,347)
  Sale of property, plant and equipment..............        --        162           64           --
  Contributions to equity investments................      (546)    (3,532)    (136,234)        (552)
                                                       --------   --------   ----------    ---------
Net Cash Used in Investing Activities................    (9,121)   (30,292)    (281,721)     (18,899)
                                                       --------   --------   ----------    ---------
Cash Flows From Financing Activities
  Issuance of debt...................................     5,000     43,400      492,612      249,683
  Payment of debt....................................    (1,718)   (58,496)    (407,797)    (230,063)
  Cost of refinancing long-term debt.................        --         --      (16,768)      (1,916)
  Proceeds from issuance of common units.............        --     33,678      212,303           --
  Contributions from General Partner's Minority
     Interest........................................        --         --       12,349           --
  Distributions to partners
     Common Units....................................   (16,404)   (21,768)     (93,352)     (31,171)
     General Partner.................................      (268)    (2,280)     (27,450)     (11,598)
     Minority Interest...............................      (168)      (245)      (1,614)        (493)
  Other, net.........................................        --       (636)        (420)        (367)
                                                       --------   --------   ----------    ---------
Net Cash Provided by (Used in) Financing
  Activities.........................................   (13,558)    (6,347)     169,863      (25,925)
                                                       --------   --------   ----------    ---------
Increase (Decrease) in Cash and Cash Equivalents.....        97     (4,687)      22,123        1,541
Cash and Cash Equivalents, Beginning of Period.......    14,202     14,299        9,612       31,735
                                                       --------   --------   ----------    ---------
Cash and Cash Equivalents, End of Period.............  $ 14,299   $  9,612   $   31,735    $  33,276
                                                       ========   ========   ==========    =========
Noncash Investing and Financing Activities
  Contribution of net assets to partnership
     investments.....................................  $     --   $     --   $   60,387           --
  Assets acquired by the issuance of Common Units....  $     --   $     --   $1,003,202           --
  Assets acquired by the assumption of liabilities...  $     --   $     --   $  569,822           --
Supplemental disclosures of cash flow information
  Cash paid during the year for
  Interest (net of capitalized interest).............  $ 12,487   $ 12,611   $   47,616        3,561
  Income Taxes.......................................  $    397   $    463   $    1,354           --


  The accompanying notes are an integral part of these consolidated financial statements.

              KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

Sale of the stock of the General Partner

     Kinder Morgan Energy Partners, L.P. (the "Partnership", formerly Enron Liquids Pipeline, L.P.), a Delaware limited partnership was formed in August 1992. Effective February 14, 1997, Kinder Morgan, Inc. ("KMI") acquired all of the issued and outstanding stock of Enron Liquids Pipeline Company, the general partner, from Enron Liquids Holding Corp. ("ELHC"). At the time of the acquisition, the general partner and the Partnership's subsidiaries were renamed as follows: Kinder Morgan G.P., Inc. (the "general partner", formerly Enron Liquids Pipeline Company); Kinder Morgan Operating L.P. "A" ("OLP-A", formerly Enron Liquids Operating Limited Partnership); Kinder Morgan Operating L.P. "B" ("OLP-B", formerly Enron Transportation Services, L.P.); and Kinder Morgan Natural Gas Liquids Corporation ("KMNGL", formerly Enron Natural Gas Liquids Corporation).

General

     The Partnership is a publicly traded Master Limited Partnership that manages a diversified portfolio of midstream energy assets. It operates through four operating limited partnerships, OLP-A, OLP-B, Kinder Morgan Operating L.P. "C" ("OLP-C") and Kinder Morgan Operating L.P. "D" ("OLP-D") (collectively, the "Operating Partnerships"). Kinder Morgan Bulk Terminals, Inc. (formerly Hall-Buck Marine, Inc.) and its consolidated subsidiaries are owned and controlled by OLP-C. OLP-D owns 99.5% of and controls SFPP, L.P.

     Kinder Morgan G.P., Inc. is a wholly owned subsidiary of KMI and serves as the sole general partner of the Partnership and the Operating Partnerships. The Partnership and the Operating Partnerships are governed by Amended and Restated Agreements of Limited Partnership and certain other agreements (collectively, the "partnership agreements").

     Prior to 1998, the Partnership reported three business segments: Liquids Pipelines; Coal Transfer, Storage and Services; and Gas Processing and Fractionation. Due to the acquisitions made in 1998, the Partnership now competes in the following three reportable business segments: Pacific Operations; Mid-Continent Operations; and Bulk Terminals. For the periods prior to 1998, the previous Liquids Pipelines and Gas Processing and Fractionation segments have been combined to present the current Mid-Continent Operations segment.

     The "Pacific Operations" include four common carrier refined petroleum products pipelines covering approximately 3,300 miles and transporting approximately one million barrels per day of refined petroleum products such as gasoline, diesel and jet fuel. The Pacific Operations also include 13 truck loading terminals. These operations serve approximately 44 customer-owned terminals, three commercial airports and 12 military bases in six western states.


     The "Mid-Continent Operations" include two interstate common carrier natural gas liquids ("NGL" or "NGLs") pipelines ("North System" and "Cypress Pipeline"), a 20% equity interest in Shell CO(2) Company, Ltd., a 24% equity interest in Plantation Pipe Line Company, a gas processing plant ("Painter Plant") and a 25% indirect interest in an NGL fractionator in Mont Belvieu, Texas. The North System includes a 1,600 mile common carrier pipeline that transports, stores and delivers a full range of NGLs and refined products from South Central Kansas to markets in the Midwest and has interconnects, using third-party pipelines in the Midwest, to the eastern United States. Additionally, the North System has eight truck loading terminals, which primarily deliver propane throughout the upper Midwest. The Cypress Pipeline is a 100 mile pipeline that transports ethane from Mont Belvieu, Texas, to the Lake Charles, Louisiana area. Shell CO(2) Company, Ltd. produces, markets and delivers carbon dioxide for enhanced oil recovery throughout the continental United

States. Plantation Pipe Line Company owns and operates a 3,100 mile common carrier refined petroleum products pipeline serving the southeastern United States. Amoco Oil Company operates the Painter Plant assets under an operating lease agreement.

     The "Bulk Terminals" segment consists of 24 bulk terminals that handle approximately 50 million tons of coal, petroleum coke and other products annually. The Partnership itself, or through Kinder Morgan Bulk Terminals, Inc., owns or operates these 24 bulk terminals located primarily on the Mississippi River and the West Coast. The segment also includes two modern high speed rail-to-barge coal transfer facilities ("Cora Terminal" and "Grand Rivers Terminal"). The Cora Terminal transfers coal from rail to barge on the banks of the Mississippi River near Cora, Illinois. The Grand Rivers Terminal is a coal transfer, storage, and blending facility located on the Tennessee River near Paducah, Kentucky. Other activities included in Bulk Terminals include the "Red Lightning" energy services unit, which performs specialized coal services for both the Cora Terminal and the Grand Rivers Terminal. River Consulting, Inc., a major engineering and construction management company specializing in designing and construction services for dry bulk material handling terminals is also included in the Bulk Terminals segment. On December 18, 1998 the Partnership acquired the Pier IX Terminal, located in Newport News, Virginia, and the Shipyard River Terminal, located in Charleston, South Carolina.

Two-for-one Common Unit Split

     On September 2, 1997, the Partnership's general partner approved a two-for-one unit split of the Partnership's outstanding units representing limited partner interests in the Partnership. The unit split entitled common unitholders to one additional unit for each unit held. The issuance and mailing of split units occurred on October 1, 1997 to unitholders of record on September 15, 1997. All references to the number of units and per unit amounts in the consolidated financial statements and related notes have been restated to reflect the effect of the split for all periods presented.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Use of Estimates

     The consolidated financial statements include the assets, liabilities, and results of operations of the Partnership and its majority-owned subsidiaries. All significant intercompany items have been eliminated in consolidation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

     Cash equivalents are defined as all highly liquid short-term investments with original maturities of three months or less.

Inventories

     Inventories of products consist of natural gas liquids, refined petroleum products and coal. These assets are valued at the lower of cost
(weighted-average cost method) or market. Materials and supplies are stated at the lower of cost or market.

Property, Plant and Equipment

     Property, plant and equipment is stated at its acquisition cost. Expenditures for maintenance and repairs are charged to operations in the period incurred. The cost of property, plant and equipment sold or retired and the related depreciation are removed from the accounts in the period of sale or disposition. The provision for depreciation is computed using the straight-line method based on estimated economic lives. Generally, composite depreciation rates are applied to functional groups of property having similar economic characteristics and range from 2.0% to 12.5%, excluding certain short-lived assets such as vehicles. The original cost of property retired is charged to accumulated depreciation and amortization, net of salvage and cost of removal. No retirement gain or loss is included in income except in the case of extraordinary retirements or sales.


Equity Method of Accounting



     Investments in significant 20-50% owned and not controlled affiliates are accounted for by the equity method of accounting, whereby the investment is carried at cost of acquisition, plus the Partnership's equity in undistributed earnings or losses since acquisition.


Excess of Cost Over Fair Value


     The excess of the Partnership's cost over its underlying net assets is being amortized using the straight-line method over the estimated remaining life of the assets over a period not to exceed 40 years. Such amortization is reflected primarily as amortization expense. The unamortized excess was approximately $162.3 million and $8.3 million as of December 31, 1998 and 1997, respectively, and such amounts are included within intangibles and equity investments on the accompanying balance sheet of these amounts, approximately $154.4 million relates to the 1998 acquisitions of the Partnership's 24% equity interest of Plantation Pipeline Company and the purchase of Kinder Morgan Bulk Terminals, Inc. and is being amortized over 40 years. Approximately $7.9 million and $8.3 million at December 31, 1998 and 1997, respectively, relates to the prior acquisitions of an NGL fractionator and a pipeline system and are being amortized over a period of 15-25 years.



Revenue Recognition


     Revenues for the pipeline operations are generally recognized based on delivery of actual volume transported. Bulk terminal transfer service revenues are recognized based on volumes loaded. Recognition of gas processing revenues is based on volumes processed or fractionated. Revenues from energy related product sales of the Red Lightning energy services unit are based on delivered quantities of product.


Impairment of Long-Lived Assets



     Under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the carrying value of property and equipment is evaluated using undiscounted future cash flows when events or circumstances indicate an impairment has occurred. To the extent impairment is indicated to exist, an impairment loss will be recognized on a discounted basis under SFAS No. 121 based on fair value.


Environmental Matters

     Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with the completion of a feasibility study or the Partnership's commitment to a formal plan of action.

Minority Interest

     Minority interest consists of the approximate 1% general partner interest in the Operating Partnerships, the 0.5% special limited partner interest in SFPP, L.P. and the 50% interest in Globalplex Partners, a Louisiana joint venture owned 50% and controlled by Kinder Morgan Bulk Terminals, Inc.

Income Taxes

     The Partnership is not a taxable entity for Federal income tax purposes. As such, no Federal income tax will be paid by the Partnership. Each partner will be required to report on its tax return its allocable share of the taxable income or loss of the Partnership. Taxable income or loss may vary substantially from the net income or net loss reported in the consolidated statement of income primarily because of accelerated tax depreciation.

     The tax attributes of the Partnership's net assets flow directly to each individual partner. Individual partners will have different investment bases depending upon the timing and prices of acquisition of partnership units. Further, each partner's tax accounting, which is partially dependent upon the partner's individual tax position, may differ from the accounting followed in the financial statements. Accordingly, there could be significant differences between each individual partner's tax basis and the partner's proportionate share of the net assets reported in the financial statements. FAS 109 requires disclosure by a publicly held partnership of the aggregate difference in the basis of its net assets for financial and tax reporting purposes. However, the Partnership does not have access to information about each individual partner's tax attributes in the Partnership, and the aggregate tax bases cannot be readily determined. In any event, management does not believe that, in the Partnership's circumstances, the aggregate difference would be meaningful information.

Net Income Per Unit

     Net Income per Unit was computed by dividing limited partner's interest in net income by the weighted average number of units outstanding during the period.

3. ACQUISITIONS AND JOINT VENTURES

     With respect to the following acquisitions and joint ventures, the results of operations are included in the consolidated financial statements from the effective date of acquisition.

Santa Fe

     Kinder Morgan Operating L.P. "D" ("OLP-D"), a Delaware limited partnership, acquired on March 6, 1998, 99.5% of SFPP, L.P. ("SFPP"), the operating limited partnership of Santa Fe Pacific Pipeline Partners, L.P. ("Santa Fe"). The transaction was accounted for under the purchase method of accounting and was valued at more than $1.4 billion inclusive of liabilities assumed. The Partnership acquired the interest of Santa Fe's common unit holders in SFPP in exchange for approximately 26.6 million units (1.39 units of the Partnership for each Santa Fe common unit). The Partnership paid $84.4 million to Santa Fe Pacific Pipelines, Inc. (the "former SF General Partner") in exchange for the general partner interest in Santa Fe. The $84.4 million was borrowed under the Credit Facility (see Note 8). Also on March 6, 1998, SFPP redeemed from the former SF General Partner a 0.5% interest in SFPP for $5.8 million. The redemption was paid from SFPP's cash reserves. After the redemption, the former SF General Partner continues to own a .5% special limited partner interest in SFPP.

     Assets acquired in this transaction comprise the Partnership's Pacific Operations, which include over 3,300 miles of pipeline and thirteen owned and operated terminals.

Shell CO(2) Company


     On March 5, 1998, the Partnership and affiliates of Shell Oil Company ("Shell") agreed to combine their CO(2) activities and assets into a partnership, Shell CO(2) Company, Ltd., to be operated by a Shell affiliate. The Partnership acquired, through a newly created limited liability company, a 20% interest in Shell CO(2)Company, Ltd. in exchange for contributing the Central Basin Pipeline and approximately $25 million in cash. The $25 million was borrowed under the Credit Facility (see Note 8). The Partnership accounts for its partnership interest in Shell CO(2) Company, Ltd. under the equity method. The investment is included as part of the Mid-Continent Operations.



     Under the terms of the Shell CO(2) Company, Ltd. partnership agreement, the Partnership will receive a priority distribution of $14.5 million per year during 1998 through 2001. To the extent the amount paid to the Partnership over this period is in excess of the Partnership's percentage share (currently 20%) of Shell CO(2) Company, Ltd.'s distributable cash flow for such period (discounted at 10%), Shell will receive a priority distribution in equal amounts of such overpayment during 2002 and 2003.


Hall-Buck Marine, Inc.

     Effective July 1, 1998, the Partnership acquired Hall-Buck Marine, Inc. ("Hall-Buck") for approximately $100 million. The transaction was accounted for under the purchase method of accounting. Hall-Buck, headquartered in Sorrento, Louisiana, is one of the nation's largest independent operators of dry bulk terminals, operating twenty terminals on the Mississippi River, the Ohio River, and the Pacific Coast. In addition, Hall-Buck owns all of the common stock of River Consulting Incorporated, a nationally recognized leader in the design and construction of bulk material facilities and port related structures.

     The $100 million of consideration consisted of approximately 2.1 million units and assumed indebtedness of $23 million. After the acquisition, the Partnership changed the name of Hall-Buck Marine, Inc. to Kinder Morgan Bulk Terminals, Inc. and accounts for its activity as part of the Bulk Terminals business segment.

Pro Forma Information


     The following summarized unaudited Pro Forma Consolidated Income Statement information for the twelve months ended December 31, 1998 and 1997, assumes the Partnership's acquisition of SFPP, Hall-Buck and its interest in Shell CO(2) Company, Ltd. had occurred as of January 1, 1997. The unaudited Pro Forma financial results have been prepared for comparative purposes only and may not be indicative of the results that would have occurred if the Partnership had acquired the assets of SFPP, Hall-Buck and its interest in Shell CO(2)Company, Ltd. on the dates indicated or which will be attained in the future.

     Net Income for each of the Pro Forma periods does not include the annualized effects of all the cost saving measures the company has achieved since its acquisition of SFPP. Amounts presented below are in thousands, except for per Common Unit amounts:

                                                                    PRO FORMA
                                                               TWELVE MONTHS ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997          1998
                                                              --------      --------
Income Statement
Revenues....................................................  $371,033      $395,963
Operating Income............................................   135,816       155,057
Net Income before extraordinary charge......................    87,997       126,122
Net Income..................................................    87,997       112,511
Net Income per unit before extraordinary charge.............  $   1.78      $   1.89
Net Income per unit.........................................  $   1.78      $   1.60

Other Acquisitions

Cardlock Fuels System, Inc.

     On August 26, 1998, the Partnership signed a series of definitive agreements to form a joint venture with Cardlock Fuels System, Inc ("CFS"), an affiliate of Southern Counties Oil Co., for the purpose of constructing unattended, automated fueling stations adjacent to the Partnership's terminal facilities within its Pacific Operations. The Partnership will provide the terminal sites, and CFS will contribute its unattended, automated fueling station expertise including marketing and electronic transaction processing services. At December 31, 1998, the joint venture had selected and signed lease agreements for activity at the Pacific Operations' Bradshaw and Reno terminals. The joint venture has a target of up to ten sites within the next three years.

Plantation Pipe Line Company

     On September 15, 1998, the Partnership acquired a 24% interest in Plantation Pipe Line Company for $110 million. Plantation Pipe Line Company owns and operates a 3,100 mile pipeline system throughout the southeastern United States which serves as a common carrier of refined petroleum products to various metropolitan areas, including Atlanta, Georgia; Charlotte, North Carolina; and the Washington, D.C. area. The Partnership will account for its investment in Plantation Pipe Line Company under the equity method of accounting and includes its activity as part of the Mid-Continent Operations.

Pier IX and Shipyard River Terminals

     On December 18, 1998, the Partnership acquired the Pier IX Terminal, located in Newport News, Virginia, and the Shipyard River Terminal, located in Charleston, South Carolina for $35 million. The Pier IX Terminal has the capacity to transload approximately 12 million tons of coal annually. It can store 1.3 million tons of coal on its 30 acre storage site and can blend multiple coals to meet an individual customer's requirements. In addition, the Pier IX Terminal operates a cement facility, which has the capacity to transload over 400,000 tons of cement annually.

     The Shipyard River Terminal is a 52 acre import-export dry and liquid bulk product handling facility which can transload coal, asphalt, fertilizer and other aggregates. Annual throughput capacity at Shipyard River Terminal is 2.5 million tons, with ground storage capacity of 250,000 tons.

     The Partnership includes the activities of both terminals as part of the Bulk Terminals business segment.

4. INCOME TAXES

     Certain operations of the Partnership are conducted through wholly-owned corporate subsidiaries, which are taxable. Income/(Loss) before income tax expense attributable to corporate operations was $(1.3) million, $2.5 million and $3.6 million for the years ended December 31, 1998, 1997, and 1996, respectively. For the periods ended December 31, 1998, 1997, and 1996, respectively, the provision for income taxes consists of deferred income tax of $0.0 million, $(1.1) million, and $0.9 million, respectively, and current income tax of $1.6 million, $0.3 million and $0.4 million, respectively. The 1998 income tax provision includes $1.7 million related to the Partnership's share of Plantation Pipe Line Company's income taxes. The net deferred tax liability of $0.5 million and $2.1 million at December 31, 1998 and 1997, respectively, consists of deferred tax liabilities of $1.3 million and $4.6 million, respectively, and deferred tax assets of $0.8 million and $2.5 million, respectively.

     Reconciling items between income tax expense computed at the statutory rate and actual income tax expense primarily include for the year ended: December 31, 1998, intercompany income and expense items eliminated in the consolidation of the Partnership, amortization of certain intangibles, a change in estimate of prior years' provision, former Hall-Buck Marine, Inc. employees' exercise of stock options prior to acquisition by the Partnership and inclusion of the Partnership's share of income tax expense from Plantation Pipe Line Company; December 31, 1997, the effect of a change in estimate of prior years' provision, a partial liquidating distribution and state income taxes; and December 31, 1996, state income taxes.

5. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following (in thousands):


                                                            ESTIMATED        DECEMBER 31,
                                                           USEFUL LIFE   ---------------------
                                                             (YEARS)       1997        1998
                                                           -----------   --------   ----------
Pacific Operations
  Land...................................................     --               --   $   55,021
  Buildings..............................................     31               --       12,136
  Machinery, vehicles and equipment......................    8-40              --       10,963
  Pipelines and terminal equipment.......................   40-50              --    1,435,221
  Construction work-in-progress..........................     --               --       20,400
       Less accumulated depreciation.....................                      --      (27,189)
                                                                         --------   ----------
               Total.....................................                      --    1,506,552
Mid-Continent Operations
  Land...................................................     --            1,245   $    1,326
  Buildings..............................................   15-30           6,887        7,154
  Machinery, vehicles and equipment......................    5-30           7,962        6,680
  Pipelines and terminal equipment.......................   12-40         230,762      170,194
  Construction work-in-progress..........................     --            2,236        1,881
       Less accumulated depreciation.....................                 (41,988)     (39,982)
                                                                         --------   ----------
               Total.....................................                 207,104      147,253
Bulk Terminals
  Land...................................................     --            1,466   $    4,792
  Buildings..............................................     30               34           71
  Machinery, vehicles and equipment......................    2-15           2,830        5,161
  Terminal equipment.....................................    3-40          35,190      100,994
  Construction work-in-progress..........................     --            2,008        4,725
       Less accumulated depreciation.....................                  (3,665)      (6,162)
                                                                         --------   ----------
               Total.....................................                  37,863      109,581

6. EQUITY INVESTMENTS


     The Partnership's significant equity investments consist of Plantation Pipe Line Company (24%), Shell CO(2) Company, Ltd. (20%), Mont Belvieu Associates (50%), Colton Transmix Processing Facility (50%) and Heartland Pipeline Company (50%). Total equity investments consisted of the following (in thousands):



                                                              DECEMBER 31,       MARCH 31,
                                                           ------------------   -----------
                                                            1997       1998        1999
                                                           -------   --------   -----------
                                                                                (UNAUDITED)
Plantation Pipe Line Company.............................  $    --   $109,401    $108,661
Shell CO(2) Company, Ltd. ...............................       --     86,688      86,685
Mont Belvieu Associates..................................   27,157     27,568      27,591
Colton Transmix Processing Facility......................       --      5,187       4,697
Heartland Pipeline Company...............................    4,554      4,348       4,487
All Others...............................................       --      5,416       5,415
                                                           -------   --------    --------
          Total..........................................  $31,711   $238,608    $237,536
                                                           =======   ========    ========


     The Partnership's earnings from equity investments is as follows (in thousands):


                                                                                  THREE
                                                                                 MONTHS
                                                                                  ENDED
                                                    YEAR ENDED DECEMBER 31,     MARCH 31,
                                                   -------------------------   -----------
                                                    1996     1997     1998        1999
                                                   ------   ------   -------   -----------
                                                                               (UNAUDITED)
Plantation Pipe Line Company....................   $   --   $   --   $ 4,421     $2,919
Shell CO(2) Company, Ltd. ......................       --       --    14,500      3,625
Mont Belvieu Associates.........................    4,968    5,009     4,577        599
Colton Transmix Processing Facility.............       --       --       803        386
Heartland Pipeline Company......................      707      715     1,394        414
All Others......................................       --       --        37         12
                                                   ------   ------   -------     ------
          Total.................................   $5,675   $5,724   $25,732     $7,955
                                                   ======   ======   =======     ======


     Summarized combined unaudited financial information for the Partnership's significant equity investments is reported below (in thousands):


                                                                                   THREE
                                                                                  MONTHS
                                                                                   ENDED
                                                    YEAR ENDED DECEMBER 31,      MARCH 31,
                                                  ----------------------------   ---------
                                                   1996      1997       1998       1999
                                                  -------   -------   --------   ---------
Income Statement
Revenues.......................................   $31,534   $38,299   $236,534    $51,835
Earnings before income taxes...................    11,971    12,259    110,050     23,603
Net income.....................................    11,971    12,259     87,918     17,634

                                                               DECEMBER 31,      MARCH 31,
                                                            ------------------   ---------
                                                             1997       1998       1999
                                                            -------   --------   ---------
Current assets.................................             $ 7,353   $117,582   $100,325
Non-current Assets.............................              53,842    398,073    316,218
Current liabilities............................               4,885     50,669     48,643
Non-current liabilities........................              11,790    159,318    155,328
Partners'/Owners' equity.......................              44,520    305,668    212,572


7. GAS PROCESSING AND FRACTIONATION TRANSACTIONS

Chevron Contract Buyout

     In 1996, the Partnership was notified by Chevron, the only gas processing customer of the Painter Plant, that it was terminating the gas processing agreement effective as of August 1, 1996. The gas processing agreement with Chevron allowed for early termination by Chevron, subject to an approximate $2.9 million one time termination payment. On June 14, 1996, a force majeure event occurred and the Painter Plant gas processing facilities were shut down. Chevron subsequently disputed its obligation to pay the early termination payment. The Partnership negotiated with Chevron to settle all claims between the two parties under the gas processing agreement for $2.5 million.

Gas Processing and Terminal Lease to Amoco

     On February 14, 1997, the Partnership executed an operating lease agreement with Amoco Oil Company ("Amoco") for Amoco's use of the Painter Plant fractionator and the Partnership's Millis Terminal and Storage Facility ("Millis") with the nearby Amoco Painter Complex Gas Plant. The lease generated $1.0 million of cash flow in 1998 and 1997.

8. LONG-TERM DEBT

OLP-B

     As of December 31, 1998, OLP-B has outstanding $23.7 million principal amount of tax exempt bonds due 2024 issued by the Jackson-Union Counties Regional Port District. Such bonds bear interest at a weekly floating market rate. During 1998, the weighted-average interest rate on these bonds was approximately 3.5% per annum. OLP-B has entered into an interest rate swap, which fixes the interest rate at approximately 3.65% per annum during the period from February 13, 1996 to December 31, 1999.

SFPP

     SFPP's long-term debt primarily consists of its Series F first mortgage notes and a bank credit facility. At December 31, 1998, the outstanding balances under the Series F notes and bank credit facility were $244.0 million, and $111.0 million, respectively. The annual interest rate on the Series F notes is 10.70%, the maturity is December 2004, and interest is payable semiannually in June and December. The Series F notes are payable in annual installments of $31.5 million in 1999, $32.5 million in 2000, $39.5 million in 2001, $42.5 million in 2002, and $37.0 million in 2003. The first mortgage notes may also be prepaid beginning in 1999 in full or in part at a price equal to par plus, in certain circumstances, a premium. The first mortgage notes are secured by mortgages on substantially all of the properties of SFPP (the "Mortgaged Property"). The notes contain certain covenants limiting the amount of additional debt or equity that may be issued and limiting the amount of cash distributions, investments, and property dispositions. The bank credit facility provides for borrowings of up to $175 million due in August 2000 and interest, at a short-term Eurodollar rate, payable quarterly. This bank credit facility is used primarily for financing the first mortgage notes when due. Borrowings ($111.0 million at December 31, 1998) under this facility are also secured by the Mortgaged Property and are generally subject to the same terms and conditions as the first mortgage notes. At December 31, 1998, the interest rate on the credit facility debt was 5.465%.

Credit Facilities and Senior Notes


     In February 1998, the Partnership refinanced OLP-A's first mortgage notes and existing bank credit facilities with a $325 million secured revolving credit facility ("Credit Facility") expiring in February 2005. On December 1, 1998, the Credit Facility was amended to release the collateral and the Credit Facility became unsecured. The Credit Facility had an outstanding balance of $230 million at December 31, 1998. The Credit Facility provides for principal payments equal to the amount by which the outstanding balance is in excess of the amount available, which reduces quarterly commencing in May 2000. The Credit Facility also provides, at the Partnership's option, a floating interest rate equal to either the administrative agent's base rate (but not less than the Federal Funds Rate plus 0.5% per year) or LIBOR plus a margin ranging from .75% to 1.25% per year based on the Partnership's ratio of Funded Indebtedness to Cash Flow, as defined in the Credit Facility. The Credit Facility contains certain restrictive covenants including, but not limited to, the incurrence of additional indebtedness, the making of investments, and making cash distributions other than quarterly distributions from available cash as provided by the partnership agreement. The Partnership has used the proceeds from the Credit Facility to refinance the existing first mortgage notes of OLP-A, including a prepayment premium, to fund the cash investments in Shell CO(2) Company, Ltd. and Plantation Pipe Line Company, to refinance the debt associated with the Hall-Buck acquisition, to fund the acquisition of the general partner interest in Santa Fe (Note 3), and to fund the acquisition of the Pier IX Terminal and the Shipyard River Terminal. The prepayment premium and the write-off of the associated unamortized debt issue costs are reflected as an extraordinary charge in the accompanying consolidated statement of income.


     On November 6, 1998, the Partnership filed with the SEC a shelf registration statement with respect to the sale from time to time of up to $600 million in debt and/or equity securities. On January 29, 1999, the Partnership closed a public offering of $250 million in principal amount of 6.30% Senior Notes due February 1, 2009 ("Notes") at a price to the public of 99.67% per Note. In the offering, the Partnership received proceeds, net of underwriting discounts and commissions, of approximately $248 million. The proceeds were used to pay the outstanding balance on the Credit Facility and for working capital and other proper partnership purposes. The Notes will be guaranteed on a full, unconditional, and joint and several basis by all of the Partnership's consolidating subsidiaries (excluding SFPP and the subsidiaries of Kinder Morgan Bulk Terminals, Inc.) so long as any other debt obligations of the Partnership are guaranteed by such subsidiaries. SFPP, which was acquired March 6, 1998, will not be guaranteeing the public debt securities.

Kinder Morgan Energy Partners, L.P., the parent company, has operations from only investments in its subsidiaries. The following discloses the consolidating financial information for the Partnership:

                       CONSOLIDATING STATEMENT OF INCOME

                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998

                                  KINDER MORGAN   COMBINED      COMBINED     ELIMINATIONS
                                     ENERGY       GUARANTOR   NONGUARANTOR       AND
                                  PARTNERS, LP      SUBS.        SUBS.       ADJUSTMENTS    CONSOLIDATED
                                  -------------   ---------   ------------   ------------   ------------
                                                              (IN THOUSANDS)
Revenues.........................   $     --      $101,187      $221,430      $      --       $322,617
Costs and Expenses
  Cost of products sold..........         --         5,860            --             --          5,860
  Operations and maintenance.....         --        39,318        25,704             --         65,022
  Fuel and power.................         --         6,069        16,316             --         22,385
  Depreciation and
    amortization.................         --        12,144        25,177             --         37,321
  General and administrative.....         --        11,047        28,937             --         39,984
  Taxes, other than income
    taxes........................         --         3,592         8,548             --         12,140
                                    --------      --------      --------      ---------       --------
                                          --        78,030       104,682             --        182,712
                                    --------      --------      --------      ---------       --------
Operating Income.................         --        23,157       116,748             --        139,905
Other Income (Expense)
  Earnings from equity
    investments..................    103,563       109,355           803       (187,989)        25,732
  Interest, net..................         47       (12,365)      (26,282)            --        (38,600)
  Other, net.....................         --          (845)       (6,418)            --         (7,263)
Minority Interest................         --           496            --         (1,481)          (985)
                                    --------      --------      --------      ---------       --------
Income Before Taxes and
  Extraordinary charge...........    103,610       119,798        84,851       (189,470)       118,789
Income Tax Benefit (Expense).....         --        (1,572)           --             --         (1,572)
                                    --------      --------      --------      ---------       --------
Income Before Extraordinary
  charge.........................    103,610       118,226        84,851       (189,470)       117,217
Extraordinary charge on early
  extinguishment of debt.........         (4)      (13,607)           --             --        (13,611)
                                    --------      --------      --------      ---------       --------
Net Income.......................   $103,606      $104,619      $ 84,851      $(189,470)      $103,606
                                    ========      ========      ========      =========       ========

                          CONSOLIDATING BALANCE SHEET

                              AT DECEMBER 31, 1998

                                     ASSETS

                                       KINDER MORGAN    COMBINED      COMBINED     ELIMINATIONS
                                          ENERGY       GUARANTOR    NONGUARANTOR       AND
                                       PARTNERS, LP      SUBS.         SUBS.       ADJUSTMENTS    CONSOLIDATED
                                       -------------   ----------   ------------   ------------   ------------
                                                                   (IN THOUSANDS)
Current Assets
  Cash and cash equivalents...........  $       93     $   16,980    $   14,662    $        --     $   31,735
  Accounts and notes receivable.......       8,160         27,521        38,089        (29,645)        44,125
  Inventories
    Products..........................          --          2,486           415             --          2,901
    Materials and supplies............          --          1,850           790             --          2,640
                                        ----------     ----------    ----------    -----------     ----------
                                             8,253         48,837        53,956        (29,645)        81,401
                                        ----------     ----------    ----------    -----------     ----------
Property, Plant and Equipment, at
  cost................................          --        302,978     1,533,741             --      1,836,719
  Less accumulated depreciation.......          --         46,145        27,188             --         73,333
                                        ----------     ----------    ----------    -----------     ----------
                                                --        256,833     1,506,553             --      1,763,386
                                        ----------     ----------    ----------    -----------     ----------
Equity Investments....................   1,356,643      1,293,478        10,534     (2,422,047)       238,608
                                        ----------     ----------    ----------    -----------     ----------
Intangibles...........................          --         58,536            --             --         58,536
Deferred charges and other assets.....     233,066          5,548         1,958       (230,231)        10,341
                                        ----------     ----------    ----------    -----------     ----------
         TOTAL ASSETS.................  $1,597,962     $1,663,232    $1,573,001    $(2,681,923)    $2,152,272
                                        ==========     ==========    ==========    ===========     ==========

                                      LIABILITIES AND PARTNERS' CAPITAL
Current Liabilities
  Accounts payable
    Trade.............................  $       --     $    5,737    $    5,953    $        --     $   11,690
    Related parties...................       7,046         20,950        15,601        (29,645)        13,952
  Accrued liabilities.................         253          3,266        14,711             --         18,230
  Accrued benefits....................          --          2,172         7,243             --          9,415
  Accrued taxes.......................          --            772         3,423             --          4,195
                                        ----------     ----------    ----------    -----------     ----------
                                             7,299         32,897        46,931        (29,645)        57,482
                                        ----------     ----------    ----------    -----------     ----------
Long-Term Liabilities and Deferred
  Credits
  Long-term debt......................     230,000        256,293       355,509       (230,231)       611,571
  Other...............................          --          4,921        99,868             --        104,789
                                        ----------     ----------    ----------    -----------     ----------
                                           230,000        261,214       455,377       (230,231)       716,360
                                        ----------     ----------    ----------    -----------     ----------
Minority Interest.....................          --         (1,365)           --         19,132         17,767
                                        ----------     ----------    ----------    -----------     ----------
Partners' Capital
  Limited Partner Interests...........          --      1,356,643            --     (1,356,643)            --
  General Partner Interests...........          --             --     1,065,404     (1,065,404)            --
  Special LP Interests................          --             --         5,289         (5,289)            --
  Common Units........................   1,348,591             --            --             --      1,348,591
  Kinder Morgan General Partner.......      12,072         13,843            --        (13,843)        12,072
                                        ----------     ----------    ----------    -----------     ----------
                                         1,360,663      1,370,486     1,070,693     (2,441,179)     1,360,663
                                        ----------     ----------    ----------    -----------     ----------
         TOTAL LIABILITIES AND
           CAPITAL....................  $1,597,962     $1,663,232    $1,573,001    $(2,681,923)    $2,152,272
                                        ==========     ==========    ==========    ===========     ==========

                     CONSOLIDATING STATEMENT OF CASH FLOWS

                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998

                                             KINDER MORGAN   COMBINED      COMBINED     ELIMINATIONS
                                                ENERGY       GUARANTOR   NONGUARANTOR       AND
                                             PARTNERS, LP      SUBS.        SUBS.       ADJUSTMENTS    CONSOLIDATED
                                             -------------   ---------   ------------   ------------   ------------
                                                                         (IN THOUSANDS)
Cash Flows From Operating Activities
Reconciliation of net income to net cash
  provided by operating activities
Net income..................................   $ 103,606     $104,619      $ 84,851      $(189,470)     $ 103,606
Extraordinary charge on early extinguishment
  of debt...................................           4       13,607            --             --         13,611
Depreciation and amortization...............          --       12,144        25,177             --         37,321
Earnings from equity investments............    (103,563)    (109,355)         (803)       187,989        (25,732)
Distributions from equity investments.......     118,500      100,308            --       (199,138)        19,670
Changes in components of working capital
  Accounts receivable.......................    (193,033)     171,386        (9,682)        32,532          1,203
  Inventories...............................          --         (794)           60             --           (734)
  Accounts payable..........................       6,679       12,267        13,783        (32,532)           197
  Accrued liabilities.......................         253        1,853       (16,221)            --        (14,115)
  Accrued taxes.............................          --       (2,105)          839             --         (1,266)
  El Paso Settlement........................          --           --        (8,000)            --         (8,000)
  Other, net................................         322        9,240        (2,823)         1,481          8,220
                                               ---------     ---------     --------      ---------      ---------
Net Cash Provided by (Used in) Operating
  Activities................................     (67,232)     313,170        87,181       (199,138)       133,981
                                               ---------     ---------     --------      ---------      ---------
Cash Flows From Investing Activities
  Acquisitions of assets....................        (225)    (128,418)       21,499             --       (107,144)
  Additions to property, plant and equipment
    for expansion and maintenance
    projects................................          --      (16,001)      (22,406)            --        (38,407)
  Sale of property, plant and equipment.....          --           44            20             --             64
  Contributions to equity investments.......          --     (145,743)         (491)        10,000       (136,234)
                                               ---------     ---------     --------      ---------      ---------
Net Cash Provided by (Used in) Investing
  Activities................................        (225)    (290,118)       (1,378)        10,000       (281,721)
                                               ---------     ---------     --------      ---------      ---------
Cash Flows From Financing Activities
  Issuance of debt..........................     452,000      263,038        32,612       (255,038)       492,612
  Payment of debt...........................    (222,000)    (157,863)      (32,710)         4,776       (407,797)
  Cost of refinancing long-term debt........      (3,160)     (13,608)           --             --        (16,768)
  Proceeds from issuance of common units....     212,303           --            --             --        212,303
  Contributions from GP interests...........          --       12,349        10,000        (10,000)        12,349
Distributions to partners
  Limited Partner Interests.................          --     (118,500)           --        118,500             --
  General Partner Interests.................          --           --       (80,638)        80,638             --
  Special LP Interests......................          --           --          (405)           405             --
  Common Units..............................     (93,352)          --            --             --        (93,352)
  Kinder Morgan General Partner.............     (27,450)      (1,209)           --          1,209        (27,450)
  Minority Interest.........................          --           --            --         (1,614)        (1,614)
  Other, net................................    (250,841)         159            --        250,262           (420)
                                               ---------     ---------     --------      ---------      ---------
Net Cash Provided by (Used in) Financing
  Activities................................      67,500      (15,634)      (71,141)       189,138        169,863
                                               ---------     ---------     --------      ---------      ---------
Increase/(Decrease) in Cash and Cash
  Equivalents...............................          43        7,418        14,662             --         22,123
Cash and Cash Equivalents, Beginning of
  Period....................................          50        9,562            --             --          9,612
                                               ---------     ---------     --------      ---------      ---------
Cash and Cash Equivalents, End of Period....   $      93     $ 16,980      $ 14,662      $      --      $  31,735
                                               =========     =========     ========      =========      =========

Fair Value of Financial Instruments

     The estimated fair value of the long-term debt based upon prevailing interest rates available to the Partnership at December 31, 1998 and 1997 is disclosed below.

     Fair value as used in SFAS No. 107 -- "Disclosures About Fair Value of Financial Instruments" represents the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                                 DECEMBER 31, 1997       DECEMBER 31, 1998
                                               ---------------------   ---------------------
                                               CARRYING   ESTIMATED    CARRYING   ESTIMATED
                                                VALUE     FAIR VALUE    VALUE     FAIR VALUE
                                               --------   ----------   --------   ----------
                                                             (IN THOUSANDS)
Long-term debt...............................  $146,824    $158,343    $611,571    $645,873

9. PENSIONS AND OTHER POSTRETIREMENT BENEFITS

     In 1998, the Partnership adopted Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", which revises and standardizes the reporting requirements for postretirement benefits. However, SFAS No. 132 does not change the measurement and recognition of those benefits.

     In connection with the acquisition of SFPP and Hall-Buck, the Partnership acquired certain liabilities for pension and postretirement benefits. The Partnership has a noncontributory defined benefit pension plan covering the former employees of Hall-Buck. The benefits under this plan were based primarily upon years of service and final average pensionable earnings. The Partnership also provides medical and life insurance benefits to current employees, their covered dependents and beneficiaries of SFPP and Kinder Morgan Bulk Terminals, Inc. The Partnership also provides the same benefits to former salaried employees of SFPP.

     The SFPP postretirement benefit plan is frozen as no additional participants may join the Plan. The Partnership will continue to fund the cost associated with those employees currently in the Plan for medical benefits and life insurance coverage during retirement.

     Net periodic benefit costs for these plans include the following components (in thousands):

                                                                        OTHER POSTRETIREMENT
                                                     PENSION BENEFITS         BENEFITS
                                                           1998                 1998
                                                     ----------------   --------------------
Net periodic benefit cost
Service cost.......................................       $  98                $ 636
Interest cost......................................          76                  983
Expected return on plan assets.....................         (70)                  --
Amortization of prior service cost.................          --                 (493)
Actuarial loss (gain)..............................          --                 (208)
                                                          -----                -----
Net periodic benefit cost..........................       $ 104                $ 918
                                                          =====                =====
Additional amounts recognized for 1998
Curtailment (gain) loss............................       $(425)               $  --

     Information concerning benefit obligations, plan assets, funded status and recorded values for these plans follows (in thousands):

                                                                             OTHER
                                                              PENSION    POSTRETIREMENT
                                                              BENEFITS      BENEFITS
                                                                1998          1998
                                                              --------   --------------
Change in benefit obligation
Benefit obligation at January 1, 1998.......................   $   --       $     --
Service cost................................................       98            636
Interest cost...............................................       76            983
Plan participants' contributions............................       --            117
Actuarial loss..............................................       --            529
Acquisitions................................................    2,201         13,039
Curtailment (gain)..........................................     (425)            --
Benefits paid from plan assets..............................      (88)          (570)
                                                               ------       --------
Benefit obligation at December 31, 1998.....................   $1,862       $ 14,734
                                                               ======       ========
Change in Plan Assets
Fair value of plan assets at January 1, 1998................   $   --       $     --
Actual return on plan assets................................      136             --
Acquisitions................................................    1,628             --
Employer contributions......................................      157            453
Plan participants' contributions............................       --            117
Benefits paid from plan assets..............................      (88)          (570)
                                                               ------       --------
Fair value of plan assets at December 31, 1998..............   $1,833       $     --
                                                               ======       ========
Funded status...............................................   $  (29)      $(14,734)
Unrecognized net transition obligation......................        3             --
Unrecognized net actuarial (gain)...........................     (187)        (1,831)
Unrecognized prior service (benefit)........................       --         (2,270)
                                                               ------       --------
(Accrued) benefit cost......................................   $ (213)      $(18,835)
                                                               ======       ========
Weighted-Average assumptions at December 31, 1998
Discount rate...............................................      7.0%           7.0%
Expected return on plan assets..............................      8.5%            --
Rate of compensation increase...............................      4.0%           4.0%

     The unrecognized prior service credit will be amortized straight-line over the remaining expected service to retirement (5.6 years). For 1998, the assumed health care cost trend rate for medical costs was 9% and is assumed to decrease gradually to 5% by 2005 and remain constant thereafter.

     A one-percentage change in assumed health care cost trend rates would have the following effects (in thousands):

                                                                  OTHER
                                                              POSTRETIREMENT
                                                                 BENEFITS
                                                                   1998
                                                              --------------
Effect on total of service and interest cost components
1-Percentage point increase.................................     $   103
1-Percentage point decrease.................................     $   (93)
Effect on postretirement benefit obligation
1-Percentage point increase.................................     $ 1,655
1-Percentage point decrease.................................     $(1,490)

     MULTIEMPLOYER PLANS AND OTHER BENEFITS. With the acquisition of Hall-Buck, the Partnership participates in multi-employer pension plans for the benefit of its employees who are union members. Partnership contributions to these plans were $0.6 million from the period of acquisition through December 31, 1998. These plans are not administered by the Partnership and contributions are determined in accordance with the provisions of negotiated labor contracts. Other benefits include a self-insured health and welfare insurance plan and an employee health plan where employees may contribute for their dependents' health care costs. Amounts charged to expense for these plans were $0.5 million from the period of acquisition through December 31, 1998.

     The Partnership terminated the Employee Stock ownership Plan (the "ESOP") held by Hall-Buck for the benefit of its employees on August 13, 1998. All participants became fully vested retroactive to July 1, 1998, the effective date of the acquisition. The assets remaining in the plan will be distributed during 1999.

     The Partnership assumed River Consulting, Inc.'s (a consolidating affiliate of Hall-Buck Marine, Inc.), savings plan under Section 401(k) of the Internal Revenue Code. This savings plan allowed eligible employees to contribute up to 10 percent of their compensation on a pre-tax basis, with the Partnership matching 2.5 percent of the first 5 percent of the employees' wage. Matching contributions are vested at the time of eligibility, which is one year after employment. Effective January 1, 1999, this savings plan was merged into the retirement savings plan of the general partner.

10. PARTNERS' CAPITAL

     At December 31, 1998, Partners' capital consisted of 47,959,690 units held by third parties and 862,000 units held by the general partner. Together, these 48,821,690 units represent the limited partners' interest and an effective 98% interest in the Partnership, excluding the general partner's incentive distribution. At December 31, 1997 and 1996 there were 14,111,200 and 13,020,000 units outstanding, respectively. The general partner interest represents an effective 2% interest in the Partnership, excluding the general partner's incentive distribution. On February 14, 1997, the 1,720,000 deferred participation units held by the general partner were converted to common units and 858,000 of these units were sold to a third party. Since the deferred participation units owned by the general partner are now common units, they are no longer separately disclosed. In addition to the units issued for the acquisition of SFPP and Hall-Buck (see Note 3), the Partnership issued 6,070,578 units in June 1998 related to a primary public offering.

     For purposes of maintaining partner capital accounts, the partnership agreement specifies that items of income and loss shall be allocated among the partners in accordance with their respective percentage interests. Normal allocations according to percentage interests are done only, however, after giving effect to any priority income allocations in an amount equal to incentive distributions allocated 100% to the general partner.

     Incentive distributions allocated to the general partner are determined by the amount quarterly distributions to unitholders exceed certain specified target levels. For the years ended December 31, 1998 and 1997, the Partnership distributed $2.4725 and $1.8775, respectively, per unit. The distributions for 1998 and 1997 required incentive distributions to the general partner in the amount of $32,737,571 and $3,935,852, respectively. The increased incentive distribution paid for 1998 over 1997 reflects the increase in amount distributed per unit as well as the issuance of additional units in 1998.

     On January 13, 1999, the Partnership declared a cash distribution for the quarterly period ended December 31, 1998, of $0.65 per unit. The distribution was paid on February 12, 1999, to unitholders of record as of January 29, 1999, and required an incentive distribution to the general partner of $10,717,464. Since this distribution was declared after the end of the quarter, no amount is shown in the December 31, 1998 balance sheet as a Distribution Payable.

11. CONCENTRATIONS OF CREDIT RISK

     Four customers of the Partnership each accounted for over 10% of consolidated revenues for 1998. In 1997, only one customer accounted for more than 10% of consolidated revenues. See Note 14 for more information on major customers. Additionally, a portion of the Partnership's revenues is derived from transportation services to oil and gas refining and marketing companies in the Midwest. Although this concentration could affect the Partnership's overall exposure to credit risk inasmuch as these customers could be affected by similar economic or other conditions, management believes that the Partnership is exposed to minimal credit risk. The Partnership generally does not require collateral for its receivables.

12. RELATED PARTY TRANSACTIONS

Revenues and Expenses

     Revenues for the year ended December 31, 1996 include transportation charges and product sales to an Enron subsidiary, Enron Gas Liquids, Inc., of $7.7 million. Another Enron subsidiary, Enron Gas Processing Company ("EGP"), provided services in connection with a gas processing agreement with Mobil as well as storage and other services to the Partnership and charged $6.6 million for the year ended December 31, 1996. Management believes that these charges were reasonable. As a result of KMI's acquisition of all of the common stock of the general partner, Enron and its affiliates are no longer affiliates of the Partnership.


     The Partnership leases approximately 17 million barrels per day of North System capacity to Heartland Pipeline Company ("Heartland") under a lease agreement, which will expire in 2010. Revenues earned from Heartland for the lease rights were approximately $0.9 million for each of the years ended December 31, 1998, 1997 and 1996.


General and Administrative Expenses

     Prior to the sale of the general partner, Enron and its affiliates were reimbursed for certain corporate staff and support services rendered to the general partner in managing and operating the Partnership. Such reimbursement was made pursuant to the terms of the Omnibus Agreement executed among Enron, the Partnership and the general partner at the time of formation of the Partnership. For the year ended December 31, 1996, the amounts reimbursed to Enron were $5.8 million.

     After the sale of the general partner, the general partner provides the Partnership with general and administrative services and is entitled to reimbursement of all direct and indirect costs related to the business activities of the Partnership. The general partner incurred $38.0 million in general and administrative expenses in 1998 and $6.9 million in general and administrative expenses in 1997.

Partnership Distributions

     Kinder Morgan G.P., Inc. (the "general partner") serves as the sole general partner of the four operating partnerships as well as the sole general partner of the Partnership. Pursuant to the partnership agreements, the general partner interests represent a 1% ownership interest in the Partnership, and a direct 1.0101% ownership interest in the operating partnerships. Together then, the general partner owns an effective 2% interest in the operating partnerships, excluding incentive distributions; the 1.0101% direct general partner ownership interest (accounted for as minority interest in the consolidated financial statements of the Partnership) and the 0.9899% ownership interest indirectly owned via its 1% ownership interest in the Partnership.

     At December 31, 1998, the general partner owned 862,000 units, representing approximately 1.8% of the outstanding units. The partnership agreements governing the operation of the Partnership and the operating partnerships require the partnerships to distribute 100% of the "Available Cash" (as defined in the partnership agreements) to the partners within 45 days following the end of each calendar quarter in accordance with their respective percentage interests. Available Cash consists generally of all cash receipts of the partnerships, less all of their cash disbursements, net additions to reserves, and amounts payable to the former Santa Fe General Partner in respect of its 0.5% interest in SFPP, L.P.

     In general, Available Cash for each quarter is distributed, first, 98% to the limited partners and 2% to the general partner until the limited partners have received a total of $0.3025 per unit for such quarter, second, 85% to the limited partners and 15% to the general partner until the limited partners have received a total of $0.3575 per unit for such quarter, third, 75% to the limited partners and 25% to the general partner until the limited partners have received a total of $0.4675 per unit for such quarter, and fourth, thereafter 50% to the limited partners and 50% to the general partner. Incentive distributions are generally defined as all cash distributions paid or payable to the general partner that are in excess of 2% of the aggregate amount of cash being distributed. The general partner's declared incentive distributions for the years ended December 31, 1998, 1997, and 1996 were $32,737,571, $3,935,852 and
$100,571, respectively.

13. LEASES AND COMMITMENTS

     The Partnership has entered into certain operating leases. Including probable elections to exercise renewal options, the leases have remaining terms ranging from one to forty-five years. Future commitments related to these leases at December 31, 1998 are as follows (in thousands):

1999........................................................  $ 4,886
2000........................................................    3,951
2001........................................................    3,781
2002........................................................    4,209
2003........................................................    4,052
Thereafter..................................................   31,924
                                                              -------
          Total minimum payments............................  $52,803
                                                              =======

     Total minimum payments have not been reduced for future minimum sublease rentals aggregating approximately $3.2 million. Total lease expenses, including related variable charges, incurred for the years ended December 31, 1998, 1997, and 1996 were $3.7 million, $1.3 million and $1.5 million, respectively.

     The primary shipper on the Cypress Pipeline has the right until 2011 to purchase up to a 50% joint venture interest in the pipeline at a price based on, among other things, the construction cost of the Cypress Pipeline, plus adjustments for expansions. If the customer exercises its rights under the option, management anticipates that no loss will accrue to the Partnership.

     Under a joint tariff agreement, the Partnership's North System is obligated to pay minimum tariff revenues of approximately $2.0 million per contract year to an unaffiliated pipeline company subject to certain adjustments. This agreement expires March 1, 2013, but provides for a five-year extension at the option of the Partnership.

     During 1998, the Partnership established a unit option plan, which provides that key personnel are eligible to receive grants of options to acquire units. The number of units available under the option plan is 250,000. The option plan terminates in March 2008. As of December 31, 1998, 194,500 options were granted to certain personnel with a term of seven years at exercise prices equal to the market price of the units at the grant date ($34.56 weighted average price). In addition, 10,000 options were granted to non-employee directors of the Partnership. The options granted generally vest forty percent in the first year and twenty percent each year thereafter.

     The Partnership applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for unit options granted under the

Partnership's option plan. Pro forma information regarding changes in net income and per unit data if the accounting prescribed by Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation," had been applied is not material. No compensation expense has been recorded since the options were granted at exercise prices equal to the market prices at the date of grant.

     During 1997, the Partnership established an Executive Compensation Plan for certain executive officers of the general partner. The Partnership may, at its option and with the approval of the unitholders, pay the participants in units instead of cash. Eligible awards are equal to a formula based upon the cash distributions paid to the general partner during the four calendar quarters preceding the date of redemption multiplied by eight (the "Calculated Amount"). Calculated amounts are accrued as compensation expense and adjusted quarterly. Under the plan, no eligible employee may receive a grant in excess of 2% and total awards under the Plan may not exceed 10% of the Calculated Amount. The plan terminates January 1, 2007, and any unredeemed awards will be automatically redeemed.

     At December 31, 1998, certain executive officers of the general partner had outstanding awards totaling 2% of the Calculated Amount eligible to be granted under the Plan. On January 4, 1999 (subsequent to year end) 50% of the awards granted to these executive officers were vested and paid out. Each participant continues to have a grant of 1% under the plan.

14. REPORTABLE SEGMENTS

     The Partnership has adopted SFAS No. 131 -- "Disclosures About Segments of an Enterprise and Related Information." The Partnership competes in three reportable business segments: Pacific Operations, Mid-Continent Operations and Bulk Terminals (see Note 1). The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see
Note 2). The Partnership evaluates performance based on each segments' earnings, which excludes general and administrative expenses, third-party debt costs, unallocable non-affiliated interest income and expense, and minority interest. The Partnership's reportable segments are strategic business units that offer different products and services. They are managed separately because each segment involves different products and marketing strategies.

     Financial information by segment follows (in thousands):

                                                             1996       1997        1998
                                                           --------   --------   ----------
Revenues
  Pacific Operations.....................................  $     --   $     --   $  221,430
  Mid-Continent Operations...............................    63,191     55,777       38,271
  Bulk Terminals.........................................     8,059     18,155       62,916
                                                           --------   --------   ----------
  Total Segments.........................................  $ 71,250   $ 73,932   $  322,617
                                                           ========   ========   ==========
Operating Income
  Pacific Operations.....................................  $     --   $     --   $  145,685
  Mid-Continent Operations...............................    21,804     22,389       13,632
  Bulk Terminals.........................................     4,401     10,709       20,572
                                                           --------   --------   ----------
  Total Segments.........................................  $ 26,205   $ 33,098   $  179,889
                                                           ========   ========   ==========
Earnings from equity investments
  Pacific Operations.....................................  $     --   $     --   $      803
  Mid-Continent Operations...............................     5,675      5,724       24,892
  Bulk Terminals.........................................        --         --           37
                                                           --------   --------   ----------
  Total Segments.........................................  $  5,675   $  5,724   $   25,732
                                                           ========   ========   ==========

                                                             1996       1997        1998
                                                           --------   --------   ----------
Other, net
  Pacific Operations.....................................  $     --   $     --   $   (6,418)
  Mid-Continent Operations...............................     2,605       (707)         (80)
  Bulk Terminals.........................................        21         (1)        (765)
                                                           --------   --------   ----------
  Total Segments.........................................  $  2,626   $   (708)  $   (7,263)
                                                           ========   ========   ==========
Income tax benefit (expense)
  Pacific Operations.....................................  $     --   $     --   $       --
  Mid-Continent Operations...............................    (1,343)       740         (972)
  Bulk Terminals.........................................        --         --         (600)
                                                           --------   --------   ----------
  Total Segments.........................................  $ (1,343)  $    740   $   (1,572)
                                                           ========   ========   ==========
Segment earnings
  Pacific Operations.....................................  $     --   $     --   $  140,070
  Mid-Continent Operations...............................    28,741     27,482       37,156
  Bulk Terminals.........................................     4,422     10,708       19,244
                                                           --------   --------   ----------
  Total Segments(1)......................................  $ 33,163   $ 38,190   $  196,470
                                                           ========   ========   ==========
Assets at December 31
  Pacific Operations.....................................  $     --   $     --   $1,549,523
  Mid-Continent Operations...............................   255,679    254,084      381,881
  Bulk Terminals.........................................    33,625     54,710      186,298
                                                           --------   --------   ----------
  Total Segments(2)......................................  $289,304   $308,794   $2,117,702
                                                           ========   ========   ==========
Depreciation and amortization
  Pacific Operations.....................................  $     --   $     --   $   25,177
  Mid-Continent Operations...............................     8,542      9,009        8,274
  Bulk Terminals.........................................     1,366      1,058        3,870
                                                           --------   --------   ----------
  Total Segments.........................................  $  9,908   $ 10,067   $   37,321
                                                           ========   ========   ==========
Capital expenditures
  Pacific Operations.....................................  $     --   $     --   $   23,925
  Mid-Continent Operations...............................     7,969      4,310        4,531
  Bulk Terminals.........................................       606      2,574        9,951
                                                           --------   --------   ----------
  Total Segments.........................................  $  8,575   $  6,884   $   38,407
                                                           ========   ========   ==========

     (1) The following reconciles segment earnings to net income.

                                                            1996        1997        1998
                                                          --------    --------    --------
Segment earnings........................................  $ 33,163    $ 38,190    $196,470
Interest and corporate administrative expenses(a).......   (21,263)    (20,453)    (92,864)
                                                          --------    --------    --------
Net Income..............................................  $ 11,900    $ 17,737    $103,606
                                                          ========    ========    ========

------------

(a) Includes interest and debt expense, general and administrative expenses, minority interest expense and other insignificant items.

     (2) The following reconciles segment assets to consolidated assets.

                                                             1996       1997        1998
                                                           --------   --------   ----------
Segment assets...........................................  $289,304   $308,794   $2,117,702
Corporate assets(a)......................................    14,299      4,112       34,570
                                                           --------   --------   ----------
Total assets.............................................  $303,603   $312,906   $2,152,272
                                                           ========   ========   ==========

------------

(a) Includes cash, cash equivalents and certain unallocable deferred charges.

     Although the Partnership's 1998 revenues were derived from a wide customer base, revenues from one customer of the Partnership's Pacific Operations and Bulk Terminals segments represented approximately $42.5 million (13.2%) of the Partnership's consolidated revenues. Three other customers of the Pacific Operations accounted for more than 10% of total revenues. These customers had revenues of approximately $39.7 million (12.3%), $35.29 million (11.0%) and $35.28 million (10.9%), respectively, of total revenues. For the year ended December 31, 1997, revenues from one customer of the Mid-Continent Operations segment represented approximately $8.8 million (11.9%) of total revenues. For the year ended December 31, 1996, revenues from two customers of the Mid-Continent Operations segment represented approximately $8.9 million (12.4%) and $7.4 million (10.4%), respectively, of total revenues.

15. LITIGATION AND OTHER CONTINGENCIES

     The tariffs charged for interstate common carrier pipeline transportation for the Partnership's pipelines are subject to rate regulation by the Federal Energy Regulatory Commission ("FERC") under the Interstate Commerce Act ("ICA"). The ICA requires, among other things, that petroleum products (including NGLs) pipeline rates be just and reasonable and non-discriminatory. Pursuant to FERC Order No. 561, effective January 1, 1995, petroleum pipelines are able to change their rates within prescribed ceiling levels that are tied to an inflation index. FERC Order No. 561-A, affirming and clarifying Order No. 561, expands the circumstances under which petroleum pipelines may employ cost-of-service ratemaking in lieu of the indexing methodology, effective January 1, 1995. For each of the years ended December 31, 1998, 1997, and 1996, the application of the indexing methodology did not significantly affect the Partnership's rates. Tariffs charged by SFPP are subject to certain proceedings involving shippers' protests regarding the interstate rates, as well as practices and the jurisdictional nature of certain facilities and services on the Pacific Operations' pipeline systems.

FERC Proceedings


     In September 1992, El Paso Refinery, L.P. ("El Paso") filed a protest/complaint with the FERC challenging SFPP's East Line rates from El Paso, Texas to Tucson and Phoenix, Arizona, challenging SFPP's proration policy and seeking to block the reversal of the direction of flow of SFPP's six inch pipeline between Phoenix and Tucson. At various dates following El Paso's September 1992 filing, other shippers on SFPP's South System, including Chevron U.S.A. Products Company ("Chevron"), Navajo, ARCO Products Company ("ARCO"), Texaco Refining and Marketing Inc. ("Texaco"), Refinery Holding Company, L.P. (a partnership formed by El Paso's long-term secured creditors that purchased El Paso's refinery in May 1993), Mobil Oil Corporation and Tosco Corporation, filed separate complaints, and/or motions to intervene in the FERC proceeding, challenging SFPP's rates on its East and West Lines. Certain of these parties also claimed that a gathering enhancement charge at SFPP's Watson origin pump station in Carson, California was charged in violation of the ICA. In subsequent procedural rulings, the FERC consolidated these challenges (Docket Nos. OR92-8-000, et al.) and ruled that they must proceed as a complaint proceeding, with the burden of proof being placed on the complaining parties. Such parties must show that SFPP's rates and practices at issue violate the requirements of the Interstate Commerce Act.

     Hearings in the FERC proceeding commenced on April 9, 1996 and concluded on July 19, 1996. The parties completed the filing of their post-hearing briefs on December 9, 1996. An initial decision by the FERC Administrative Law Judge was issued on September 25, 1997 (the "Initial Decision").


     The Initial Decision upheld SFPP's position that "changed circumstances" were not shown to exist on the West Line, thereby retaining the just and reasonable status of all West Line rates that were "grandfathered" under the Energy Policy Act of 1992 ("EPACT"). Accordingly, such rates are not subject to challenge, either for the past or prospectively. The Administrative Law Judge's decision specifically excepted from that ruling SFPP's Tariff No. 18 for movement of jet fuel from Los Angeles to Tucson, which was initiated subsequent to the enactment of EPACT.


     The Initial Decision also included rulings that were generally adverse to SFPP on such cost of service issues as the capital structure to be used in computing SFPP's 1985 starting rate base under FERC Opinion 154-B, the level of income tax allowance, and the recoverability of civil and regulatory litigation expense and certain pipeline reconditioning costs. The Administrative Law Judge also ruled that a gathering enhancement service at SFPP's Watson origin pump station in Carson, California was subject to FERC jurisdiction and ordered that a tariff for that service and supporting cost of service documentation be filed no later than 60 days after a final FERC order on this matter.

     As of December 31, 1998, the matters at issue were pending before the FERC commissioners for a final decision. On January 13, 1999, the FERC issued its Opinion No. 435, which affirmed in part and modified in part the Initial Decision. In Opinion No. 435, the FERC ruled that all but one of the West Line rates are "grandfathered" as just and reasonable and that "changed circumstances" had not been shown to satisfy the complainants' threshold burden necessary to challenge those rates. The FERC further held that the one "non-grandfathered" West Line tariff did not require rate reduction. Accordingly, all complaints against the West Line rates were dismissed without any requirement that SFPP reduce, or pay any reparations for, any West Line rate.


     With respect to the East Line rates, Opinion No. 435 reversed in part and affirmed in part the Initial Decision's ruling regarding the methodology of calculating the rate base for the East Line. Among other things, Opinion No. 435 modified the Initial Decision concerning the date in reference to which the starting rate base would be calculated and the income tax allowance and allowable cost of equity used to calculate the rate base. In addition, Opinion No. 435 ruled that no reparations would be owed to any complainant for any period prior to the date on which that complainant's complaint was filed, thus reducing the potential reparations period for most complainants by two years. Several parties to the proceeding have filed a petition with the United States Court of Appeals for the District of Columbia circuit for review of Opinion No.
435. SFPP has sought rehearing from the FERC and has also sought review from the United States Courts of Appeals for the District of Columbia Circuit of Opinion No. 435. The Partnership believes Opinion No. 435 substantially reduces the negative impact of the Initial Decision.


     In December 1995, Texaco filed an additional FERC complaint, which involves the question of whether a tariff filing was required for movements on certain of SFPP's lines upstream of its Watson, California station origin point (the "Sepulveda Lines") and, if so, whether those rates may be set in that proceeding and what those rates should be. Texaco's initial complaint was followed by several other West Line shippers filing similar complaints and/or motions to intervene, all of which have been consolidated into Docket Nos. OR96-2-000 et al. Hearings before an Administrative Law Judge were held in December 1996 and the parties completed the filing of final post-hearing briefs on January 31, 1997.

     On March 28, 1997, the Administrative Law Judge issued an initial decision holding that the movements on SFPP's Sepulveda Lines are not subject to FERC jurisdiction. On August 5, 1997, the FERC reversed that decision and found the Sepulveda Lines to be subject to the jurisdiction of the FERC. SFPP was ordered to make a tariff filing within 60 days to establish an initial rate for these facilities. The FERC reserved decision on reparations until it ruled on the newly-filed rates. On October 6, 1997, SFPP filed a tariff establishing the initial interstate rate for movements on the

Sepulveda Lines from Sepulveda Junction to Watson Station at the preexisting rate of five cents per barrel, along with supporting cost of service documentation. Subsequently, several shippers filed protests and motions to intervene at the FERC challenging that rate. On October 27, 1997, SFPP made a responsive filing at the FERC, requesting that these protests be held in abeyance until the FERC ruled on SFPP's request for rehearing of the August 5, 1997 order, and also indicating that SFPP intended to defend the new tariff both on the basis of its cost of service and as a market-based rate. On November 5, 1997, the FERC issued an order accepting the new rate effective November 6, 1997, subject to refund, and referred the proceeding to a settlement judge. On December 10, 1997, following a settlement conference held at the direction of the FERC, the settlement judge recommended that the settlement procedures be terminated. On December 24, 1997, FERC denied SFPP's request for rehearing of the August 5, 1997 decision. On December 31, 1997, SFPP filed an application for market power determination, which, if granted, will enable it to charge market-based rates for this service.


     On October 22, 1997, ARCO Products Company, Mobil Oil Corporation and Texaco Refining and Marketing, Inc. filed another complaint at the FERC (Docket No. OR98-1-000) challenging the justness and reasonableness of all of SFPP's interstate rates. The complaint again challenges SFPP's East and West Line rates and raises many of the same issues, including a renewed challenge to the grandfathered status of West Line rates, that have been at issue in Docket Nos. OR92-8-000, et al. The complaint includes an assertion that the acquisition of SFPP and the cost savings anticipated to result from the acquisition constitute "changed circumstances" that provide a basis for terminating the "grandfathered" status of SFPP's otherwise protected rates. The complaint also seeks to establish that SFPP's grandfathered interstate rates from the San Francisco Bay area to Reno, Nevada and from Portland to Eugene, Oregon are also subject to "changed circumstances" and, therefore, can be challenged as unjust and unreasonable. On November 26, 1997, Ultramar Diamond Shamrock Corporation filed a similar complaint at the FERC (Docket No. OR98-2-000). Both reparations and prospective rate deductions are sought for movements on all of the lines.

     SFPP filed answers to both complaints with the FERC on November 21, 1997 and December 22, 1997, respectively, and intends to vigorously defend all of the challenged rates. On January 20, 1998, the FERC issued an order accepting the complaints and consolidating both complaints into one proceeding, but holding them in abeyance pending a Commission decision on review of the Initial Decision in Docket Nos. OR92-8-000 et al. In a companion order to Opinion No. 435, the FERC directed the complainants to amend their complaints, as may be appropriate, consistent with the terms and conditions of its orders, including Opinion No. 435.

     Applicable rules and regulations in this field are vague, relevant factual issues are complex and there is little precedent available regarding the factors to be considered or the method of analysis to be employed in making a determination of "changed circumstances", which is the showing necessary to make "grandfathered" rates subject to challenge. The Partnership believes, after consultation with FERC counsel, that the acquisition of SFPP, standing alone, should not be found to constitute "changed circumstances", however, the realization of the cost savings anticipated to arise from the acquisition may increase the risk of a finding of "changed circumstances".

     If "changed circumstances" are found, SFPP rates previously "grandfathered" under EPACT may lose their "grandfathered" status and, if such rates are found to be unjust and unreasonable, shippers may be entitled to a prospective rate reduction together with reparations for periods from the date of the complaint to the date of the implementation of the new rates.

     The Partnership is not able to predict with certainty whether settlement agreements will be completed with some or all of the complainants, the final terms of any such settlement agreements that may be consummated, or the final outcome of the FERC proceedings should they be carried through to their conclusion, and it is possible that current or future proceedings could be resolved in a manner adverse to the Partnership.

California Public Utilities Commission Proceeding


     A complaint was filed with the California Public Utilities Commission on April 7, 1997 by ARCO Products Company, Mobil Oil Corporation and Texaco Refining and Marketing Inc. against SFPP, L.P. The complaint challenges rates charged by SFPP for intrastate transportation of refined petroleum products through its pipeline system in the State of California and requests prospective rate adjustments. On October 1, 1997, the complainants filed testimony seeking prospective rate reductions aggregating approximately $15 million per year. On November 26, 1997, SFPP filed responsive testimony defending the justness and reasonableness of its rates. The rebuttal testimony was filed on December 12, 1997 and hearings before the Administrative Law Judge were completed on January 15, 1998. Briefing and oral arguments were made in March 1998, and on June 18, 1998, a California Public Utilities Commission ("CPUC") Administrative Law Judge issued a ruling in the Partnership's favor and dismissed the complaints. On August 6, 1998, the CPUC affirmed the Judge's decision. The shippers have appealed the CPUC's decision for rehearing before the CPUC. The Partnership believes it has adequate reserves recorded for any adverse decision related to this matter.


SPTC Easements

     SFPP and Southern Pacific Transportation Company ("SPTC") are engaged in a judicial reference proceeding to determine the extent, if any, to which the rent payable by SFPP for the use of pipeline easements on rights-of-way held by SPTC should be adjusted pursuant to existing contractual arrangements (Southern Pacific Transportation Company vs. Santa Fe Pacific Corporation, SFP Properties, Inc., Santa Fe Pacific Pipelines, Inc., SFPP, L.P., et al., Superior Court of the State of California for the County of San Francisco, filed August 31, 1994). This matter was tried in the latter part of 1996 and the court issued its Statement of Tentative Decision in January 1997. The Statement of Tentative Decision indicated that the court intended to establish a new base annual rental for the subject rights-of-way at a level, subject to inflation adjustments, that is adequately provided for by the amounts accrued by SFPP through December 31, 1998.

     On May 7, 1997, the judge issued a Statement of Decision and Judgment that reaffirmed the conclusions set forth in his January 1997 Statement of Tentative Decision. This Statement of Decision and Judgment was filed on June 30, 1997 with the Superior Court for the County of San Francisco, under which court's jurisdiction it is subject to appeal by SPTC. On May 30, 1997, SPTC filed a motion for a new trial and the motion was denied on June 26, 1997. SPTC and SFPP filed motions of appeal in July and August 1997, respectively. The case is currently pending before the Court of Appeals for the First Appellate District of the State of California. The Partnership believes it has adequate reserves recorded for any adverse decision related to this matter.

Environmental Matters

     The Partnership is subject to environmental cleanup and enforcement actions from time to time. In particular, the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund" law) generally imposes joint and several liability for cleanup and enforcement costs, without regard to fault or the legality of the original conduct, on current or predecessor owners and operators of a site. The operations of the Partnership are also subject to Federal, state and local laws and regulations relating to protection of the environment. Although the Partnership believes its operations are in general compliance with applicable environmental regulations, risks of additional costs and liabilities are inherent in pipeline and terminal operations, and there can be no assurance significant costs and liabilities will not be incurred by the Partnership. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations of the Partnership, could result in substantial costs and liabilities to the Partnership.

     Since August 1991, SFPP, along with several other respondents, has been involved in one cleanup ordered by the United States Environmental Protection Agency ("EPA") related to ground water contamination in the vicinity of SFPP's storage facilities and truck loading terminal at Sparks, Nevada. The EPA approved the respondents' remediation plan in September 1992 and the remediation system began operation in 1995. In addition, SFPP is presently involved in 18 ground water hydrocarbon remediation efforts under administrative orders issued by the California Regional Water Quality Control Board and two other state agencies. The Partnership has recorded a reserve for environmental claims in the amount of $26.1 million at December 31, 1998.

Morris Storage Facility

     The general partner is a defendant in two proceedings (one by the State of Illinois and one by the Department of Transportation) relating to alleged environmental violations for events relating to a fire that occurred at the Morris storage field in September, 1994. Although no assurance can be given, the Partnership believes that the ultimate resolution of these matters will not have a material adverse effect on its financial position or results of operations.

Other

     The Partnership, in the ordinary course of business, is a defendant in various lawsuits relating to the Partnership's assets. Although no assurance can be given, the Partnership believes, based on its experience to date, that the ultimate resolution of such items will not have a material adverse impact on the Partnership's financial position or results of operations.

16. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                          OPERATING   OPERATING                NET INCOME
                                          REVENUES     INCOME     NET INCOME    PER UNIT
                                          ---------   ---------   ----------   ----------
                                              (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
1998
  First Quarter(1)......................  $ 36,741     $15,091     $   353       $(0.12)
  Second Quarter........................    82,044      39,371      30,313         0.50
  Third Quarter.........................   101,900      41,623      35,116         0.52
  Fourth Quarter........................   101,932      43,820      37,824         0.55
1997
  First Quarter.........................  $ 19,132     $ 5,927     $ 3,428       $ 0.26
  Second Quarter........................    16,036       4,800       2,866         0.15
  Third Quarter.........................    17,385       5,315       3,754         0.20
  Fourth Quarter........................    21,379       8,189       7,689         0.41

------------

(1) Note: 1998 First Quarter includes an extraordinary charge of $13,611 due to an early extinguishment of debt. Net Income before extraordinary charge was $13,964 and Net Income per Unit before extraordinary charge was $0.52.

                                  UNDERWRITING

     Kinder Morgan, Inc. and the underwriters named below have entered into an underwriting agreement for the shares of common stock being offered. Subject to various conditions, each underwriter has severally agreed to purchase the number of shares of common stock indicated in the following table. Goldman, Sachs & Co. and PaineWebber Incorporated are the representatives of the underwriters.

                                                                  Number of
                        Underwriters                                Shares
                        ------------                           ----------------
Goldman, Sachs & Co.........................................
PaineWebber Incorporated....................................
                                                                   -------
Total.......................................................
                                                                   =======

     If the underwriters sell more shares than the total number shown in the table above, the underwriters have an option to buy up to an additional 1,087,500 shares of common stock from Kinder Morgan, Inc. to cover those sales. They may exercise that option for 30 days. If any shares are purchased under that option, the underwriters will severally purchase shares in approximately the same proportion as shown in the table above.

     The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by Kinder Morgan, Inc. Amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                          Paid by Kinder Morgan, Inc.

                        No Exercise   Full Exercise
                        -----------   -------------
Per Share............   $              $
Total................   $              $

     Common stock sold by the underwriters to the public will initially be offered at the initial public offering price shown on the cover of this prospectus. Any common stock sold by the underwriter to securities dealers may
be sold at a discount of up to $     per share from the initial public offering
price. Any securities dealers may resell any common stock purchased from the
underwriters to other brokers or dealers at a discount of up to $     per share
from the initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.


     Kinder Morgan, Inc. has agreed with the underwriters not to dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock for 180 days without the prior written consent of the representatives. In addition, Richard D. Kinder, Director, Chairman and Chief Executive Officer, and William V. Morgan, Director, Vice Chairman and President, have agreed with the underwriters not to dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock for two years without the prior written consent of the representatives. Kinder Morgan, Inc.'s remaining executive officers have agreed with the underwriters not to dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock for 180 days without the prior written consent of the representatives. Finally, First Union Corporation and some of its employees, one of Kinder Morgan, Inc.'s principal stockholders, has agreed with the underwriters not to dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock for one year without the prior written consent of the representatives. The restrictions that apply to Kinder Morgan, Inc. do not affect issuances under any existing employee benefit plans. See "Shares Available for Future Sale" for a discussion of transfer restrictions.


     Prior to the offering, there has been no public market for the shares. Kinder Morgan,

Inc. will negotiate the initial public offering price with the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Kinder Morgan, Inc.'s historical performance, estimates of Kinder Morgan, Inc.'s business potential and earnings prospects, an assessment of Kinder Morgan, Inc.'s management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange in the over-the-counter market or otherwise.

     Some of the underwriters and their affiliates have from time to time performed various investment banking and financial advisory services for Kinder Morgan, Inc. and its affiliates for which they have received customary fees and reimbursement of their out-of-pocket expenses. Within the twelve months preceding this offering, Goldman, Sachs & Co. and PaineWebber Incorporated acted as underwriters of an equity offering by Kinder Morgan Energy Partners in June of 1998 and Goldman, Sachs & Co. acted as an underwriter of a debt offering by Kinder Morgan Energy Partners in January of 1999.


     Goldman, Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., served as syndication agent and a lender under the Kinder Morgan Energy Partners credit facility for which it received customary fees and out-of-pocket expense reimbursement.


     The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

     Kinder Morgan, Inc. estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be
approximately $          .


     Kinder Morgan, Inc. has agreed to indemnify the several underwriters against various liabilities, including liabilities under the Securities Act of 1933.

             ------------------------------------------------------
             ------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the common stock offered in this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                          ---------------------------

                               TABLE OF CONTENTS


                                                  Page
                                                  ----
Prospectus Summary..............................    1
Risk Factors....................................    9
Use of Proceeds.................................   15
Capitalization..................................   16
Dilution........................................   17
Dividend Policy.................................   18
Selected Historical Consolidated Financial Data
  of Kinder Morgan, Inc.........................   19
Selected Historical Consolidated Financial and
  Operating Data of Kinder Morgan Energy
  Partners......................................   20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................   22
Business of Kinder Morgan, Inc..................   39
Business of Kinder Morgan Energy Partners.......   41
Management......................................   57
Specific Relationships and Related
  Transactions..................................   65
Security Ownership of Principal Beneficial
  Owners and Management.........................   66
Description of Our Capital Stock................   67
Material Provisions of Kinder Morgan Energy
  Partners' Partnership Agreement...............   72
Shares Eligible for Future Sale.................   82
Legal Matters...................................   83
Experts.........................................   83
Forward-Looking Statements......................   84
Where You Can Find More Information.............   84
Index to Financial Statements...................  F-1
Underwriting....................................  U-1


                          ---------------------------


     Through and including             , 1999, the 25th day after the date of
this prospectus, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and for an unsold allotment or subscription.

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                7,250,000 Shares

                              KINDER MORGAN, INC.

                                  Common Stock

                          ---------------------------
                                     [LOGO]
                          ---------------------------

                              GOLDMAN, SACHS & CO.

                            PAINEWEBBER INCORPORATED

                      Representatives of the Underwriters

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Shown below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered in this prospectus. With the exception of the Securities and Exchange Commission registration fee, the NASD filing fee and the New York Stock Exchange filing fee, the amounts shown below are estimates:


Securities and Exchange Commission registration fee.........   $46,357
NASD filing fee.............................................
New York Stock Exchange listing fee.........................    36,800
Printing and engraving expenses.............................
Legal fees and expenses.....................................
Accounting fees and expenses................................
Transfer agent and registrar fees...........................
Miscellaneous...............................................
                                                               --------
          TOTAL.............................................
                                                               ========



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under specific circumstances and subject to specific limitations. Kinder Morgan, Inc.'s restated certificate of incorporation and restated bylaws provide that Kinder Morgan, Inc. shall indemnify its directors and officers to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

     In addition to the indemnification provided for in Kinder Morgan, Inc.'s restated certificate of incorporation, Kinder Morgan, Inc. plans to enter into agreements to indemnify its directors and executive officers. These agreements, among other things, will provide for indemnification of Kinder Morgan, Inc.'s directors and executive officers for specific expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any person in any action or proceeding, including any action by or in the right of Kinder Morgan, Inc., arising out of that person's services as a director or executive officer of Kinder Morgan, Inc., any subsidiary of Kinder Morgan, Inc. or any other company or enterprise to which the person provides services at Kinder Morgan, Inc.'s request. Kinder Morgan, Inc. believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. Kinder Morgan, Inc.'s restated certificate of incorporation provides for that limitation of liability.

     Policies of insurance are maintained by Kinder Morgan, Inc. under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against specific expenses in connection with the defense of, and specific liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers.

     Reference is also made to the Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement for information concerning the Underwriters' obligation to indemnify Kinder Morgan, Inc. and its officers and directors in various circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


     On the effective date of this registration statement, under an exchange agreement among Kinder Morgan, Inc. and all of its stockholders, Kinder Morgan, Inc. will issue 29,273,329 shares of common stock and 3,476,671 shares of non-voting convertible common stock in exchange for all of its shares of capital stock then outstanding consisting of 8,047 shares of Class A Common Stock and 2,541 shares of Class B Common Stock. The offering and sale of the common stock and non-voting convertible common stock under the exchange agreement were and will be exempt from registration under Section 3(a)(9) of the Securities Act of 1933.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:


        ***1.1           -- Form of Underwriting Agreement by and among Kinder
                            Morgan, Inc., Goldman, Sachs & Co. and PaineWebber
                            Incorporated.
         **2.1           -- Purchase Agreement dated October 18, 1997, among Kinder
                            Morgan Energy Partners, L.P., Kinder Morgan G.P., Inc.,
                            Santa Fe Pacific Pipeline Partners, L.P., Santa Fe
                            Pacific Pipelines, Inc. and SFP Pipeline Holdings, Inc.
                            (Exhibit 2.1 to Amendment No. 1 to Kinder Morgan Energy
                            Partners' Registration Statement on Form S-4 (File No.
                            333-44519) filed February 4, 1998).
         **2.2           -- Master Agreement dated as of January 1, 1998, among Shell
                            Western E&P Inc., Shell Western Pipelines Inc., Shell
                            Cortez Pipeline Company, Shell CO(2) LLC, Shell CO(2)
                            General LLC, Shell Land & Energy Company, Kinder Morgan
                            Operating L.P. "A" and Kinder Morgan CO(2), LLC (Exhibit
                            2.2 to Kinder Morgan Energy Partners' Current Report on
                            Form 8-K (File No. 001-11234) filed March 18, 1998).
         **2.3           -- First Amended and Restated Agreement of Limited
                            Partnership dated as of March 5, 1998, by and between
                            Shell CO(2) General LLC, Kinder Morgan CO(2), LLC and
                            Shell CO(2) LLC (Exhibit 2.3 to Kinder Morgan Energy
                            Partners' Current Report on Form 8-K (File No. 001-11234)
                            filed March 18, 1998).
         **2.4           -- Amendment to the Limited Partnership Agreement of Shell
                            CO(2) Company, Ltd. dated as of September 30, 1998
                            (Exhibit 2.4 to Kinder Morgan Energy Partners' Annual
                            Report on Form 10-K (File No. 001-11234) filed March 15,
                            1999).

         **2.5           -- Assumption and Indemnification Agreement dated as of
                            January 1, 1998, among Shell CO(2) General LLC, Shell
                            CO(2) General LLC, Shell Western E&P Inc., Shell Western
                            Pipelines Inc., Shell Cortez Pipeline Company, Shell Land
                            & Energy Company, Kinder Morgan CO(2), LLC, Kinder Morgan
                            Operating L.P. "A" and Shell CO(2) Company, Ltd. (Exhibit
                            2.4 to Kinder Morgan Energy Partners' Current Report on
                            Form 8-K (File No. 001-11234) filed March 18, 1998).
         **2.6           -- Guaranty and Indemnification Agreement dated as of
                            January 1, 1998, between Shell Western E&P Inc. and
                            Kinder Morgan Energy Partners, L.P. (Exhibit 2.5 to
                            Kinder Morgan Energy Partners' Current Report on Form 8-K
                            (File No. 001-11234) filed March 18, 1998).
        ***2.7           -- Exchange Agreement dated June 16, 1999, among Kinder
                            Morgan, Inc. and all of its stockholders.
        ***3.1           -- Form of Restated Certificate of Incorporation of Kinder
                            Morgan, Inc.
          *3.2           -- Form of Restated Bylaws of Kinder Morgan, Inc.
        ***3.3           -- Form of Certificate of Designations of Series A Junior
                            Participating Preferred Stock and Series B Junior
                            Participating Preferred Stock.
         **3.4           -- Second Amended and Restated Agreement of Limited
                            Partnership of Kinder Morgan Energy Partners, L.P. dated
                            as of February 14, 1997 (Exhibit 3.1 to the Amendment No.
                            1 to Kinder Morgan Energy Partners' Registration
                            Statement on Form S-4 (File No. 333-44519) filed February
                            4, 1998).
        ***4.1           -- Specimen Certificate representing shares of common stock.
         **4.2           -- Indenture dated as of January 29, 1999 among Kinder
                            Morgan Energy Partners, the guarantors listed on the
                            signature page thereto and U.S. Trust Company of Texas,
                            N.A., as trustee, relating to Senior Debt Securities
                            (Exhibit 4.1 to Kinder Morgan Energy Partners' Current
                            Report on Form 8-K (File No. 001-11234) filed February
                            16, 1999).
         **4.3           -- First Supplemental Indenture dated as of January 29, 1999 among Kinder Morgan Energy Partners, the subsidiary
                            guarantors listed on the signature page thereto and U.S.
                            Trust Company of Texas, N.A., as trustee, relating to
                            $250,000,000 of 6.30% Senior Notes due February 1, 2009
                            (Exhibit 4.2 to Kinder Morgan Energy Partners' Current
                            Report on Form 8-K (File No. 001-11234) filed February
                            16, 1999).
         **4.4           -- Amended and Restated Credit Agreement dated as of
                            December 1, 1998 among Kinder Morgan Energy Partners,
                            Kinder Morgan Operating L.P. "B," the subsidiary
                            guarantors listed on the signature page thereto, the
                            lenders party thereto and First Union National Bank, as
                            agent (Exhibit 4.4 to Kinder Morgan Energy Partners'
                            Annual Report on Form 10-K for 1998 (File No. 001-11234)
                            filed March 15, 1999).
         **4.5           -- First Amendment, dated December 21, 1998, to Amended and
                            Restated Credit Agreement among Kinder Morgan Energy
                            Partners, Kinder Morgan Operating L.P. "B," the
                            subsidiary guarantors listed on the signature page
                            thereto, the lenders party thereto and First Union
                            National Bank, as agent (Exhibit 4.5 to Kinder Morgan
                            Energy Partners' Annual Report on Form 10-K for 1998
                            (File No. 001-11234) filed March 15, 1999).
         **4.6           -- First Mortgage Note Agreement dated December 8, 1988,
                            among Southern Pacific Pipe Lines Partnership, L.P. now
                            known as SFPP, L.P.) and the Purchasers listed on
                            Schedule A (a conformed composite of 54 separate
                            agreements, identical except for signatures) (Exhibit 4.2
                            to Santa Fe Pacific Pipeline Partners, L.P.'s Annual
                            Report on Form 10-K for 1988 (File No. 1-110066)).

         **4.7           -- Consent and Amendment dated as of December 19, 1997,
                            between the noteholders and SFPP, L.P. (a conformed
                            composite of the separate agreements with each
                            noteholder, identical except for signatures) (Exhibit
                            4.14.1 to Kinder Morgan Energy Partners' Annual Report on
                            Form 10-K for 1997 (File No. 001-11234) filed March 31,
                            1998).
         **4.8           -- Deed of Trust, Security Agreement and Fixture Filing,
                            dated December 8, 1988, between SFPP, L.P., its general
                            partner, Chicago Title Insurance Company and Security
                            Pacific National Bank (Exhibit 4.3 to Santa Fe Pacific
                            Pipeline Partners, L.P.'s Annual Report on Form 10-K for
                            1988 (File No. 1-110066)).
         **4.9           -- Trust Agreement dated December 19, 1988, between SFPP,
                            L.P., its general partner and Security Pacific National
                            Bank (Exhibit 4.4 to Santa Fe Pacific Pipeline Partners,
                            L.P.'s Annual Report on Form 10-K for 1988 (File No.
                            1-110066)).
         **4.10          -- Amended and Restated Credit Agreement dated as of August
                            11, 1997, among SFPP, L.P., Bank of America National
                            Trust and Savings Association, as agent, Texas Commerce
                            Bank National Association, as syndication agent, Bank of
                            Montreal, as documentation agent, BancAmerica Securities,
                            Inc., as arranger, and the lenders that are signatories
                            thereto. As the maximum allowable borrowings under this
                            facility do not exceed 10% of the Registrant's total
                            assets, this instrument is not filed as an exhibit to
                            this Report, however, the Registrant agrees to furnish a
                            copy of that instrument to the Securities and Exchange
                            Commission upon request.
         **4.11          -- Amended and Restated Credit Agreement dated as of June
                            18, 1998, among Kinder Morgan, Inc. and First Union
                            National Bank (Exhibit 10.2 to Kinder Morgan Energy
                            Partners, L.P.'s Annual Report on Form 10-K for 1998
                            (File No. 001-11234) filed March 15, 1999).
         **4.12          -- First Amendment to Credit Agreement dated as of August
                            26, 1998, among Kinder Morgan, Inc. and First Union
                            National Bank (Exhibit 10.3 to Kinder Morgan Energy
                            Partners, L.P.'s Annual Report on Form 10-K for 1998
                            (File No. 001-11234) filed March 15, 1999).
         **4.13          -- Second Amendment to Credit Agreement dated as of
                            September 8, 1998, among Kinder Morgan, Inc. and First
                            Union National Bank (Exhibit 10.4 to Kinder Morgan Energy
                            Partners, L.P.'s Annual Report on Form 10-K (File No.
                            001-11234) filed March 15, 1999).
        ***4.14          -- Third Amendment to Credit Agreement dated as of May 7,
                            1999, among Kinder Morgan, Inc. and First Union National
                            Bank.
        ***4.15          -- Form of Rights Agreement between Kinder Morgan, Inc. and
                            First Chicago Trust Company of New York, as rights agent.
        ***5             -- Form of opinion of Bracewell & Patterson, L.L.P. as to
                            the legality of the securities registered in this
                            prospectus.
        **10.1           -- Employment Agreement effective as of February 14, 1997, between Kinder Morgan G.P., Inc. and William V. Morgan
                            (Exhibit 10.1 to Kinder Morgan Energy Partners, L.P.'s
                            Quarterly Report on Form 10-Q (File No. 001-11234) filed
                            May 14, 1997).
       ***10.2           -- Kinder Morgan, Inc. 1999 Stock Awards Plan.
       ***10.3           -- Amended and Restated Registration Rights Agreement dated as of June 16, 1997, among Kinder Morgan, Inc. and its
                            stockholders.
       ***10.4           -- Form of Indemnity Agreement between Kinder Morgan, Inc.
                            and each of its officers and directors.

         *21             -- List of Subsidiaries
       ***23.1           -- Consent of Bracewell & Patterson, L.L.P. (included in
                            Exhibit 5)
       ***23.2           -- Consent of Arthur Andersen LLP
       ***23.3           -- Consent of PricewaterhouseCoopers LLP
         *27             -- Financial Data Schedule


------------


  * Previously filed.



 ** Incorporated by reference as indicated.



*** Filed herewith.


     (b) Financial Statement Schedules

     All financial statement schedules are omitted because the information is not required, is not material or is otherwise included in the financial statements or related notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant under the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on June 17, 1999.


                                            KINDER MORGAN, INC.

                                            By:   /s/ RICHARD D. KINDER
                                              ----------------------------------
                                                      Richard D. Kinder
                                                 Chairman and Chief Executive
                                                            Officer

                          ---------------------------

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below:


                      SIGNATURE                                         TITLE                  DATE
                      ---------                                         -----                  ----

                /s/ RICHARD D. KINDER                       Director, Chairman and Chief   June 17, 1999
-----------------------------------------------------         Executive Officer
                  Richard D. Kinder

                /s/ WILLIAM V. MORGAN                       Director, Vice Chairman and    June 17, 1999
-----------------------------------------------------         President
                  William V. Morgan

             /s/ DAVID G. DEHAEMERS, JR.                    Vice President and Treasurer   June 17, 1999
-----------------------------------------------------         (principal financial and
               David G. Dehaemers, Jr.                        accounting officer)

                               INDEX TO EXHIBITS


        EXHIBIT
         NUMBER
        -------

        ***1.1           -- Form of Underwriting Agreement by and among Kinder
                            Morgan, Inc., Goldman, Sachs & Co. and PaineWebber
                            Incorporated.
         **2.1           -- Purchase Agreement dated October 18, 1997, among Kinder
                            Morgan Energy Partners, L.P., Kinder Morgan G.P., Inc.,
                            Santa Fe Pacific Pipeline Partners, L.P., Santa Fe
                            Pacific Pipelines, Inc. and SFP Pipeline Holdings, Inc.
                            (Exhibit 2.1 to Amendment No. 1 to Kinder Morgan Energy
                            Partners' Registration Statement on Form S-4 (File No.
                            333-44519) filed February 4, 1998).
         **2.2           -- Master Agreement dated as of January 1, 1998, among Shell
                            Western E&P Inc., Shell Western Pipelines Inc., Shell
                            Cortez Pipeline Company, Shell CO(2) LLC, Shell CO(2)
                            General LLC, Shell Land & Energy Company, Kinder Morgan
                            Operating L.P. "A" and Kinder Morgan CO(2), LLC (Exhibit
                            2.2 to Kinder Morgan Energy Partners' Current Report on
                            Form 8-K (File No. 001-11234) filed March 18, 1998).
         **2.3           -- First Amended and Restated Agreement of Limited
                            Partnership dated as of March 5, 1998, by and between
                            Shell CO(2) General LLC, Kinder Morgan CO(2), LLC and
                            Shell CO(2) LLC (Exhibit 2.3 to Kinder Morgan Energy
                            Partners' Current Report on Form 8-K (File No. 001-11234)
                            filed March 18, 1998).
         **2.4           -- Amendment to the Limited Partnership Agreement of Shell
                            CO(2) Company, Ltd. dated as of September 30, 1998
                            (Exhibit 2.4 to Kinder Morgan Energy Partners' Annual
                            Report on Form 10-K (File No. 001-11234) filed March 15,
                            1999).
         **2.5           -- Assumption and Indemnification Agreement dated as of
                            January 1, 1998, among Shell CO(2) General LLC, Shell
                            CO(2) General LLC, Shell Western E&P Inc., Shell Western
                            Pipelines Inc., Shell Cortez Pipeline Company, Shell Land
                            & Energy Company, Kinder Morgan CO(2), LLC, Kinder Morgan
                            Operating L.P. "A" and Shell CO(2) Company, Ltd. (Exhibit
                            2.4 to Kinder Morgan Energy Partners' Current Report on
                            Form 8-K (File No. 001-11234) filed March 18, 1998).
         **2.6           -- Guaranty and Indemnification Agreement dated as of
                            January 1, 1998, between Shell Western E&P Inc. and
                            Kinder Morgan Energy Partners, L.P. (Exhibit 2.5 to
                            Kinder Morgan Energy Partners' Current Report on Form 8-K
                            (File No. 001-11234) filed March 18, 1998).
        ***2.7           -- Exchange Agreement dated June 16, 1999, among Kinder
                            Morgan, Inc. and all of its stockholders.
        ***3.1           -- Form of Restated Certificate of Incorporation of Kinder
                            Morgan, Inc.
          *3.2           -- Form of Restated Bylaws of Kinder Morgan, Inc.
        ***3.3           -- Form of Certificate of Designations of Series A Junior
                            Participating Preferred Stock and Series B Junior
                            Participating Preferred Stock.
         **3.4           -- Second Amended and Restated Agreement of Limited
                            Partnership of Kinder Morgan Energy Partners, L.P. dated
                            as of February 14, 1997 (Exhibit 3.1 to the Amendment No.
                            1 to Kinder Morgan Energy Partners' Registration
                            Statement on Form S-4 (File No. 333-44519) filed February
                            4, 1998).
        ***4.1           -- Specimen Certificate representing shares of common stock.

        EXHIBIT
         NUMBER
        -------
         **4.2           -- Indenture dated as of January 29, 1999 among Kinder
                            Morgan Energy Partners, the guarantors listed on the
                            signature page thereto and U.S. Trust Company of Texas,
                            N.A., as trustee, relating to Senior Debt Securities
                            (Exhibit 4.1 to Kinder Morgan Energy Partners' Current
                            Report on Form 8-K (File No. 001-11234) filed February
                            16, 1999).
         **4.3           -- First Supplemental Indenture dated as of January 29, 1999 among Kinder Morgan Energy Partners, the subsidiary
                            guarantors listed on the signature page thereto and U.S.
                            Trust Company of Texas, N.A., as trustee, relating to
                            $250,000,000 of 6.30% Senior Notes due February 1, 2009
                            (Exhibit 4.2 to Kinder Morgan Energy Partners' Current
                            Report on Form 8-K (File No. 001-11234) filed February
                            16, 1999).
         **4.4           -- Amended and Restated Credit Agreement dated as of
                            December 1, 1998 among Kinder Morgan Energy Partners,
                            Kinder Morgan Operating L.P. "B," the subsidiary
                            guarantors listed on the signature page thereto, the
                            lenders party thereto and First Union National Bank, as
                            agent (Exhibit 4.4 to Kinder Morgan Energy Partners'
                            Annual Report on Form 10-K for 1998 (File No. 001-11234)
                            filed March 15, 1999).
         **4.5           -- First Amendment, dated December 21, 1998, to Amended and
                            Restated Credit Agreement among Kinder Morgan Energy
                            Partners, Kinder Morgan Operating L.P. "B," the
                            subsidiary guarantors listed on the signature page
                            thereto, the lenders party thereto and First Union
                            National Bank, as agent (Exhibit 4.5 to Kinder Morgan
                            Energy Partners' Annual Report on Form 10-K for 1998
                            (File No. 001-11234) filed March 15, 1999).
         **4.6           -- First Mortgage Note Agreement dated December 8, 1988,
                            among Southern Pacific Pipe Lines Partnership, L.P. now
                            known as SFPP, L.P.) and the Purchasers listed on
                            Schedule A (a conformed composite of 54 separate
                            agreements, identical except for signatures) (Exhibit 4.2
                            to Santa Fe Pacific Pipeline Partners, L.P.'s Annual
                            Report on Form 10-K for 1988 (File No. 1-110066)).
         **4.7           -- Consent and Amendment dated as of December 19, 1997,
                            between the noteholders and SFPP, L.P. (a conformed
                            composite of the separate agreements with each
                            noteholder, identical except for signatures) (Exhibit
                            4.14.1 to Kinder Morgan Energy Partners' Annual Report on
                            Form 10-K for 1997 (File No. 001-11234) filed March 31,
                            1998).
         **4.8           -- Deed of Trust, Security Agreement and Fixture Filing,
                            dated December 8, 1988, between SFPP, L.P., its general
                            partner, Chicago Title Insurance Company and Security
                            Pacific National Bank (Exhibit 4.3 to Santa Fe Pacific
                            Pipeline Partners, L.P.'s Annual Report on Form 10-K for
                            1988 (File No. 1-110066)).
         **4.9           -- Trust Agreement dated December 19, 1988, between SFPP,
                            L.P., its general partner and Security Pacific National
                            Bank (Exhibit 4.4 to Santa Fe Pacific Pipeline Partners,
                            L.P.'s Annual Report on Form 10-K for 1988 (File No.
                            1-110066)).
         **4.10          -- Amended and Restated Credit Agreement dated as of August
                            11, 1997, among SFPP, L.P., Bank of America National
                            Trust and Savings Association, as agent, Texas Commerce
                            Bank National Association, as syndication agent, Bank of
                            Montreal, as documentation agent, BancAmerica Securities,
                            Inc., as arranger, and the lenders that are signatories
                            thereto. As the maximum allowable borrowings under this
                            facility do not exceed 10% of the Registrant's total
                            assets, this instrument is not filed as an exhibit to
                            this Report, however, the Registrant agrees to furnish a
                            copy of that instrument to the Securities and Exchange
                            Commission upon request.

        EXHIBIT
         NUMBER
        -------
         **4.11          -- Amended and Restated Credit Agreement dated as of June
                            18, 1998, among Kinder Morgan, Inc. and First Union
                            National Bank (Exhibit 10.2 to Kinder Morgan Energy
                            Partners, L.P.'s Annual Report on Form 10-K for 1998
                            (File No. 001-11234) filed March 15, 1999).
         **4.12          -- First Amendment to Credit Agreement dated as of August
                            26, 1998, among Kinder Morgan, Inc. and First Union
                            National Bank (Exhibit 10.3 to Kinder Morgan Energy
                            Partners, L.P.'s Annual Report on Form 10-K for 1998
                            (File No. 001-11234) filed March 15, 1999).
         **4.13          -- Second Amendment to Credit Agreement dated as of
                            September 8, 1998, among Kinder Morgan, Inc. and First
                            Union National Bank (Exhibit 10.4 to Kinder Morgan Energy
                            Partners, L.P.'s Annual Report on Form 10-K (File No.
                            001-11234) filed March 15, 1999).
        ***4.14          -- Third Amendment to Credit Agreement dated as of May 7,
                            1999, among Kinder Morgan, Inc. and First Union National
                            Bank.
        ***4.15          -- Form of Rights Agreement between Kinder Morgan, Inc. and
                            First Chicago Trust Company of New York, as rights agent.
        ***5             -- Form of opinion of Bracewell & Patterson, L.L.P. as to
                            the legality of the securities registered in this
                            prospectus.
        **10.1           -- Employment Agreement effective as of February 14, 1997, between Kinder Morgan G.P., Inc. and William V. Morgan
                            (Exhibit 10.1 to Kinder Morgan Energy Partners, L.P.'s
                            Quarterly Report on Form 10-Q (File No. 001-11234) filed
                            May 14, 1997).
       ***10.2           -- Kinder Morgan, Inc. 1999 Stock Awards Plan.
       ***10.3           -- Amended and Restated Registration Rights Agreement dated as of June 16, 1997, among Kinder Morgan, Inc. and its
                            stockholders.
       ***10.4           -- Form of Indemnity Agreement between Kinder Morgan, Inc.
                            and each of its officers and directors.
         *21             -- List of Subsidiaries)
       ***23.1           -- Consent of Bracewell & Patterson, L.L.P. (included in
                            Exhibit 5)
       ***23.2           -- Consent of Arthur Andersen LLP
       ***23.3           -- Consent of PricewaterhouseCoopers LLP
         *27             -- Financial Data Schedule


------------


  * Previously filed.



 ** Incorporated by reference as indicated.



*** Filed herewith.